UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
Sage Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SAGE THERAPEUTICS, INC.

215 FIRST STREET

CAMBRIDGE, MA 02142

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

We invite you to attend the 2024 Annual Meeting of Stockholders, or the Annual Meeting, of Sage Therapeutics, Inc. (referred to as “we,” “us,” the “Company” or “Sage”) which will be held online via live webcast on Monday, June 10, 2024, at 8:30 a.m. Eastern Time. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/SAGE2024, where you will be able to vote electronically. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting.

The purpose of the Annual Meeting is to take the following actions:

1.

to elect two directors, Elizabeth Barrett and Geno Germano, each to serve as a Class I director until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, or removal;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	to hold a non-binding advisory vote to approve the compensation paid to our named executive officers;

4.	to approve the Sage Therapeutics, Inc. 2024 Equity Incentive Plan, or the 2024 Plan; and

5.	to transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof.

The Annual Meeting will be held over the Internet in a virtual meeting format, via live webcast. There will be no in-person meeting, and you will only be able to attend the Annual Meeting virtually via the webcast. Only our stockholders of record at the close of business on April 16, 2024, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of registered stockholders will be available at our principal executive offices during ordinary business hours for examination by any stockholder of record for a period of ten days ending on the day before the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s, or SEC’s, “notice and access” rules. On or about April 24, 2024, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access our proxy materials, including our proxy statement and our 2023 Annual Report to Stockholders, or 2023 Annual Report. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers printing and distribution costs and reduces the environmental impact of the Annual Meeting. The Notice also instructs you on how to submit your proxy or voting instructions through the Internet.

The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2023 Annual Report. Other stockholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Your vote is important. Whether or not you plan to participate in the virtual Annual Meeting, we hope you will take the time to vote your shares. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting.

By Order of the Board of Directors,

President, Chief Executive Officer and Director

April 24, 2024

SAGE THERAPEUTICS, INC.

215 FIRST STREET

CAMBRIDGE, MA 02142

PROXY STATEMENT SUMMARY

The summary highlights certain information related to topics discussed throughout this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

VIRTUAL ANNUAL MEETING INFORMATION

Date:	Monday, June 10, 2024
Time:	8:30 a.m. Eastern Time
Location:	Online at www.virtualshareholdermeeting.com/SAGE2024
Because the Annual Meeting is being held virtually, you will not be able to attend the Annual Meeting in person.
Record Date:	April 16, 2024

HOW TO VOTE

By Internet	By telephone	By mailing your Proxy Card	During the meeting

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign your proxy card and send by free post	Vote during the live webcast of the Annual Meeting

You may vote by Internet 24 hours a day, seven days per week. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m. Eastern Time on June 9, 2024.

	You may vote using a touch-tone telephone by calling 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on June 9, 2024.	If you received printed proxy materials, you may submit your vote by completing, signing and dating your proxy card or voting instruction form and returning it in the prepaid envelope. Proxy cards submitted by mail must be received no later than June 9, 2024.

You may vote during the Annual Meeting

by going to: www.virtualshareholdermeeting.com/SAGE2024. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. If you previously voted via the Internet, by telephone, or by mail, that vote will not limit your right to vote online at the Annual Meeting.

If you plan to attend the Annual Meeting, we recommend that you visit the link for the live webcast at www.virtualshareholdermeeting.com/SAGE2024 and log in with your 16-digit control number prior to the start time of 8:30 a.m. Eastern Time to ensure you are fully logged in when the Annual Meeting begins. If you attend the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Stockholders wishing to vote their shares electronically during the Annual Meeting should refer to their Notice for instructions regarding voting electronically during the Annual Meeting.

A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder as of the record date may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/SAGE2024.

•	To enter the Annual Meeting, please have your 16-digit control number ready, which is available on your Notice, proxy card or voting instruction form.

•	You may vote and submit questions in accordance with the applicable rules of conduct during the Annual Meeting by following the instructions on the log-in page for the webcast.

•

If you encounter any technical difficulties or trouble accessing the live webcast of the Annual Meeting or other technical issues during the Annual Meeting, please call the technical support number that will be posted on the log-in page for the Annual Meeting for assistance.

CAST YOUR VOTE RIGHT AWAY

Please cast your vote right away on all of the proposals listed below to ensure that your shares are represented.

	More Information	Board of Directors Recommendation

PROPOSAL 1: Election of two Class I Directors	Page 12	FOR each nominee
PROPOSAL 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	Page 30	FOR
PROPOSAL 3: Advisory vote to approve the compensation paid to our named executive officers	Page 32	FOR
PROPOSAL 4: Approval of the 2024 Plan	Page 33	FOR

STOCKHOLDER ENGAGEMENT AND GOVERNANCE HIGHLIGHTS

Stockholder Engagement

We believe that effective corporate governance includes active and regular engagement with our stockholders, and we are committed to investing time with our stockholders to increase transparency and gain a better understanding of the practices our stockholders most value. We seek to conduct a robust year-round stockholder outreach program to solicit and understand our stockholders’ perspectives on our executive compensation, corporate governance and disclosure practices, among other matters. Our Board of Directors, the Compensation Committee of our Board of Directors, or our Compensation Committee, and the Nominating and Corporate Governance Committee of our Board of Directors, or our Nominating and Corporate Governance Committee, consider feedback received from this effort and other input from our stakeholders and advisors in determining what further governance and compensation actions, if any, are in the best interest of the Company and its stockholders. For example, in late 2023, we consulted several of our largest stockholders specifically to solicit their feedback about option exchange programs, including their perspectives on certain design elements being considered at that time for an option exchange program for our employees. We incorporated this feedback in our design of an option exchange program approved by our stockholders at a special meeting of stockholders held on January 31, 2024, and completed on February 21, 2024.

Between mid-2023 and early 2024, we solicited feedback from stockholders representing approximately 87% of our outstanding shares based on public filings as of December 31, 2023 and engaged with stockholders then representing approximately 67% of our outstanding shares to seek input on our corporate governance and compensation matters. The key topics discussed included executive compensation, board composition, and the option exchange program discussed above. We value the variety of perspectives we receive during these discussions and the opportunity they present to deepen our understanding of stockholder interests and explain our motivations and priorities with respect to our governance and compensation practices.

We intend to continue our stockholder outreach following the filing of this Proxy Statement with the SEC, to seek support for the Annual Meeting proposals and to solicit additional feedback regarding governance and compensation matters of importance to our stockholders, as well as following the Annual Meeting, regardless of the vote results on the proposals included herein.

Governance Highlights

We are committed to maintaining strong corporate governance practices and regularly reviewing our corporate governance practices to continue building on our success and long-term stockholder value. The highlights of our corporate governance practices include the following:

Governance Highlights
• All of our directors are independent, other than Barry E. Greene, our Chief Executive Officer, and Jeffrey M. Jonas, M.D., our former Chief Innovation Officer.	• We have an independent Chair of our Board of Directors that is separate from the Chief Executive Officer position.

•  We have adopted a robust Code of Business Conduct and Ethics, called our Values Code and which we refer to in this Proxy Statement as our Values Code, and Corporate Governance Guidelines. Our Values Code

• All of our directors attended at least 75% of board and committee meetings in 2023, and on average our directors had a 94% attendance rate.

Governance Highlights
and Corporate Governance Guidelines are each published on our website at http://investor.sagerx.com/corporate-governance.

• 100% independence among members of our Audit, Compensation and Nominating and Corporate Governance Committees.

•   We believe all of our directors meet the director commitment recommendations set forth by the proxy advisory firm Institutional Shareholder Services (ISS) and all but one of our directors meet the director commitment recommendations set forth by proxy advisory firm Glass Lewis.

•   Our Nominating and Corporate Governance Committee charter and director recruitment policy include a requirement to instruct any search firm engaged in a search for Board of Directors candidates to include qualified candidates with diversity of race, ethnicity or gender in the pool of candidates for every open board seat; consistent with these efforts, we appointed an additional female director to our Board of Directors in March 2023.

•   In 2023, we increased the proportion of equity awards granted as performance restricted stock units, or PSUs, for our leadership team, with a portion of such PSUs vesting only upon our achievement of certain total stockholder return, or TSR, milestones. We continued the practice of granting TSR equity awards to our leadership team in 2024.

• We seek annual advisory approval of executive compensation by our stockholders.	• We conduct regular executive sessions of independent directors at meetings of our Board of Directors.
• We adopted a compensation recovery policy, or clawback policy, in 2023 in compliance with applicable Nasdaq Stock Market, or Nasdaq, rules.	• We have adopted executive and non-employee director stock ownership guidelines, overseen by our Compensation Committee.
• We do not have a stockholder rights plan, a takeover defense commonly referred to as a “poison pill.”	• Our Board of Directors and each of its committees conduct periodic self-evaluations of the Board of Directors and its committees.
• Our independent directors conduct an annual evaluation of our Chief Executive Officer.	• We prohibit our insiders, including our executive team, from pledging our securities or purchasing our securities on margin.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each as of April 16, 2024, are set forth below.

Name	Director Since	Age	Independent
Elizabeth Barrett	2019	60	Yes
Geno Germano	2016	63	Yes

We believe Ms. Barrett’s qualifications to sit on our Board of Directors include her executive and commercial launch experience and years of leadership in the pharmaceutical industry. We believe Mr. Germano’s qualifications to serve on our Board of Directors include his extensive leadership and operating experience in the pharmaceutical industry in multiple therapeutic categories and global markets at several pharmaceutical companies.

Executive Compensation Highlights

We have a pay-for-performance compensation philosophy, and as a result, we seek to align actual compensation levels for our executive officers, including our named executive officers, with the achievement of corporate goals and individual performance. We had a number of major accomplishments in 2023, including those identified in the table below, which factored into our performance assessment for the purposes of funding our annual bonus incentive plan, or the Annual Bonus Incentive Plan, for 2023 for all employees, including our named executive officers. Our business highlights are more fully discussed in the section of this Proxy Statement entitled “Executive Officer and Director Compensation—Compensation Discussion and Analysis.”

Select 2023 Business Highlights

•   Our product ZURZUVAE™ (zuranolone) was approved by the U.S. Food and Drug Administration, or FDA, on August 4, 2023, for the treatment of postpartum depression, or PPD, in adults and became commercially available in the U.S. in December 2023.

•   In December 2023, we and Biogen completed screening in the Phase 2b KINETIC 2 placebo-controlled study of SAGE-324 in essential tremor, setting the stage for the study to complete enrollment in January 2024.

•   We ended 2023 with cash, cash equivalents and marketable securities of approximately $753 million.

•   In 2023, we achieved multiple development milestones with respect to dalzanemdor (SAGE-718), including:

○  advanced our ongoing Phase 2 clinical trials evaluating dalzanemdor in patients with cognitive impairment associated with Huntington’s disease, Parkinson’s disease and Alzheimer’s disease, including completing enrollment in the Phase 2 PRECEDENT placebo-controlled study of dalzanemdor in patients with mild cognitive impairment due to Parkinson’s disease; and

○  received Orphan Drug Designation from the FDA and European Medicines Agency for dalzanemdor for the potential treatment of Huntington’s Disease.

SAGE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 24, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this Proxy Statement and our 2023 Annual Report, and view instructions on how to vote online or by telephone. Our proxy materials, including the Notice, this Proxy Statement and the accompanying proxy card or, for shares held in “street name” (held for your account by a broker or other nominee), a voting instruction form, and the 2023 Annual Report, will be mailed or made available to stockholders on the Internet on the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials for most stockholders over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 24, 2024. The Notice will provide instructions as to how stockholders may access and review our proxy materials, including this Proxy Statement, the proxy card and our 2023 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to a requesting stockholder by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of the 2024 Annual Meeting of Stockholders, this Proxy Statement and our 2023 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this Proxy Statement.

Important Notice Regarding the Internet Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 10, 2024

This Proxy Statement and our 2023 Annual Report are available for viewing, printing and downloading at http://www.proxyvote.com.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, attention Investor Relations. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023 are also available on the SEC’s website at http://www.sec.gov.

Where and when is the Annual Meeting?

The Annual Meeting will be held on Monday, June 10, 2024 at 8:30 a.m. Eastern Time. To afford the same rights and opportunities to participate in the Annual Meeting to all stockholders irrespective of location, the Annual Meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder as of the record date may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/SAGE2024. The webcast will begin at 8:30 a.m. Eastern Time.

•	To enter the Annual Meeting, please have your 16-digit control number ready, which is available on your Notice, proxy card or voting instruction form.

•	You may vote and submit questions in accordance with the applicable rules of conduct during the Annual Meeting by following the instructions on the log-in page for the webcast.

If you plan to attend the Annual Meeting, we recommend that you visit the link for the live webcast at www.virtualshareholdermeeting.com/SAGE2024 and log in with your 16-digit control number prior to the start time of 8:30 a.m. Eastern Time to ensure you are fully logged in when the Annual Meeting begins. If you attend the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Stockholders wishing to vote their shares electronically during the Annual Meeting should refer to their Notice for instructions regarding voting electronically during the Annual Meeting.

What do I need in order to be able to participate in the Annual Meeting online?

You will need the 16-digit control number included on your Notice or your proxy card in order to be able to access the Annual Meeting and vote your shares or submit questions during the Annual Meeting.

What if during the Annual Meeting I have technical difficulties or trouble accessing the live webcast of the Annual Meeting?

If you encounter any technical difficulties or trouble accessing the live webcast of the Annual Meeting or other technical issues during the Annual Meeting, please call the technical support number that will be posted on the log-in page for our virtual Annual Meeting for assistance.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 16, 2024.

How many votes can be cast by all stockholders?

There were 60,182,031 shares of our common stock, par value $0.0001 per share, outstanding on April 16, 2024, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. We had no shares of preferred stock outstanding as of April 16, 2024.

How do I vote?

You may vote your shares over the Internet, by telephone or during the Annual Meeting by going to www.virtualshareholdermeeting.com/SAGE2024. If you requested and/or received a printed version of the proxy card, you may also vote by mail.

•

By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days per week. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m. Eastern Time on June 9, 2024.

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on June 9, 2024.

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 9, 2024.

•	During the Annual Meeting. You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SAGE2024. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting. Online check-in will begin at 8:15 a.m. Eastern Time on June 10, 2024. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/SAGE2024.

Voting deadlines and availability of telephone and Internet voting for beneficial owners whose shares are held in street name by a bank, broker or nominee depend on the voting processes of the entity that holds their shares. If your shares are held in street name, we urge you to carefully review and follow the voting instruction form and any other materials that you might receive from the entity that is the record holder of your shares. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may join the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or nominee (preferably at least 5 business days before the Annual Meeting) and obtain a “legal proxy” in order to be able to join the Annual Meeting.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How do I revoke my proxy?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

•

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m. Eastern Time on June 9, 2024.

•	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, to be received no later than June 9, 2024, will be counted.

•	Participate in the Annual Meeting virtually via the Internet and vote again. Participating in the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, unless you vote again.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or Bylaws, provide that a majority of the shares entitled to vote, present at the Annual Meeting or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank, dealer or other agent) or if you vote online during the Annual Meeting. Under the General Corporation Law of the State of Delaware, or the DGCL, shares that are voted “abstain” or “withheld” and, in specified circumstances, broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If there is no quorum, the holders of a majority of shares present by virtual attendance at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How is the vote counted?

In accordance with our Bylaws, directors are elected by a plurality of the votes properly cast by the stockholders entitled to vote on the election of directors at the Annual Meeting. Under our Bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or our Bylaws. Therefore, at the Annual Meeting, the two nominees receiving the most votes FOR election will be elected as directors (Proposal 1), and each other proposal will be approved if a majority of the votes properly cast are voted FOR the proposal (Proposals 2, 3, and 4). Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that matter or has not received instructions from the beneficial owner.

If your shares are held in street name by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to “discretionary” matters but will not be allowed to vote your shares with respect to “non-discretionary matters.” Proposals 1, 3, and 4 are non-discretionary matters. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary matter, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We have engaged Alliance Advisors to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary expense disbursements, which are not expected to exceed $18,500 in total.

How are matters submitted for consideration at an annual meeting?

Stockholder proposals intended to be presented at the next annual meeting of our stockholders after the upcoming Annual Meeting must satisfy the requirements set forth in the advance notice provisions under our Bylaws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at 215 First Street, Cambridge, Massachusetts 02142 between the close of business on February 10, 2025, and March 12, 2025. If the next annual meeting of the stockholders is scheduled to take place before May 11, 2025, or after August 9, 2025, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2025 must satisfy the requirements of Rule 14a-8 under the Exchange Act and be received not later than December 25, 2024. If the date of such annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring stockholder action, which are as follows:

•	Proposal 1, which requests the election of two Class I directors to the Board of Directors;

•	Proposal 2, which requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

•	Proposal 3, which requests a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement; and

•	Proposal 4, which requests stockholder approval of the 2024 Plan.

Each of the above proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors may be filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the Board of Directors, and may not be filled by holders of our common stock. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the following current Class I members: Elizabeth Barrett and Geno Germano. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2027 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

Steven Paul, M.D. has notified the Board of Directors of his intention to retire from the Board of Directors when his current term ends at the Annual Meeting. Dr. Paul’s decision is not the result of any disagreement with us on any matter relating to our operations, policies or practices. In connection with his retirement, the authorized number of directors on the Board of Directors will be reduced from nine to eight and the number of Class I directors will be reduced from three to two.

The names of and certain information about the directors in each of the three classes are set forth below.

It is intended that proxies will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. Each of the nominees has indicated his or her willingness to serve as a Class I director if elected. We have no reason to believe that any nominee will be unable to serve. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, however, the proxies may be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each as of April 16, 2024, are set forth below.

Name	Roles at Sage	Director Since	Age	Independent
Elizabeth Barrett	• Member of the Audit Committee • Member of the Compensation Committee	2019	61	Yes
Geno Germano	• Chair of the Board of Directors • Chair of the Nominating and Corporate Governance Committee	2016	63	Yes

Directors Not Up for Election at the Annual Meeting

The names of and certain information as of April 16, 2024, about the members of the Board of Directors who are not standing for re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices/Committee Memberships at Sage	Class and Year in Which Term Will Expire	Director Since	Age	Independent
Michael F. Cola	• Chair of the Compensation Committee • Member of the Science and Technology Committee	Class III—2026	2014	64	Yes
James M. Frates	• Chair of the Audit Committee • Member of the Compensation Committee	Class II—2025	2014	56	Yes
Jessica J. Federer	• Member of the Audit Committee	Class III—2026	2023	41	Yes
George Golumbeski, Ph.D.	• Member of the Nominating and Corporate Governance Committee	Class II—2025	2019	66	Yes
Barry E. Greene	• Chief Executive Officer	Class III—2026	2020	60	No
Jeffrey M. Jonas, M.D.	• Chair of the Science and Technology Committee	Class III—2026	2013	71	No

Biographical Information Concerning Our Board of Directors

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee for our directors.

Elizabeth (Liz) Barrett. Ms. Barrett has served as a member of our Board of Directors since January 2019. Ms. Barrett has served as President and Chief Executive Officer and a board member of UroGen Pharma Ltd., a commercial-stage biopharmaceutical company since January 2019. She previously served as Chief Executive Officer of Novartis Oncology, or Novartis, from February to December 2018. Prior to Novartis, she was Global President, oncology at Pfizer Inc., or Pfizer, from 2015 to 2018. From 2009 to 2015, she held a series of leadership positions at Pfizer, including President, Europe, Global Innovative Pharma, President, North America, and President, U.S. Oncology business unit. Prior to Pfizer, from 2006 to 2009, Ms. Barrett was Vice President and General Manager of the Oncology business unit at Cephalon Inc. She also held senior roles across multiple market sectors at Johnson & Johnson from 1993 to 2006. In addition, Ms. Barrett has served as a member of the board of directors of Allogene Therapeutics, Inc., a public clinical stage immune-oncology company, since July 2021. Ms. Barrett received a B.S. from the University of Louisiana and an M.B.A. from Saint Joseph’s University. We believe Ms. Barrett’s qualifications to sit on our Board of Directors include her executive experience and years of leadership in the pharmaceutical industry.

Michael F. Cola. Mr. Cola has served as a member of our Board of Directors since September 2014. Mr. Cola has served as an advisor for Yale Ventures since October 2022 and an advisor for Mayo Ventures since June 2022. He served as Chief Executive Officer and a board member of Avalo Therapeutics, Inc. (formerly Cerecor, Inc.), or Avalo, a biopharmaceutical company, from February 2020 to February 2022. Prior to Avalo, Mr. Cola served as Chief Executive Officer of Aevi Genomic Medicine, Inc., or Aevi, a biopharmaceutical company formerly named Medgenics, Inc. from 2013 to February 2020. Prior to joining Aevi, from 2005 to 2012, he served as president of specialty pharmaceuticals at Shire plc, or Shire, a global specialty pharmaceutical company. Previously, from 2000 to 2005, Mr. Cola served as a Growth Capital Provider and President of the life sciences group for Safeguard Scientifics, Inc., where he served as Chairman and Chief Executive Officer of Clarient, Inc., and Chairman of Laureate Pharma, Inc. In addition, Mr. Cola has held senior positions in product development and commercialization at Astra Merck Inc., where he led Phase 2 through Phase 4 clinical development efforts, and at AstraZeneca plc., where he led clinical development worldwide. He also currently serves on the board of directors of Phathom Pharmaceuticals, Inc., a late-stage biopharmaceutical company. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. We believe Mr. Cola’s qualifications to sit on our Board of Directors include his extensive experience working for various pharmaceutical and biotechnology companies.

James M. Frates. Mr. Frates has served as a member of our Board of Directors since May 2014. Since January 2021, Mr. Frates has served as the Chief Financial Officer of Amylyx Pharmaceuticals, Inc., a pharmaceutical company focused on developing new treatments for amyotrophic lateral sclerosis (ALS), Alzheimer’s disease and other neurodegenerative diseases. Mr. Frates previously served as Senior Vice President and Chief Financial Officer of Alkermes plc from September 2011 until January 2021. From 2007 to 2011, Mr. Frates served as Senior Vice President and Chief Financial Officer of Alkermes, Inc. From 1998 to 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes, Inc. From 1992 to 1994 and 1996 to 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time, he was employed at Morgan Stanley & Co. Mr. Frates earned an A.B. in government from Harvard College and an M.B.A. from Harvard Business School. We believe Mr. Frates’ qualifications to sit on our Board of Directors include his leadership experience, financial expertise, business judgment and industry knowledge.

Geno Germano. Mr. Germano has served as the Chair of our Board of Directors since January 2024 and as a member of our Board of Directors since July 2016. Since August 2018, Mr. Germano has served as President and Chief Executive Officer and a board member of Elucida Oncology, Inc., a biotechnology company. He previously served as President of Intrexon Corporation, or Intrexon, a leader in engineering and industrialization of biology, from June 2016 to March 2017. Prior to joining Intrexon, from 2014 to February 2016, Mr. Germano was Group President of the Global Innovative Pharma Business of Pfizer, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee at Pfizer from 2013 to February 2016. Previously, from 2009 through 2013, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets. Additionally, Mr. Germano has served on the board of directors of Precision Biosciences, Inc., a clinical stage biotechnology company, since March 2020, and in the past five years, Mr. Germano served on the boards of directors of Bioverativ Inc. (acquired by Sanofi S.A. in March 2018) and The Medicines Company (acquired by Novartis AG in January 2020). Mr. Germano received his B.S. in Pharmacy from Albany College of Pharmacy. We believe Mr. Germano’s qualifications to serve on our Board of Directors include his over 30 years of experience in the pharmaceutical industry and his consistent track record of improving operating performance and increasing shareholder value, including across numerous leadership roles in multiple therapeutic categories and global markets at several pharmaceutical companies.

George S. Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board of Directors since January 2019. Since October 2020, Dr. Golumbeski has served as a partner at DROIA Ventures, a venture capital firm focused on therapeutics for oncology and genetic disease, and previously served as the President of GRAIL, Inc., a health-care company focused on the early detection of cancer, from August 2018 to September 2019. From 2009 to April 2018, Dr. Golumbeski was employed by Celgene Corporation, or Celgene, as Executive Vice President of Business Development. Prior to Celgene, Dr. Golumbeski was Vice President of Business Development, Licensing, and Strategy at Novartis. Earlier in his career, he held leadership positions at Elan Pharmaceuticals Inc. and Schwarz Pharma AG, where he focused on neurology and neuropsychiatry therapeutics. Dr. Golumbeski has served on the boards of directors of Shattuck Labs, Inc., a public clinical-stage biotechnology company focused on cancer and autoimmune disease, since January 2018 and MorphoSys AG, a public commercial-stage biopharmaceutical company focused on cancer, since May 2018. He previously served on the board of directors of Enanta Pharmaceuticals, Inc., a public clinical stage biotechnology company focused on viral infections from February 2014 through March 2021. He also serves on the boards of directors of various private companies. Dr. Golumbeski received a B.A. in Biology from the University of Virginia and a Ph.D. in Genetics from the University of Wisconsin—Madison. We believe Dr. Golumbeski’s qualifications to sit on our Board of Directors include his years of experience in research and development, business development and leadership at various pharmaceutical companies.

Barry E. Greene. Mr. Greene has served as our Chief Executive Officer and President since December 2020 and as a member of our Board of Directors since October 2020. Mr. Greene served as President of Alnylam Pharmaceuticals, Inc., or Alnylam, a public biopharmaceutical company, from 2007 through September 2020, and served as its Chief Operating Officer from 2003 to September 2016. Prior to Alnylam, he was General Manager of Oncology at Millennium Pharmaceuticals, Inc., a public biopharmaceutical company. Prior to joining Millennium in 2001, Mr. Greene served as Executive Vice President and Chief Business Officer for Mediconsult.com, a healthcare consulting company. Prior to joining Mediconsult.com, Mr. Greene’s experience included serving as Vice President of Marketing and Customer Services for AstraZeneca (formerly AstraMerck), a pharmaceutical company; Vice President, Strategic Integration with responsibility for the AstraZeneca North American post-merger integration; and a partner of Andersen Consulting, a consulting company. Mr. Greene has served as a member of the board of directors of Karyopharm Therapeutics, Inc., since 2013 and previously served as a member of the boards of directors of Acorda Therapeutics, Inc., a public biotechnology company focused on nervous system disorders, from January 2007 to August 2021 and BCLS Acquisition Corporation, a former special purpose acquisition company, from October 2020 to October 2022. Mr. Greene received his B.S. in Industrial Engineering from the University of Pittsburgh and served as a Senior Scholar at Duke University’s Fuqua School of Business. We believe Mr. Greene’s qualifications to sit on our Board of Directors include his extensive experience and leadership in the healthcare and biopharmaceutical industries, including his experience serving as Chief Executive Officer at Sage.

Jeffrey M. Jonas, M.D. Dr. Jonas has served as a member of our Board of Directors since August 2013. Dr. Jonas is a partner at Cure Ventures, a life sciences venture capital firm. Prior to joining Cure Ventures in 2024, Dr. Jonas served as Chief Executive Officer and a Director of ABio-X, a private biotechnology incubator from November 2022 to January 2024. From December 2020 to November 2022, Dr. Jones served as our Chief Innovation Officer. Prior to assuming his role as Chief Innovation Officer, he had served as our President and Chief Executive Officer from August 2013 to December 2020. From 2012 to 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire, and from 2008 to 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. Dr. Jonas served from 2007 to 2008 as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc.; from 2006 to 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc.; and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas currently serves on the board of directors of Generation Bio Co., a public biotechnology company, and Noema Pharma AG, a private biotechnology company. Dr. Jonas also served on the board of directors of Karuna Therapeutics, Inc., or Karuna, a public biopharmaceutical company, from October 2018 until its acquisition by Bristol Myers Squibb in March 2024. Dr. Jonas has authored more than 200 books, provided guidance on scientific articles and abstracts, and has received numerous awards. Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. We believe Dr. Jonas’ qualifications to serve on our Board of Directors include his over 20 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the central nervous system field, including his past experience serving as Chief Executive Officer and Chief Innovation Officer at Sage.

Jessica J. Federer. Ms. Federer has served as a member of our Board of Directors since March 2023. Ms. Federer has served as a senior external advisor for McKinsey & Company since January 2024. She previously served as a Partner at Boston Millennia Partners, an investment fund focused on health technology companies, from May 2017 to September 2022. Ms. Federer also served as Chief Digital Officer at Bayer A.G. from October 2014 to January 2017, and in other leadership roles in regulatory affairs, market access, communications, and public affairs at Bayer A.G. beginning in 2008. She has served on the board of Aspivix SA, a private medical device company based in Switzerland, since December 2023, and as a board member of Pluto Health, a private health tech company, since September 2022. She has also served as an investment advisory board member of the Blavatnik Fund at Yale Ventures, since August 2023; a board member of Angelini Ventures, based out of Rome, Italy, since April 2022; and as a member of the Yale Institutional Review Board for oncology since December 2021. Ms. Federer served on the United Nations International Telecommunication Union (ITU) advisory board from July 2016 to July 2018. She began her public health career as an analyst at the Agency for Healthcare Research and Quality in the U.S. Department of Health and Human Services. Ms. Federer received a B.S. from the George Washington University and a M.P.H. from Yale University. We believe Ms. Federer’s qualifications to sit on our Board of Directors include her extensive experience and leadership in the life sciences industry and track record of using technology to help improve access and care.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting, which means that the two nominees receiving the most votes FOR election will be elected. Broker non-votes will not affect the outcome of the election, and proxies marked to withhold authority with respect to one or more nominees will not affect the outcome of the election for such nominees.

The proposal for the election of directors relates solely to the election of two Class I directors nominated by our Board of Directors.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the Class I director nominees listed above.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Mr. Greene and Dr. Jonas, are independent, as determined in accordance with the rules of Nasdaq. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our common stock by each non-employee director. In considering the independence of our directors, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chair of the Board of Directors, or Chair of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to the position, as well as the commitment required to serve as the Chair of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not been affected by its leadership structure. Although our Bylaws do not require our Chair of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Classified Board Structure. Our Board of Directors currently consists of nine members and is currently divided into three classes with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of four directors. In connection with Dr. Paul’s retirement, the authorized number of directors on the Board of Directors will be reduced from nine to eight and the number of Class I directors will be reduced from three to two. Each class has a three-year term. At each annual meeting of our stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Vacancies on our Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or his or her earlier resignation or removal.

Our Nominating and Corporate Governance Committee and our Board of Directors continue to believe that our classified board structure remains in the best interests of our business and our stockholders, and a prudent protection for a company of our size and stage of development, for the following key reasons:

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Strategic Leadership and Institutional Knowledge. In light of the operational challenges, complexities and overall long-term nature of a business in our industry, our Board of Directors believes that experienced directors who are knowledgeable about our business are a valuable resource that can help promote the short- and long-term interests of our stockholders. A three-year term helps ensure that at least a majority of our Board of Directors at any given time will have experience with and a thorough knowledge of our business and a deep understanding of our strategic goals, promoting stability on the Board of Directors and allowing any new directors to learn from continuing directors.

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Protection of Stockholder Value. With only approximately one-third of our directors up for election each year, a classified board structure helps protect and potentially maximize stockholder value by safeguarding our business against hostile or potentially unfair third-party takeover attempts, since a change to majority control of our Board of Directors would require a longer period of time to implement. As a result, while a classified board does not prevent unsolicited acquisition proposals, we believe it would encourage a potential acquiror to negotiate with our Board of Directors, which would allow us the valuable opportunity to consider alternatives that may maximize stockholder value.

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Accountability to Stockholders. A classified board continues to have fiduciary duties under the DGCL and remains accountable to our stockholders. Our Board of Directors has implemented a number of measures to promote accountability of board members, including adoption of our Values Code, and a required annual self-evaluation of our Board of Directors and its committees led by our Nominating and Corporate Governance Committee. In addition, because it is our intent to maintain three classes of our Board of Directors that each contain as equal a number of directors as is practicable, a majority of our Board of Directors stands for election during any two-year period, which helps protect the interest of our stockholders.

Notably, as of the date of our last assessment of the board structure of our peers in March 2023, over 75% of the companies in our 2023 Peer Group, which is described below under “Executive Officer and Director Compensation – Compensation Discussion and Analysis,” had classified boards. Our Board of Directors will continue to periodically assess the value of a classified Board to determine whether it remains in the best interests of our business and our stockholders.

Plurality Voting. Pursuant to our Bylaws, directors are elected by a plurality of the votes properly cast by the stockholders entitled to vote on the election of directors at each annual meeting of stockholders. This means that the nominees who receive the greatest number of votes are elected. Our Nominating and Corporate Governance Committee seeks to nominate directors that serve the best interests of our business and our stockholders. Our Board of Directors believes that plurality voting is in our best interests and the best interests of our stockholders because it avoids the possible consequences of a “failed election,” such as an unanticipated vacancy that could impact our ability to comply with applicable Nasdaq listing standards or securities laws with respect to committee composition or director independence, by significantly increasing the likelihood that all open positions up for election are filled at each director election.

We believe stockholders continue to have a strong voice in our director elections. Stockholders may use the “withhold” vote as a means to communicate dissatisfaction with a director nominee or our Board of Directors as a whole. For example, in 2021, in direct response to stockholder feedback regarding director commitments, including by way of withholding majority support for a director nominee, our Nominating and Corporate Governance Committee determined that, going forward, in the event that any director nominee were to receive less than majority stockholder support at a Sage annual meeting of stockholders as an apparent result of his or her number of other board memberships, our Board of Directors would evaluate the director nominee’s other commitments and assess his or her ability to dedicate the requisite time and attention to our business in order to effectively fulfill his or her responsibilities as a member of our Board of Directors.

Over 75% of companies in our 2023 Peer Group used plurality voting as of the date of our last assessment of peer company voting standards in March 2023. Our Board of Directors will continue to periodically assess the value of plurality voting and remains open to stockholder feedback on this matter.

Supermajority Voting Standards in Governing Documents. As required by the DGCL, any amendment of our Certificate of Incorporation must first be approved by a majority of our Board of Directors, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment. An amendment to our Certificate of Incorporation relating to stockholder actions, provisions concerning the structure and composition of our Board of Directors, limitation of liability and additional amendments to our Certificate of Incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment. Our Bylaws may be amended (i) by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in our Bylaws, (ii) by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or (iii) if the Board of Directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment. In addition, our Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors.

Our Board of Directors continues to believe that the supermajority voting standards in our Certificate of Incorporation and Bylaws are in the best interests of the Company and stockholders. These standards ensure that a large majority of stockholders are in alignment with any stockholder action to change our fundamental corporate documents or remove a director. In addition, supermajority voting standards can help safeguard the business against potentially unfair or hostile third-party takeover attempts, encouraging potential acquirors to communicate with our Board of Directors, who may then consider appropriate alternatives and maximize stockholder value for all stockholders.

As of the date of our last assessment in March 2023, all but one company in our 2023 Peer Group had supermajority voting standards for fundamental corporate changes. Our Board of Directors will continue to periodically assess the value of these standards to stockholder value.

Board Meetings and Committees. Our Board of Directors held ten meetings during 2023. The directors regularly hold executive sessions comprised of only independent directors at meetings of the Board of Directors. During 2023, none of our directors then in office attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of our Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of our stockholders, barring significant commitments or special circumstances. All of our then-current directors attended the 2023 annual meeting of stockholders.

Our Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Science and Technology Committee.

Audit Committee. The current members of the Audit Committee of our Board of Directors, or our Audit Committee, are Elizabeth Barrett, Jessica J. Federer, and James M. Frates. Mr. Frates serves as the Chair of the Audit Committee. Michael F. Cola previously served as a member of the Audit Committee until January 2024, at which time our Board of Directors appointed Ms. Federer to serve on the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated James M. Frates as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

•	appointing, retaining and terminating, determining the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

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reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

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monitoring and regularly reporting to our Board of Directors regarding the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

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reviewing and discussing guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management, including major financial and cybersecurity risk exposures and the steps that our management has taken to monitor and control such exposures;

•	establishing expectations for, overseeing, and evaluating the effectiveness of a compliance and ethics program that advances a culture of integrity and upholds our Values Code; and

•	conducting or authorizing investigations into any matters within the scope of its responsibilities as it shall deem appropriate.

The Audit Committee held four meetings during 2023. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available on our website at http://investor.sagerx.com/corporate-governance.

Compensation Committee. The current members of the Compensation Committee of our Board of Directors are Elizabeth Barrett, James M. Frates and Michael F. Cola. Mr. Cola serves as the Chair of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules.

The Compensation Committee’s responsibilities include:

•	annually reviewing and making recommendations to our Board of Directors with respect to corporate goals relevant to the compensation of our executive officers;

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evaluating the performance of our Chief Executive Officer in light of such corporate goals and making recommendations to our Board of Directors with respect to determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers and any members of our leadership who report directly to the Chief Executive Officer;

•	reviewing and establishing our overall management compensation philosophy and policy;

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overseeing and administering our compensation and similar plans, including reviewing the compensation programs of peer group companies and making recommendations to the Board of Directors in order to ensure that our compensation programs and practices are competitive and supportive of our strategy and objectives;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

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overseeing our compliance with SEC rules regarding stockholder approval of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, overseeing stockholder engagement on executive compensation matters, and considering any adjustments to executive compensation policies and practices as a result of say-on-pay proposals;

•	establishing and overseeing compliance with stock ownership guidelines for executive officers and non-employee directors;

•	recommending for approval by our Board of Directors the implementation or revision of any compensation recovery or “clawback” policies, and overseeing the administration of such policies; and

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periodically reviewing the succession planning for our Chief Executive Officer and other executive officers and making such recommendations to the Board of Directors as the Compensation Committee deems advisable in order to facilitate the evaluation of potential successors to executive management positions.

The Compensation Committee held six meetings during 2023. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are George Golumbeski, Ph.D., Steven Paul, M.D., and Geno Germano. Mr. Germano serves as the Chair of the Nominating and Corporate Governance Committee. We expect that Dr. Paul will continue to serve on the Nominating and Corporate Governance Committee until his current term ends at the Annual Meeting. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to our Board of Directors criteria for Board of Director and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members with the appropriate skills and expertise to advise us;

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identifying individuals qualified to become members of the Board of Directors, with a view towards maintaining a highly qualified, impactful Board of Directors with a diversity of experience and perspectives, including diversity with respect to race and gender;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the committees of the Board of Directors;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	overseeing the evaluation of the Board of Directors and its committees; and

•	periodically reviewing the Board of Directors’ leadership structure to assess whether it is appropriate given our specific corporate characteristics and circumstances.

The Nominating and Corporate Governance Committee held four meetings during 2023. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

Science and Technology Committee. The current members of the Science and Technology Committee are Michael F. Cola, Steven Paul, M.D., and Jeffrey M. Jonas, M.D. Dr. Jonas serves as the Chair of the Science and Technology Committee. We expect that Dr. Paul will continue to serve on the Science and Technology Committee until his current term ends at the Annual Meeting.

The Science and Technology Committee’s responsibilities include:

•	regularly reviewing our research and development pipeline;

•	discussing with our research and development teams, and advising the Board of Directors on, the long-term strategic goals, objectives, quality and direction of our research and development programs;

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discussing and evaluating new and emerging trends in pharmaceutical science, technology and regulation, and advising the Board of Directors in discussions regarding emerging technologies for building our technological strength;

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advising management on approaches to acquiring and maintaining scientific technology positions, and advising the Board of Directors and management on the scientific aspects of business development transactions;

•	assisting the Board of Directors with its oversight responsibility for enterprise risk management in areas affecting our research and development;

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discussing with management topics relevant to the Board of Directors’ assessment of strategic research and development issues, and advising on which topics should be presented to the full Board of Directors, including the quality, direction and competitiveness of our research and development programs and pipeline, and our overall intellectual property strategies;

•	serving as a forum to engage with our research and development teams in focused discussions on other research, development and technology topics; and

•	reviewing such other topics as delegated to the Science and Technology Committee from time to time by the Board of Directors.

The Science and Technology Committee held three meetings during 2023. The Science and Technology Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

Director Nomination Process

Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors and management will be requested to take part in the process, as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through recommendations from members of the Board of Directors, the use of search firms or other advisors, through networking and participation in associations which aim to increase board diversity, or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for approval by the Board of Directors to fill a vacancy or as director nominees for election to the Board of Directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Qualifications, Criteria and Diversity. In considering whether to recommend any particular candidate for selection by the Board of Directors as a director nominee, the Nominating and Corporate Governance Committee will apply the following criteria that it believes must be met by all directors:

•	The nominee must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

•	The nominee must be highly accomplished in his or her respective field, with superior credentials and recognition.

•	The nominee must be well regarded in the community and have a long-term reputation for high ethical and moral standards.

•	The nominee must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve.

•	To the extent such nominee serves or has previously served on other boards, the nominee must have a demonstrated history of actively contributing at board meetings.

Our Board of Directors and Nominating and Corporate Governance Committee believe that it is essential that our directors represent diverse viewpoints with broad experience in areas important to the operation of the Company. When considering candidates as potential board members, the Board of Directors and the Nominating and Corporate Governance Committee evaluate the candidates’ ability to contribute to such diversity. We believe that our Board of

Directors, taken as a whole, should provide a significant breadth of skills, experience, knowledge, and background that will allow our Board of Directors to advance our strategic objectives and fulfill our responsibilities to our stockholders. In this context, our Nominating and Corporate Governance Committee considers the following qualifications, in addition to the criteria set forth above, when evaluating nominees for our Board of Directors:

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Executive Leadership Experience. Nominees who have served in senior leadership positions, particularly at companies in the biotechnology or pharmaceutical industries, have the experience and perspective to understand, analyze and act decisively with respect to important operational and policy-related issues that impact us as we grow.

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Biopharmaceutical Industry Experience. Nominees who have experience in the biopharmaceutical industry and with the challenges connected with developing and commercializing pharmaceuticals, can provide specialized perspectives on our research and development efforts, our commercialization strategy, competing products and product candidates and our overall business landscape.

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Research and Development Experience. Nominees who have advanced education in science or medicine and/or prior experience serving in senior leadership roles directly responsible for a research and development function in the biotechnology or pharmaceutical industries or in a similar capacity in a hospital or academic institution can provide valuable strategic input on our research and development plans and processes and the complex regulatory environment impacting our business.

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Commercialization Experience. Nominees who have prior experience with commercialization of an approved drug in the U.S. and/or globally can provide valuable strategic input on among other things, commercialization strategies, management of a sales force, and matters related to the pricing and reimbursement of marketed products.

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Financial Expertise. Nominees who have advanced education and/or prior experience in auditing or finance, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, bring valuable perspectives about financial operations, analysis and reporting and can help our Board of Directors better understand financial markets and potential financing and investing activities.

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Commitment to our Sage Values Code. We expect all of our directors to have a strong commitment to the principles embodied in our Values Code, which applies to all of our employees, consultants, officers and directors, including those officers responsible for financial reporting. Our Values Code serves as the foundation of our corporate governance principles.

Our Nominating and Corporate Governance Committee is committed to recruitment efforts that focus on highly qualified diverse candidates, including racial, ethnic, and gender diversity. Our Nominating and Corporate Governance Committee charter requires any search firm engaged in a search for Board candidates to include qualified candidates with diversity of race, ethnicity and gender in the pool from which director candidates are chosen (also known as a “Rooney Rule” policy). We continue to network in an effort to increase diversity in our director candidate pool and ultimately on our Board of Directors. In March 2023, we appointed Jessica J. Federer to the Board of Directors, further diversifying the Board of Directors’ overall skillset and capabilities while also increasing gender diversity on the Board of Directors.

The table below summarizes certain information regarding the members of our Board of Directors, including specified categories of skills and experience based on the standards described above, certain diversity attributes and other factors important to us when evaluating our Board of Directors as a whole. The table does not summarize all of the skills, experience or diversity attributes applicable to each of our directors and the fact that a particular category of skills and experience or attribute is not listed does not mean that a director does not possess it. Moreover, the absence of a particular category of skills and experience or attribute with respect to any one director does not mean that director does not possess the ability to contribute to strategic decision-making related to that area. The type and degree of skill and experience listed below may vary among each member of our Board of Directors.

Board Diversity Matrix (As of April 24, 2024)
Director	Barrett	Cola	Federer	Frates	Germano	Golumbeski	Greene	Jonas	Paul
Skills and Experience
Executive Leadership Experience	●	●	●	●	●	●	●	●	●
Biopharmaceutical Industry Experience	●	●	●	●	●	●	●	●	●
Research and Development Experience		●					●	●	●
Commercialization Experience	●	●	●	●	●	●	●	●	●
Financial Expertise	●	●	●	●	●		●	●	●
Committed to Principles Embodied in Sage Values Code	●	●	●	●	●	●	●	●	●
Gender Identity
Male		●		●	●	●	●	●	●
Female	●		●
Demographic Background
African American or Black
Asian
Hispanic or Latinx
White	●	●	●	●	●	●	●	●	●
LGBTQ+
Independence and Tenure
Independent	●	●	●	●	●	●			●
Current Nominee for Director	●				●
Years of Service on Board	5	9	1	9	7	5	3	10	12

Stockholder Recommendations. In selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Nominating and Corporate Governance Committee and/or recommended by our Board of Directors and our Chief Executive Officer. Any stockholder who wishes to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a nominee for director should submit such recommendations to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, who will forward all recommendations to the Nominating and Corporate Governance Committee.

Stockholder Engagement. We believe that effective corporate governance includes active and regular engagement with our stockholders, and we are committed to investing time with our stockholders to increase transparency and gain a better understanding of the practices our stockholders most value. We communicate with our stockholders regularly and solicit input on our executive compensation, corporate governance and disclosure practices. In 2023 and early 2024, we have undertaken significant, proactive stockholder engagement and solicited feedback from our stockholders through open dialogue and individual outreach and communication. Our stockholder engagement team consists of members of our legal, human resources, and investor relations teams, and between mid-2023 and early 2024, we solicited feedback from stockholders representing approximately 87% of our outstanding shares based on public filings as of December 31, 2023, and engaged with stockholders then representing approximately 67% of our outstanding shares. The key topics discussed included executive compensation, board composition, and the option exchange program we implemented. Our discussions with our stockholders have been productive and informative and have provided a valuable opportunity to deepen our understanding of our stockholders’ interests and voting policies while sharing insight with our stockholders about our motivations and priorities with respect to governance and executive compensation.

For example, in late 2023, we engaged with several of our largest stockholders to solicit their feedback about option exchange programs, including their perspectives on certain design elements being considered at that time for an option exchange program for our employees. We then incorporated such stockholder feedback, including allowing participation only by non-executive officer employees and using exchange ratios intended to approximately result in a “value for value” or “value-neutral” exchange, into the design of our program. The option exchange program was approved by our stockholders at a special meeting of stockholders held on January 31, 2024. The option exchange program received support from ISS and Glass Lewis, and approximately 99% of stockholders that were present or represented by proxy at the special meeting of stockholders voted in favor of the program.

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with committees of the Board of Directors or individual directors on the

Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chair of the Board via U.S. Mail or expedited delivery service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: Chair of the Board of the Directors. All such communications will be delivered to the Board of Directors. For a stockholder communication directed to a committee of the Board of Directors or to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: [Name of Individual Director]. We will forward any such stockholder communication to the applicable committee chair or individual director, and the Chair of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. Our Board of Directors administers its risk oversight function directly and indirectly through its committees. In particular, our Board of Directors performs this oversight role by using several different levels of review of risks inherent in the operation of our business and the implementation of our business strategies. In connection with its reviews of our corporate strategy and long-range plans, our Board of Directors reviews management’s assessment of the primary risks associated with those strategies and plans. In addition, our Board of Directors reviews the risks associated with our business operations and corporate functions periodically throughout the year as part of its consideration of undertaking certain activities. The Board of Directors also evaluates from time to time the processes by which our exposure to risk is assessed and managed by management.

Each of the committees of our Board of Directors also oversees risks that fall within such committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The following summarizes each committee’s role in the risk oversight function:

Committee of the Board of Directors	Risk Oversight

Audit Committee	Our Audit Committee oversees risks relating to accounting and financial reporting, our compliance and ethics program, our Values Code, and our independent auditors. In connection with this oversight, the Audit Committee assesses and has oversight responsibilities over our financial controls, legal and compliance risks, business and operational risks, and cybersecurity risks. The Audit Committee receives periodic reports from management on such risks at its regularly scheduled meetings, evaluates actions management has taken to limit, monitor or control exposures to such risks, and provides periodic updates to the full Board of Directors. Our Audit Committee also periodically reviews and discusses the guidelines and policies that govern the process by which our risk exposure is assessed and addressed by management, and reviews all related party transactions for potential conflicts of interest on an ongoing basis.

Compensation Committee	Our Compensation Committee oversees risks relating to the compensation of our officers and directors and reviews our processes and procedures for the consideration and determination of officer and director compensation. Among other things, the Compensation Committee considers whether compensation may lead to excessive risk-taking by management in setting compensation. Our Compensation Committee also reviews succession planning for our executive officers.

Nominating and Corporate Governance Committee	Our Nominating and Corporate Governance Committee oversees risks related to our governance practices. In connection with this oversight, the Nominating and Corporate Governance Committee identifies appropriate individuals to potentially serve as members of our Board of Directors; develops, reviews and recommends our corporate governance guidelines; and oversees the regular evaluation of our Board of Directors.

Science and Technology Committee	Our Science and Technology Committee oversees risks relating to our research and development activities and discusses, evaluates and advises our Board of Directors regarding risks related to trends and developments in science, technology, and regulation related to clinical development.

Code of Business Conduct and Ethics. Our Values Code applies to all of our employees, consultants, officers and directors, including those officers responsible for financial reporting. The current version of our Values Code, as may be amended from time to time, is available on our website at http://investor.sagerx.com/corporate-governance. A copy of our Values Code may also be obtained, free of charge, upon a request directed to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: Legal and Compliance. We intend to disclose any amendment or waiver of a provision of our Values Code that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website (available at www.sagerx.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines. Our Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state laws or regulations, Nasdaq and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.sagerx.com/corporate-governance. Although these corporate governance guidelines have been approved by our Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by our Board of Directors at any time as it deems appropriate.

Anti-Hedging Policy. Pursuant to our Insider Trading Policy, as amended and restated in 2023, no individual deemed to be covered person pursuant to our Insider Trading Policy may engage in any of the following transactions with respect to Sage securities: short sales, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities; or purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Sage securities.

The SageCitizen Social Impact Initiative is an enterprise-wide social impact effort that activates and amplifies Sage’s long-standing commitment to:

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People – Our vision is to fearlessly lead the way to create a world with better brain health, with a mission to pioneer solutions to deliver life-changing brain health medicines, so every person can thrive. As we work towards our vision and mission, we are committed to providing employees a meaningful career journey and an inclusive culture where they can do their best work while channeling their passion for helping others with opportunities to make a difference and improve lives. We celebrate people for who they are through a culture of respect and belonging that welcomes fresh thinking and unique perspectives. In part as a result of our diversity, equity and inclusion, or DE&I, efforts, as of December 31, 2023, approximately 63% of our U.S. full-time employees identified as women and 31% of our U.S. full-time employees identified as racially or ethnically diverse.

Our development opportunities for our employees include 1:1 career coaching, a mentoring program, and expanded opportunities for professional development through in-person training and online learning. To support a culture of appreciation, we have an employee recognition program, SageAppreciation, with a digital platform to facilitate and share memorable, meaningful and personalized appreciation moments for Sage employees while connecting them to our mission, accomplishments and each other. Our SageFlex model enables employees to work from where they choose when the business allows, whether that be remote, in our office space, or a combination of each. Our offices are meant to be a magnet, not a mandate, where employees can gather to collaborate, connect and build relationships when they wish.

We believe that successful execution of our strategy is dependent on attracting, retaining and motivating a diverse team of highly skilled employees at all levels. We offer our employees a comprehensive total rewards package that focuses on our employees’ financial, physical and mental wellbeing. We seek to provide employees with competitive compensation, including a market-competitive salary reviewed annually, cash incentives, equity awards, matching contributions to a 401(k) retirement plan, life insurance, and the opportunity to participate in the 2014 ESPP. Our annual cash incentive bonus opportunity is tied to both company performance and individual performance to foster a pay-for-performance culture. In addition, we strive to promote our employees’ wellbeing through various activities, including wellness weeks and access to counseling through our employee assistance program. We strive to offer a highly competitive benefits package that includes medical, dental, vision and flexible spending accounts, and short-and long-term disability coverages. In 2023, we expanded our employee-centric, benefits choice approach by offering a new wellbeing reimbursement account that provides employees the opportunity to choose the benefits that best support their needs and wellbeing depending on where they are in their life journey. We regularly benchmark our rewards against our industry peers to help us remain competitive. Our voluntary turnover rate in 2023 was approximately 7.2%, compared to a median voluntary overall turnover rate of 11.6% for the life sciences, biotechnology and pharmaceutical industries reported in a 2023 Aon/Radford study.

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Patients – We believe collaborating with and learning from patient organizations including diverse patient organizations are core to our mission. These groups serve a vital role as independent patient champions and agents of change in pursuit of shared goals: reducing stigma, improving patient care, increasing patient diversity in clinical trials, and enhancing access to medicines and services for people impacted by brain health disorders. The voices of those living with, suffering from, and caring for those with the diseases our products or product candidates treat, or aim to treat, are integral to our decision-making across Sage. We consistently seek input and learn from these individuals through multiple appropriate forums, including regular insights gathering sessions, summits and workshops, internal speaking opportunities, and encouraging employee community engagement through disease awareness activities.

•

Planet – Recognizing that no one company can solve the planet’s problems alone, we are committed to doing our part to reduce our carbon footprint and make the earth a healthier place to live. With approximately 109,000 square feet of office space globally and no laboratory or manufacturing space, we maintain a small ecological footprint. We plan to reduce our total office space to approximately 46,000 square feet in mid-2024, when we relocate our corporate headquarters in connection with a new lease agreement we executed in January 2024. To reduce pollution and limit traffic congestion, we provide green transportation incentives to our employees, which encourage the use of non-automobile-based transportation. We believe the SageFlex model, which allows employees to work remotely when the business allows, also helps limit emissions. Our corporate offices participate in composting and recycling programs; use compostable cutlery, dishes, and napkins; and have installed energy efficient motion sensor lighting throughout the buildings to reduce electricity use within our office areas.

•

Community – Sage has a long history of giving back to the community and has delivered hundreds of hours of community service. We engage with organizations supporting families, children and individuals who are facing hardship or social isolation. Our community philanthropy focus areas include essential service organizations that supplement daily necessities from food to clothing to temporary shelter for families facing hardship and social connection programs that increase connectivity for those separated from loved ones, letting them know they are not alone and that someone cares.

Our mission to pioneer solutions to deliver life-changing brain health medicines so every person can thrive depends on our ability to attract, develop, engage, and retain the industry’s highest quality talent across all dimensions of diversity. This understanding guides our approach to recruiting, managing and supporting our human capital resources. We are committed to taking action to integrate diversity, equity, inclusion, and equal opportunity to foster a diverse workforce, a sense of belonging, and innovative thinking. Accordingly, DE&I is an integrated philosophy across our core business that we take seriously. We have four core areas of focus:

•

Experience – We seek to foster a diverse and inclusive culture that enables a sense of belonging and innovative thinking. In 2023, we further expanded our roster of business resource groups, launched a mentoring program, and established a working group focused on developing and further improving employee career journeys and experiences at Sage.

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Talent – We proactively recruit and develop high-performing individuals and teams with diverse backgrounds and experiences. In 2023, we continued to attract diverse candidates through collaborations with multiple organizations that focus on DE&I efforts. The proportion of our total employees who identified as racially or ethnically diverse was approximately 31% as of December 31, 2023.

•

External – We identify and partner with local community organizations and vendors to increase diversity in the Sage ecosystem. We are actively working to diversify our commercial suppliers. Recognizing that becoming more conscious about our spending decisions does not just apply to our corporate spending, in February 2023, we introduced our employees to a new online platform that highlights a broad array of Black, Latinx, veteran, woman, and LGBTQIA-owned businesses, offering a variety of goods and services. We also collaborate with organizations that serve diverse populations through our community philanthropy work.

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Patients – As part of our commitment to our patient community, we regularly work with leading patient groups to ensure diverse patient voices are represented. In 2023, we continued our work to review data from our clinical trials and our clinical development and recruitment processes to better understand the diversity of our patient community.

Our commitment to DE&I is reflected in our employee snapshot as of year-end 2023 below:

Employee Snapshot

Employee Data	As of December 31, 2023
Leadership Team Members	11
Proportion of leadership team who identified as female and/or from a diverse racial or ethnic group	55%
Total employees	498
Proportion of employees who identified as female	63%
Proportion of employees who identified as racially or ethnically diverse	31%

We are committed to fostering an inclusive environment in which everyone feels valued, respected, and empowered to contribute and provided access to the resources and opportunities to do so, while making a positive difference for patients and their families.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Board of Directors recommends that stockholders vote “FOR” ratification of this appointment. If this proposal is not approved at the Annual Meeting, our Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since December 31, 2013. We expect representatives of PricewaterhouseCoopers LLP to be present by webcast at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees incurred for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2023 and December 31, 2022.

	Fiscal 2023 ($)	Fiscal 2022 ($)

Audit Fees	1,374,000	1,032,500
Audit-Related Fees	39,000	26,000
Tax Fees	110,000	110,000
All Other Fees	3,081	3,081

Total	1,526,081	1,171,581

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim condensed consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statements for our follow-on offerings.

Audit-Related Fees. Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. In 2023 and 2022, the audit-related fees were incurred for accounting consultations related to the future accounting treatment of the collaboration with Biogen MA Inc., or BIMA, and Biogen International GmbH, or Biogen International. We collectively refer to BIMA and Biogen International as Biogen.

Tax Fees. Tax fees consist of fees for tax-related services, including tax consulting and compliance performed by PricewaterhouseCoopers LLP.

All Other Fees. All other fees in 2023 and 2022 consisted of fees for software programs, including a proprietary accounting research database.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee or through properly delegated authority to one or more members of the Audit Committee.

All PricewaterhouseCoopers LLP services and fees in the fiscal years ended December 31, 2023 and 2022 were pre-approved by the Audit Committee or through properly delegated authority.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” and broker non-votes will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors is committed to excellence in governance. As part of this commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board of Directors is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

As described below under “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. The executive compensation program is designed to reward short-term and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the “Executive Officer and Director Compensation—Compensation Discussion and Analysis” section below, and the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board of Directors unanimously recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee and neither our Board of Directors nor our Compensation Committee will be required to take any action as a result of the outcome of this vote. However, our Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” and broker non-votes will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote “FOR” the advisory resolution approving our named executive officer compensation.

PROPOSAL 4

APPROVAL OF THE SAGE THERAPEUTICS, INC. 2024 EQUITY INCENTIVE PLAN

Why We are Requesting Stockholder Approval

We are asking stockholders to approve the Sage Therapeutics, Inc. 2024 Equity Incentive Plan, or the 2024 Plan. Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating the best talent in what is a competitive labor market. Central to these objectives is our equity-based compensation program, which is consistent with our compensation philosophy and the compensatory practices of other companies in our peer group and other companies that we compete with for talent. We and our Board of Directors understand that our equity compensation needs must be balanced against the dilutive effect of such programs on our stockholders. Based on careful weighing of these considerations, as more fully described below, on April 4, 2024, or the Board Approval Date, following the recommendation of the Compensation Committee, the Board of Directors adopted the 2024 Plan, subject to stockholder approval.

The 2024 Plan is intended to replace the Sage Therapeutics, Inc. 2014 Stock Option and Incentive Plan, or the 2014 Plan, which will expire by its terms on July 23, 2024. If our stockholders approve the 2024 Plan, we will not grant any further awards under the 2014 Plan after the time of such approval, but awards previously granted under the 2014 Plan will remain outstanding. If the stockholders do not approve the 2024 Plan, then the 2014 Plan will remain in effect pursuant to its existing terms until its expiration, and we will consider other alternatives as a means of properly and competitively compensating our employees, directors and other service providers.

We intend to utilize the 2024 Plan as we have utilized the 2014 Plan: specifically, to grant equity awards to our employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward them.

Our Compensation Committee determined the requested number of shares for the 2024 Plan based on projected annual equity awards to our employees and non-employee directors, new-hire equity awards, employee recognition and promotion awards, and an assessment of the magnitude of the share reserve under the 2024 Plan that our stockholders would likely find acceptable. In addition, our Compensation Committee considered the impact of our recent option exchange program, which was approved by our stockholders at a special meeting held on January 31, 2024, and which was completed on February 21, 2024, or collectively the Option Exchange Program. We designed the Option Exchange Program with the goals of restoring equity value for our non-executive officer employees, increasing employee retention and motivation in a competitive labor market, and better aligning our employee and stockholder interests for long-term growth. Pursuant to the Option Exchange Program, our non-executive officer employees were given the opportunity, pursuant to the tender offer rules of the SEC, to exchange certain outstanding options with an exercise price of $35.00 per share or higher, for a lesser number of replacement options with an exercise price equal to the closing price of our common stock on the date of grant. The replacement options were granted with a new vesting schedule and seven-year term. We cancelled tendered options to purchase 3,079,608 shares of common stock and we issued replacement options to purchase 1,483,113 shares of common stock. The net shares subject to cancelled options tendered by participants in the Option Exchange Program were not returned to the pool of shares available for future grants under the 2014 Plan to prevent the Option Exchange Program from being dilutive to our stockholders. Further, our executive officers and directors were not eligible to participate in the Option Exchange Program, and such individuals continue to have a significant portion of their equity holdings in the Company in underwater stock options. As a result, while we view the completion of Option Exchange Program as an important step in helping our equity compensation program serve its intended purposes of motivating employees and aligning employee interests with those of our stockholders, stockholder approval of the 2024 Plan is requested in order for us to have the ability to bring the equity holdings of our employees, including our executive officers, and our directors closer to a market-competitive position and to support our continued business objectives and the future growth of our Company.

If stockholders approve the 2024 Plan, subject to adjustment in the event of stock splits and other similar events, awards may be made under the 2024 Plan for up to a number of shares of common stock equal to the sum of: (i) 5,500,000 shares of common stock and (ii) such additional number of shares of common stock as is equal to the number of shares of common stock subject to awards granted under the 2014 Plan that are outstanding as of the date that the 2024 Plan is approved by our stockholders and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder, or collectively the Code. The 2024 Plan does not include an evergreen provision (which the 2014 Plan contains) and includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, as described below.

In addition to grants made to newly hired employees under the 2014 Plan, in the past, we periodically relied on the inducement grant exception under Nasdaq Listing Rule 5635(c)(4) to grant nonstatutory stock options, or Inducement Awards, under our 2016 Inducement Equity Plan, as amended and restated, or the 2016 Inducement Plan, to newly hired employees who were eligible under the Nasdaq rules to receive such grants. However, since 2020, we have not granted any Inducement Awards under the 2016 Inducement Plan and have instead made grants to newly hired employees only under the 2014 Plan. As a result, and in connection with considering the approval of the 2024 Plan, effective as of April 16, 2024, our Board of Directors adopted an amendment to the 2016 Inducement Plan, or the Inducement Plan Amendment, to reduce the number of shares available for grant thereunder by 2,482,526 shares, such that no future awards may be granted under the 2016 Inducement Plan following the date of the Inducement Plan Amendment, but awards previously granted under the 2016 Inducement Plan will remain outstanding. The number of shares available under the 2024 Plan, if the plan is approved, was carefully calibrated to enable us to make new-hire equity grants as well as annual and ongoing equity grants to our current employees under the 2024 Plan.

The following table includes information, as of April 16, 2024, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of common stock may be issued, inclusive of any impacts of the Option Exchange Program, as well as the maximum number of shares we will grant between April 16, 2024 and the date of the Annual Meeting. Specifically, the table includes (i) shares subject to outstanding awards under the 2014 Plan, the 2011 Stock Option and Grant Plan, or the 2011 Plan, and the 2016 Inducement Plan and (ii) 75,000 shares, which represents the maximum number of shares we will grant pursuant to promotion and new hire awards under the 2014 Plan between April 16, 2024 and the date of the Annual Meeting, but does not include (iii) shares issuable under our 2014 Employee Stock Purchase Plan, as amended or (iv) 3,489,240 shares that will remain available under the 2014 Plan for future awards as of the date of the Annual Meeting (as we will not grant awards with respect to such shares between April 16, 2024 and the date of the Annual Meeting and such shares will no longer remain available for future awards under the 2014 Plan or the 2024 Plan upon stockholder approval of the 2024 Plan).

Number of outstanding stock options	6,963,121
Weighted average exercise price of outstanding stock options	$55.47

Weighted average remaining contractual term of outstanding stock options (years)	5.9

Number of outstanding restricted stock units (including performance-based share units) (1)	4,204,083

Maximum number of shares we will grant between April 16, 2024 and the date of the Annual Meeting subject to new awards from the shares available for awards under the 2014 Plan	75,000

New shares requested for approval pursuant to the 2024 Plan	5,500,000

Estimated total number of shares available for the grant of new awards under all equity-based compensation plans, assuming stockholder approval of the 2024 Plan (2)	5,500,000

Number of shares of common stock outstanding	60,182,031

(1)

For purposes of this calculation, we counted (i) the number of equity awards subject to TSR milestones based on the number of shares of our common stock issuable under such awards assuming target level of performance and (ii) the number of equity awards subject to any performance-based milestones other than TSR milestones based on the number of shares of our common stock issuable under such awards assuming full achievement of the milestones applicable to such awards.

(2)

As of April 16, 2024, 3,564,240 shares remained available under the 2014 Plan for future awards. Between April 16, 2024 and the date of the Annual Meeting, we will grant awards with respect to no more than 75,000 of these shares. We will not, between April 16, 2024 and the date of the Annual Meeting, grant awards under the 2014 Plan with respect to the remaining 3,489,240 of these shares and such shares will no longer remain available for future awards under the 2014 Plan or the 2024 Plan upon stockholder approval of the 2024 Plan. As a result, such 3,489,240 shares are not included in this figure. Additionally, as a result of the Inducement Plan Amendment, no shares remained available for the grant of future awards under the 2016 Inducement Plan.

As of April 16, 2024, there were no outstanding shares of restricted stock, no stock appreciation rights, or SARs, or any other stock-based awards.

We expect that the proposed share pool under the 2024 Plan will allow us to continue to grant equity awards at our historic rates for approximately two to three years, but the actual duration of the share pool may vary based on changes in participation, the Company’s stock price and market practice.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. The 2014 Plan will expire on July 23, 2024, in accordance with its terms. Additionally, as a result of the Inducement Plan Amendment, no future awards may be granted under the 2016 Inducement Plan. If the 2024 Plan is not approved by our stockholders, we will not be able to make equity incentive awards under the 2014 Plan after the expiration of the 2014 Plan to meet our hiring and retention needs in a highly competitive market, which could have an adverse impact on our business. Further, if the 2024 Plan is not approved, we could be forced to increase cash compensation, which will reduce the resources we are able to allocate towards meeting our business needs and objectives. Therefore, we believe the approval of the 2024 Plan is vital to our future success.

If this proposal is approved by our stockholders, we intend to register the additional shares reserved for issuance under the 2024 Plan by filing a Registration Statement on Form S-8 as soon as practicable following such approval.

Our Board of Directors believes approval of the 2024 Plan is in the best interests of Sage and its stockholders and recommends a vote “FOR” the approval of the 2024 Plan.

Following below is a discussion of:

•	Highlights of the 2024 Plan;

•	Reasons Why Stockholders Should Approve the 2024 Plan;

•	Information Regarding Overhang and Dilution; and

•	Description of the 2024 Plan.

Highlights of the 2024 Plan

The 2024 Plan includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices. These features are highlighted below and are more fully described in the summary of the 2024 Plan further below in this proposal as well as in the copy of the 2024 Plan in Appendix A to this proxy statement.

No Evergreen. The 2024 Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the plan and therefore any increase to the maximum share reserve in the 2024 Plan is subject to approval by our stockholders, allowing our stockholders to have a say in our equity compensation programs.

Clawback Policy. In accepting an Award under the 2024 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future (including our clawback policy adopted in 2023 in compliance with applicable Nasdaq rules).

Minimum Vesting Provisions. Minimum vesting provisions of one year generally apply to all awards to participants, with the exception of awards for up to 5% of the shares of stock reserved under the 2024 Plan.

No Automatic Vesting of Awards on a Change in Control Event. The 2024 Plan does not provide for the automatic vesting of awards in connection with a change in control event.

No Liberal Share Recycling. The 2024 Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding obligations, (ii) shares that were subject to a SAR and were not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.

No Repricing of Awards. The 2024 Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.

No Reload Stock Options or SARs. No stock options or SARs granted under the 2024 Plan may contain a provision entitling the award holder to the automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR.

No Dividend Equivalents on Stock Options or SARs. No stock options or SARs granted under the 2024 Plan may provide for the payment or accrual of dividend equivalents.

Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid or credited with respect to restricted stock, restricted stock units, or RSUs, or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.

Limit on Non-Employee Director Compensation. The maximum aggregate amount of cash earned or paid and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director. Such maximum aggregate amount shall not exceed $1,500,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment. Exceptions to these limitations may only be made by our Board of Directors in extraordinary circumstances, provided that the non-employee director receiving any additional compensation may not participate in the decision to award such compensation.

Material Amendments Require Stockholder Approval. Stockholder approval is required prior to an amendment of the 2024 Plan that would (i) materially increase the number of shares authorized (other than as provided under the 2024 Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Administered by an Independent Committee. The 2024 Plan is administered by the Compensation Committee, as delegated by our Board of Directors. The Compensation Committee is made up entirely of independent directors.

Reasons Why Stockholders Should Approve the 2024 Plan

Incentivizes, Retains and Motivates Talent. It is critical to our success that we incentivize, retain and motivate the best talent in what is a competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees.

Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of restricted stock units.

Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and non-employee directors with the interests of our stockholders. If the 2024 Plan is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the 2024 Plan” and more thoroughly below, the 2024 Plan was purposefully designed to include features that are consistent with the interests of our stockholders and sound corporate governance practices.

Information Regarding Overhang and Gross Burn Rate

In developing our share request for the 2024 Plan and analyzing the impact on our stockholders of utilizing equity as a means of compensation, we considered both our “overhang” and our “gross burn rate.”

Overhang

Overhang is a measure of potential dilution, which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of common stock outstanding. In the paragraphs below we have calculated our overhang as of April 16, 2024 both prior to and following the impact of the adoption of the 2024 Plan, assuming stockholder approval of the 2024 Plan. We refer to our overhang, as determined prior to the impact of the adoption of the 2024 Plan, as our “actual overhang”, and as determined following such impact, as our “pro forma overhang”. For purposes of these calculations we (i) included the impacts of the Option Exchange Program and (ii) calculated the number of equity awards outstanding as of such date based on the “target” number of shares subject to equity awards with TSR milestones and the “maximum” number of shares subject to equity awards with all other performance-based achievement milestones.

Actual Overhang. As of April 16, 2024, there were 11,167,204 shares underlying all equity awards outstanding), 3,564,240 shares available under the 2014 Plan for future awards, and 60,182,031 shares of common stock outstanding. Accordingly, our actual overhang as of April 16, 2024 was 24.5%.

Pro Forma Overhang. If, for purposes of the overhang calculation, we include (i) the 5,500,000 shares proposed to be authorized for grant under the 2024 Plan and (ii) 75,000 shares, which represents the maximum number of shares we will grant pursuant to promotion and new hire awards under the 2014 Plan between April 16, 2024 and the date of the Annual Meeting, and we exclude (iii) 3,489,240 shares that will remain available for issuance under the 2014 Plan for future awards as of the date of the Annual Meeting (as we will not grant awards with respect to such shares between April 16, 2024 and the date of the Annual Meeting and such shares will no longer remain available for future awards under the 2014 Plan or the 2024 Plan upon stockholder approval of the 2024 Plan), and (iv) 2,462,326 shares that are no longer available for issuance under the 2016 Inducement Plan following the adoption of the Inducement Plan Amendment, our pro forma overhang on April 16, 2024 would have been 27.8%.

Gross Burn Rate

Gross burn rate provides a measure of the potential dilutive impact of our equity award program, which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our gross burn rate for the 2023, 2022 and 2021 calendar years, as well as an average over those years.

Calendar Year	Awards Granted (#)	Basic Weighted Average Number of Shares of Common Stock Outstanding (#)	Gross Burn Rate (1)

2023	3,603,982 (2)	59,836,441	6.0%
2022	1,886,867	59,306,094	3.2%
2021	2,894,658	58,670,230	4.9%
Three-Year Average	2,795,169	59,270,922	4.7%

(1)

We define “gross burn rate” as the number of equity awards granted in the year divided by the basic weighted average number of shares of common stock outstanding. For purposes of this calculation, we determined (i) the number of equity awards granted subject to TSR milestones, which we granted for the first time during the 2023 calendar year, based on the target number of shares of our common stock issuable under such awards and (ii) the number of equity awards granted subject to any performance-based achievement other than TSR milestones based on the maximum number of shares of our common stock issuable under such awards.

(2)

As described in footnote 1, for purposes of this calculation, we determined the number of equity awards granted subject to TSR milestones based on the target number of shares of our common stock issuable under such awards. If, for the 2023 calendar year, the number of equity awards was instead determined based on the maximum number of shares issuable under such awards, the 2023 Awards Granted total would increase by 57,500 shares to 3,661,482 shares and the 2023 Gross Burn Rate would be 6.1%.

Equity Compensation Plan Information

For more information on our equity compensation plans, please see the section titled “Executive Officer and Director Compensation—Equity Compensation Plan Information as of December 31, 2023” contained elsewhere in this proxy statement.

Description of the 2024 Plan

The following is a brief summary of the 2024 Plan, a copy of which is attached as Appendix A to this proxy statement. References to the Board of Directors in this summary shall include the Compensation Committee or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that our Board of Directors’ powers or authority under the 2024 Plan have been delegated to such committee or Delegated Persons, in accordance with the 2024 Plan.

For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors.

Types of Awards; Shares Available for Awards; Share Counting Rules

The 2024 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, other stock-based awards, and cash awards as described below, which we refer to, collectively, as awards.

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the 2024 Plan for up to a number of shares of common stock equal to the sum of: (i) 5,500,000 shares of our common stock; and (ii) such additional number of shares of common stock as is equal to the number of shares of common stock subject to awards granted under the 2014 Plan that are outstanding as of the date the 2024 Plan is approved by our stockholders which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Code). Awards with respect to no more than 16,323,734 shares of our common stock may be granted under the 2024 Plan in the form of incentive stock options. Shares of common stock issued under the 2024 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The 2024 Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director. Such maximum aggregate amount shall not exceed $1,500,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment. Fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense will not count against these limits. Exceptions to these limitations may only be made by our Board of Directors in extraordinary circumstances, provided that any non-employee director receiving additional compensation may not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company. The Board of Directors may from time to time adopt policies, practices or guidelines to implement the terms of the 2024 Plan as it relates to non-employee director compensation, subject in all cases to the policies, limits and terms and conditions set forth in the 2024 Plan.

For purposes of counting the number of shares available for the grant of awards under the 2024 Plan, all shares of common stock covered by SARs shall be counted against the number of shares available for the grant of awards under the 2024 Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that an

RSU award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the 2024 Plan. In addition, if we grant a SAR in tandem with a stock option for the same number of shares of our common stock and provide that only one such award may be exercised, referred to as a tandem SAR, only the shares covered by the stock option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2024 Plan.

Shares covered by awards under the 2024 Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the 2024 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the 2024 Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2024 Plan. Shares repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the 2024 Plan.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board of Directors may grant awards under the 2024 Plan in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board of Directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2024 Plan. No such substitute awards shall count against the overall share limit contained in the 2024 Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Stock Options. A participant who is awarded a stock option receives the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. A stock option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Stock options may not be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board of Directors approves the grant of a stock option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2024 Plan, stock options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

The 2024 Plan permits participants to pay the exercise price of stock options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by our Board of Directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by our Board of Directors, and subject to certain conditions, by delivery to us (either by actual delivery or attestation) of shares of common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by our Board of Directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the stock option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by our Board of Directors, by any other lawful means, or (vi) by any combination of these forms of payment. No stock option granted under the 2024 Plan may contain a provision entitling the participant to the automatic grant of additional stock options in connection with any exercise of the original stock option. No stock options granted under the 2024 Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The 2024 Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board of Directors approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2024 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2024 Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Stock Options or SARs. Unless such action is approved by our stockholders or otherwise permitted under the terms of the 2024 Plan in connection with certain changes in capitalization and reorganization events, we may not (i) amend any outstanding stock option or SAR granted under the 2024 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding stock option or SAR, (ii) cancel any outstanding stock option or SAR (whether or not granted under the 2024 Plan) and grant in substitution therefor new awards under the 2024 Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with us or an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled stock option or SAR, (iii) cancel in exchange for a cash payment any outstanding stock option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (iv) take any other action under the 2024 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded.

Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost), in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of our common stock, or cash equal to the fair market value of such shares or a combination thereof, in the event that the conditions specified in the applicable award are satisfied, with such shares to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by our Board of Directors. Our Board of Directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be credited to an account for the participant, settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards. Under the 2024 Plan, our Board of Directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board of Directors may determine. We refer to these types of awards as other stock-based awards. At the discretion of our Board of Directors, other stock-based awards may be used as a form of payment in settlement of other awards granted under the 2024 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board of Directors may determine. The award agreement of an other stock-based award may provide the participant who receives such award with the right to receive dividend equivalents. Dividend equivalents may be credited to an account for the participant, settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Cash Awards. Under the 2024 Plan, the Board of Directors has the right to grant cash-based awards including awards subject to performance conditions.

Performance Conditions. Awards under the 2024 Plan may be made subject to the achievement of performance goals. Our Board of Directors may specify that the degree of granting, vesting, and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the Board of Directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by the Board of Directors): (i) achievement of domestic or international regulatory milestones, including the submission of filings required to advance products, services or technologies in clinical development or the achievement of approvals by regulatory authorities relating to the commercialization of products, services or technologies; (ii) specified levels of product sales, patients on therapy, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment; (iii) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (iv) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions or results for products, services or technologies under research and development; (v) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (vi) the consummation of debt or equity financing transactions, or acquisitions of business, technologies or assets; (vii) new product or service releases; (viii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board of Directors from time to time; (ix) improvement of financial ratings; (x) achievement of balance sheet or income statement objectives; (xi) total stockholder return; (xii) other comparable measures of financial and operational performance; and/or (xiii) any other measure selected by the Board of Directors. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board of Directors may specify that such performance measures will be adjusted to exclude any one or more of: (a) extraordinary items; (b) gains or losses on the dispositions of discontinued operations; (c) the cumulative effects of changes in accounting principles; (d) the write-down of any asset; (e) fluctuation in foreign currency exchange rates; (f) charges for restructuring and rationalization programs; (g) non-cash, mark-to-market adjustments on derivative instruments; (h) amortization of purchased intangibles; (i) the net impact of tax rate changes; (j) non-cash asset impairment charges; and (k) any other factors as the Board of Directors may determine. Such performance measures may: (A) vary by participant and may be different for different awards; (B) be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and (C) cover such period as may be specified by the Board of Directors. The Board of Directors will have the authority to make equitable adjustments to the performance goals, including in recognition of any changes in the Company’s capitalization, unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our Board of Directors may adjust the amount of cash or number of shares payable pursuant to a performance award, and our Board of Directors may, at any time, waive the achievement of the applicable performance measures.

Notwithstanding its designation as a performance award, no stock option or SAR will provide for the payment or accrual of dividend equivalents, any dividends declared and paid by the Company with respect to shares of restricted stock will be subject to the same dividend rules for restricted stock awards not designated as a performance award and any right to receive dividend equivalents on an award of RSUs and other stock-based awards will be subject to the same dividend equivalent rules for such awards that are not designated as a performance award.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the 2024 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

As of April 16, 2024, approximately 629 persons were eligible to receive awards under the 2024 Plan, including 5 executive officers (who are current employees), 483 employees (excluding executive officers), 8 non-employee directors, 98 consultants and 35 advisors (excluding consultants).

On April 19, 2024, the last reported sale price of our common stock on the Nasdaq Global Market was $13.33.

Transferability of Awards

Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, our Board of Directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of common stock to be distributed with respect to an award granted under the 2024 Plan until becoming a record holder of such shares, subject to the terms of an award agreement.

Clawback

In accepting an award under the 2024 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future, including without limitation the Sage Therapeutics, Inc. Compensation Recovery Policy adopted in accordance with stock exchange listing requirements (or any successor policy). A participant agrees that in the event it is determined in accordance with any such policy that any award (including any dividends, unvested dividends or dividend equivalents paid with respect thereto), any shares of common stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such award or the sale of such shares of common stock or any other compensation subject to such policy must be forfeited or reimbursed to the Company, the participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

New Plan Benefits Table

Set forth below is the “new plan benefits table”, which reflects the dollar value and number of awards to be granted under the 2024 Plan in the future, to the extent we are able to determine such figures at this time. The granting of awards under the 2024 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, except that under our non-employee director compensation policy, we are obligated to grant, on an annual basis, each of our non-employee directors a stock option to purchase shares of our common stock. If the 2024 Plan is approved by our stockholders, subject to the limitations described in our current non-employee director compensation policy, each non-employee director is expected to receive an annual stock option award of 12,500 shares under the 2024 Plan on the date of our Annual Meeting, for an aggregate of 87,500 shares of our common stock subject to such stock options. See “Director Compensation” for a further discussion of non-employee director compensation.

If our stockholders do not approve the 2024 Plan, we will grant the equity awards to be made on the date of the Annual Meeting to the non-employee directors who are then-serving as members of our Board of Directors under the 2014 Plan.

Name and Position	Dollar Value ($)	Number of Shares of Common Stock Underlying Stock Option Awards
Barry Greene, Chief Executive Officer	—	—
Kimi Iguchi, Chief Financial Officer	—	—
Christopher Benecchi, Chief Business Officer	—	—
Anne Marie Cook, Senior Vice President, General Counsel	—	—
Laura Gault, M.D., Ph.D., Chief Medical Officer	—	—
Albert Robichaud, Ph.D., former Chief Scientific Officer	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group (1)	—	87,500
All employees, including all current officers who are not executive officers, as a group	—	—

(1)

Excludes (i) stock options that the non-employee directors will be entitled to receive under our non-employee director compensation policy for subsequent years following 2024 and (ii) any discretionary awards that any non-employee director may be awarded under the 2024 Plan.

Administration

The 2024 Plan will be administered by our Board of Directors. Our Board of Directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2024 Plan that it deems advisable and to construe and interpret the provisions of the 2024 Plan and any award agreements entered into under the 2024 Plan. Our Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the 2024 Plan or any award. All actions and decisions by our Board of Directors with respect to the 2024 Plan and any awards made under the 2024 Plan will be made in our Board’s discretion and will be final and binding on all persons having or claiming any interest in the 2024 Plan or in any applicable award.

Pursuant to the terms of the 2024 Plan, our Board of Directors may delegate any or all of its powers under the 2024 Plan to one or more committees or subcommittees of our Board of Directors. The Board of Directors has authorized the Compensation Committee to administer the 2024 Plan. Awards granted to non-employee directors must be granted and administered by the Board of Directors or a committee of the Board of Directors, provided that, in the event awards are granted and administered by a committee of the Board of Directors, all of the members of such committee must be independent directors as defined by Section 5605(a)(2) of the rules of the Nasdaq Stock Market.

Subject to any requirements of applicable law, the Board of Directors may, by resolution, delegate to one or more persons (including officers) or bodies, such persons or bodies, the “Delegated Persons”, the power to grant awards (subject to any limitations under the 2024 Plan) to the Company’s employees and officers, as well as to consultants and advisors of the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended, or any successor form) and to exercise such other powers under the 2024 Plan as the Board of Directors may determine, provided that the Board of Directors shall fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated

Persons, (ii) the time period during which such awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) to be received by the Company for which such awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further that (I) no Delegated Person shall be authorized to grant awards to himself or herself, and (II) no Delegated Person shall be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the 2024 Plan, the Board of Directors, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Board of Directors has delegated authority pursuant to the 2024 Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the 2024 Plan, each award under the 2024 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board of Directors need not treat participants uniformly. Our Board of Directors will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Board of Directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be. Subject to the preceding sentence, no award under the 2024 Plan shall vest earlier than the first anniversary of its date of grant, unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the participant; provided, that, such limitation will not apply to awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the 2024 Plan.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board of Directors, to (i) the number and class of securities available under the 2024 Plan, (ii) the number of shares issuable pursuant to incentive stock options under the 2024 Plan, (iii) the share counting rules set forth in the 2024 Plan, (iv) the number, class, exercise, measurement or purchase price and any other per share related provisions of shares subject to each outstanding award, and (v) any performance goals applicable to an award. In the event we effect a split of our common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding stock option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises a stock option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such stock option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2024 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board of Directors’ approval) arising out of any act or omission to act concerning the 2024 Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards. Except as otherwise provided under the 2024 Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, our Board of Directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2024 Plan or the change is otherwise permitted under the terms of the 2024 Plan in connection with certain corporate events.

Reorganization Events

The 2024 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2024 Plan as (i) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) our liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock. Under the 2024 Plan, if a reorganization event occurs, our Board of Directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board of Directors determines (except to the extent specifically provided otherwise in an applicable award agreement, another agreement between a participant and us, or another Company plan): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all unvested awards will be forfeited immediately before the reorganization event and/or that all unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) make or provide for a payment in such form (which may include, without limitation, cash, cash equivalents and/or securities of the acquiring or succeeding corporation (or an affiliate thereof)) as may be determined by our Board of Directors to participants with respect to each award held by a participant equal in value to (I) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the amount of cash and/or value, as determined by our Board of Directors in its discretion, of any non-cash consideration per share of common stock to be received by holders of common stock as a result of the reorganization event, or the Acquisition Price, over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that any escrow, holdback, earn out or similar provisions in the definitive agreement governing the reorganization event may (as determined by our Board of Directors) apply to such payments to the same extent and in the same manner as such provisions apply to holders of common stock, and provided further that if the Acquisition Price does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

Our Board of Directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the 2024 Plan. Our Board of Directors, with reasonable notice to participants holding stock options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board of Directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board of Directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

The Board of Directors may establish one or more sub-plans under the 2024 Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board of Directors will establish such sub-plans by adopting supplements to the 2024 Plan containing any limitations on the Board of Directors’ discretion under the 2024 Plan and any additional terms and conditions not otherwise inconsistent with the 2024 Plan as the Board of Directors deems necessary or desirable. All supplements adopted by the Board of Directors will be deemed to be part of the 2024 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of common stock under an award. We may elect to satisfy the withholding obligations through additional withholding on salary or wages. If we elect not to or cannot withhold from other compensation, the participant must pay us the full amount, if any, required for withholding or have a broker tender to us cash equal to the withholding obligations. Payment of withholding obligations is due before we will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless we determine otherwise. If provided for in an award or approved by the Board of Directors, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board of Directors, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed our minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that we are able to retain shares of common stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or we are withholding in a jurisdiction that does not have a statutory minimum withholding tax, we may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as we shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

No award may be granted under the 2024 Plan after June 9, 2034, but awards previously granted may extend beyond that date. Our Board of Directors may amend, suspend or terminate the 2024 Plan or any portion of the 2024 Plan at any time, except that (i) no amendment may be made to the plan to permit a stock option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which we maintain our primary listing may be made effective unless and until such amendment has been approved by our stockholders. If the national securities exchange on which we maintain our primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the 2024 Plan materially increasing the number of shares authorized under the plan (other than as provided under the 2024 Plan with respect to certain corporate events or substitute awards), expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until our stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board of Directors may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the 2024 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2024 Plan at the time the amendment is adopted, provided that our Board of Directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2024 Plan. No award will be made that is conditioned on stockholder approval of any amendment to the 2024 Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.

If stockholders do not approve the 2024 Plan, the 2024 Plan will not go into effect, and we will not grant any awards under the 2024 Plan. In this event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2024 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the stock option grant date and ending three months before the date the participant exercises the stock option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the stock option was granted and more than one year after the stock option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the stock option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of common stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

The Board of Directors recommends that stockholders vote “for” the approval of the 2024 Plan.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended on December 31, 2023, are:

•	Barry E. Greene, our Chief Executive Officer;

•	Kimi Iguchi, our Chief Financial Officer and Treasurer;

•	Christopher Benecchi, our Chief Business Officer;

•	Anne Marie Cook, our Senior Vice President, General Counsel;

•	Laura Gault, M.D., Ph.D., our Chief Medical Officer; and

•	Albert Robichaud, Ph.D., our former Chief Scientific Officer.

Significant Compensation Actions

In December 2023, our Board of Directors evaluated our 2023 performance against our 2o23 corporate goals and, considering Mr. Greene’s recommendation regarding the level of achievement against each corporate goal, our Board of Directors assessed our total corporate goal achievement percentage at 82.5% for all employees, including the named executive officers.

Commencing in 2023, the Compensation Committee increased the proportion of equity awards granted as PSUs to our leadership team, other than our Chief Executive Officer, from 45% to approximately 55%, and for our Chief Executive Officer from 45% to approximately 53%, as a result of the grant of new PSUs which vest only upon our achievement of certain TSR milestones, which we refer to as the TSR Awards. Granted in March 2023, the TSR Awards are eligible for vesting based on achievement of specific levels of relative stock price performance as measured against the Nasdaq Biotechnology Index, or NBI, at the end of a three-year performance period, as discussed further below. We continued the practice of granting TSR equity awards to our leadership team in 2024.

In September 2023, Dr. Robichaud resigned as our Chief Scientific Officer, a position Dr. Robichaud had served in since Sage’s founding in 2011. In connection with Dr. Robichaud’s resignation, we entered into a separation agreement with him providing for certain severance benefits. As of April 24, 2024, Dr. Robichaud has remained in service to Sage as a scientific consultant and member of our medicinal chemistry and pre-clinical scientific advisory boards.

Stockholder Engagement and Say-on-Pay Vote Results

In evaluating our executive compensation program, our Compensation Committee considers a number of factors, including feedback we receive from our stockholders about our executive compensation program. Our Compensation Committee views stockholder feedback as an important factor in developing and improving our executive compensation program. Our stockholder outreach is a year-round effort by our management to engage with our stockholders in a continuous and meaningful way. Members of our Compensation Committee and our Nominating and Corporate Governance Committee have participated in some of these discussions.

At the 2023 annual meeting of stockholders, our annual say-on-pay proposal for our 2022 compensation program received support from 78.1% of the votes cast by our stockholders on the matter, up from 43.4% support in 2022. Between mid-2023 and early 2024, we solicited feedback from stockholders representing approximately 87% of our outstanding shares based on public filings as of December 31, 2023 and engaged with stockholders then representing approximately 67% of our outstanding shares to seek input on our corporate governance and compensation matters.

Our Compensation Committee and management team carefully evaluated stockholder feedback related to our executive compensation program in the context of our compensation philosophy, objectives, and peer practices. In response to positive stockholder feedback regarding our use of TSR awards in 2023, we have continued a similar practice in 2024, with a certain portion of equity awards granted to our leadership team, including our named executive officers, as PSUs including a TSR goal. In addition, in response to stockholder feedback, we have included more detailed description of our 2023 goals and the performance assessment conducted by our Board of Directors.

Corporate Background and Highlights for 2023

We are a biopharmaceutical company with a mission to pioneer solutions to deliver life-changing brain health medicines, so every person can thrive. Alongside our postpartum depression commercial products, we are targeting diseases and disorders of the brain across our clinical development and earlier stage pipeline. Our focus as a company is on brain health, and we are currently targeting two critical central nervous system, or CNS, receptor systems, GABA and NMDA. The GABA receptor family, which is recognized as the major inhibitory neurotransmitter in the CNS, mediates downstream neurologic and bodily function via activation of GABAA receptors. The NMDA-type receptors of the glutamate receptor system are a major excitatory receptor system in the CNS. Dysfunction in these systems is implicated in a broad range of CNS disorders.

Because we have a pay-for-performance philosophy, actual compensation levels for our executive officers, including our named executive officers, are correlated to the achievement of corporate goals and individual performance. Below are our key business and performance highlights from 2023, which the Compensation Committee and Board considered when assessing the Company’s performance against the 2023 corporate goals for the purposes of funding the Annual Bonus Incentive Plan for 2023 for all employees, including our named executive officers:

•

Our product ZURZUVAE™ (zuranolone) was approved by the U.S. Food and Drug Administration, or FDA, on August 4, 2023 for the treatment of postpartum depression, or PPD, in adults, and became commercially available in the U.S. in December 2023 as a treatment for women with PPD.

•	In December 2023, we and Biogen completed screening in the Phase 2b KINETIC 2 placebo-controlled study of SAGE-324 in essential tremor, and the study completed enrollment in January 2024.

•	In 2023, we achieved multiple development milestones with respect to dalzanemdor (SAGE-718), including:

○

continued to advance our ongoing Phase 2 clinical trials evaluating dalzanemdor in patients with cognitive impairment associated with Huntington’s disease, Parkinson’s disease and Alzheimer’s disease, including completing enrollment in the Phase 2 PRECEDENT placebo-controlled study of dalzanemdor in patients with mild cognitive impairment due to Parkinson’s disease; and

○	received Orphan Drug Designation from the FDA and European Medicines Agency for dalzanemdor for the potential treatment of Huntington’s Disease.

•	We ended 2023 with cash, cash equivalents and marketable securities of approximately $753 million.

Compensation Philosophy and Objectives

Our Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder return, including by supporting our achievement of our primary business goals and our ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program by making a significant portion of total compensation variable and dependent on performance against goals, by differentiating awards based on individual performance, and, beginning in March 2023, by tying the vesting of certain PSU awards made to our leadership team to specified TSR milestones, all of which are intended to align our compensation program with stockholder interests.

To achieve these objectives, our Compensation Committee regularly reviews our compensation policies and overall program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive for our size and stage of development. Specifically, for our executive officers, our Compensation Committee targets base salaries within a market-competitive range for our peer group and targets annual cash bonuses and annual long-term equity incentive awards around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Key Performance Factors in Determining Executive Compensation

The biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous regulatory approval process, including the requirements for multiple phases of human testing and the need to meet a significant number of other government requirements. We are heavily focused on the commercialization of ZURZUVAE for women with PPD, and we continue to focus on advancing our clinical-stage product candidates and on research and development. Accordingly, our Compensation Committee believes that the following performance factors may best support our future growth:

•	efforts to support a successful commercial launch of ZURZUVAE in the treatment of women with PPD in the U.S.;

•	revenue results given the stage of launch, as well as other key metrics, including number of patients treated, and progress on pricing and reimbursement efforts;

•	initiation, progress, and completion of clinical trials for our product candidates, particularly late-stage programs;

•	key research and development achievements;

•	achievement of regulatory milestones for our product candidates, including filing applications for product approvals and obtaining regulatory approvals;

•	new business initiatives, including business development and financings;

•	managing our growth while maintaining a high-performing, high-integrity organization and culture;

•	our ability to obtain and maintain protection of key intellectual property rights; and

•	financial and operating performance.

Executive Compensation Elements

Key elements of our compensation programs include the following:

Compensation Element	Description	Strategic Role

Base Salary	• Fixed cash compensation. • Targeted within the market-competitive range, taking into consideration each named executive officer’s individual performance, skills, and experience.	• Attracts and rewards high-performing executives through market competitive pay and reflects individual performance over time.
Short-Term Annual Performance – Based Cash Incentives – Variable Pay

•   Annual Bonus Incentive Plan funding based on an assessment of overall corporate performance against annually pre-determined corporate goals. Individual performance is then assessed to determine individual bonus payout.

• Helps drive company-wide and individual performance. • Rewards annual performance. • Motivates executives to achieve performance objectives that are key to our annual operating and strategic plans.

Long-Term Equity Incentives – Variable Pay

•   Annual equity awards are a mix of stock options and RSUs with multi-year time-based vesting, and PSUs that vest upon achievement of major clinical development, regulatory, commercial and/or TSR milestones.

•   Motivates executives to achieve multi-year strategic objectives and major milestones.

•   Focuses on sustained long-term growth.

•   Aligns executive interests and stockholder interests.

•   Enhances retention of key leadership personnel.

Compensation Element	Description	Strategic Role

• Any realizable value earned from our equity awards is from stock appreciation and achievement of corporate and strategic milestone goals.

Other Compensation Practices

In addition to our compensation elements, the following compensation program features are designed to align our executive team’s interests with stockholder interests and market best practices:

What We Do	What We Don’t Do

We utilize a pay-for-performance compensation philosophy, with total compensation levels for our executive officers, including our named executive officers, correlated to the achievement of corporate goals and individual performance.

We do not offer any tax gross-up payments to our executive team for any change-of-control payments.

Our Compensation Committee engages its own independent, external compensation consultant to assist the committee in its review of executive and director compensation practices.	We do not permit our executive officers to hedge our securities pursuant to our Insider Trading Policy.

We proactively engage with our stockholders throughout the year.	We do not permit our insiders, including our executive team, to pledge our securities or purchase our securities on margin.

We have a clawback policy, which requires us to attempt to recover certain erroneously awarded incentive-based compensation paid to our current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws.

We do not offer our executive team any substantially enhanced benefits or perquisites when compared with our overall employee population.

We require our executive officers and directors to hold shares of our common stock in order to help align their long-term interests with those of our stockholders; see “—Executive Officer Stock Ownership Guidelines”.

We have double-trigger (versus single-trigger) vesting of outstanding equity awards following covered transactions under our employment arrangements with our executive officers.

Target Pay

Our Compensation Committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components, after a rigorous process of reviewing benchmark information provided by the Compensation Committee’s compensation consultant and other relevant data on market practices. We strive to provide our executive officers with a balance of short-term and long-term incentives to encourage and reward consistently strong performance. Approximately 88% of our 2023 compensation for our Chief Executive Officer and approximately 73% of our 2023 compensation for our other executive officers, including our other named executive officers, was variable, at risk and based on performance. Ultimately, the objective in setting the balance between long-term and short-term compensation is to ensure adequate base and short-term incentive compensation to attract and retain talent, while providing incentives to maximize long-term value for the Company and our stockholders.

Roles and Executive Compensation Process

Role of our Compensation Committee – Our Compensation Committee is responsible for, among other things, reviewing and approving, or recommending for approval by our Board of Directors, the compensation of our executive officers and certain other members of our leadership team, including salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. A full description of the Compensation Committee’s role and responsibilities is in the Compensation Committee’s written charter, which was adopted by the Board of Directors and is available on our website at http://investor.sagerx.com/corporate-governance.

Goalsetting and Performance Assessment – Annual corporate goals and strategic milestone goals used as PSU vesting triggers are proposed by our leadership team in December of a given year or in the first quarter of the next year, reviewed by our Compensation Committee, and approved by our Board of Directors. During the same period, our Compensation Committee, with the input of the leadership team, evaluates our annual corporate performance against the prior year’s corporate goals, and taking into account other factors relevant to corporate performance, assigns an annual corporate performance rating which is then assessed and approved by the full Board of Directors. Our strategic milestone goals used as PSU vesting triggers are set by our Board of Directors and assessed on an ongoing basis.

Decision Process – Typically during the first quarter of each year, our Compensation Committee determines the compensation for such year for each of the executive officers other than our Chief Executive Officer and submits a compensation recommendation to our Board of Directors for our Chief Executive Officer. Our Board of Directors then determines the compensation for such year for our Chief Executive Officer. The compensation determination for our Chief Executive Officer and our other executive officers, including the amount of any annual equity awards, the amount of any cash incentive payments, and any changes in base salary, are in each case based on the prior year’s overall corporate performance against the established corporate goals, as well as each individual executive officer’s contributions to the achievement of the corporate goals and individual performance. Bonuses paid under our Annual Bonus Incentive Plan are typically paid in the first quarter of the calendar year. Our Compensation Committee may also periodically review the compensation of our executive officers throughout the course of the year.

Role of Management – As a part of determining named executive officer performance and compensation, the Compensation Committee receives recommendations from our Chief Executive Officer (except with respect to the Chief Executive Officer’s own compensation and performance). Our Chief Executive Officer’s performance and compensation is approved by our Board of Directors based upon the recommendation of the Compensation Committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by our Board of Directors at the beginning of each year, in addition to a review of individual performance.

Role of the Compensation Committee’s Independent Compensation Consultant – For 2023, our Compensation Committee engaged Alpine Rewards, or Alpine, as its independent compensation consultant to advise on executive compensation matters including overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board of Directors. Alpine advises the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Alpine consultants attend meetings of the Compensation Committee when requested to do so. Alpine reports directly to our Compensation Committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our Compensation Committee has assessed the independence of Alpine consistent with Nasdaq listing standards and has concluded that the engagement of Alpine does not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our Compensation Committee reviews publicly available compensation data and survey data provided by our compensation consultant from a peer group. Our Compensation Committee considered companies with the following criteria when establishing our peer group for 2023 compensation decisions:

•	Sector – U.S. public biotechnology/pharmaceutical companies

•	Stage of Development – focus on early commercial companies

•	Market Capitalization – ~1/3x to 3x our market capitalization

•	Revenue – companies with under $500 million in revenue

•	Research & Development – research and development expenses >$100 million

In addition to a peer group determined using the above criteria, our Compensation Committee also considered companies which list Sage as a peer in their compensation disclosures. The Compensation Committee also uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements.

In determining the 2023 compensation for our named executive officers, our Compensation Committee relied on the following peer group prepared by Alpine and approved by the Compensation Committee in September 2022, which we call our 2023 Peer Group:

ACADIA Pharmaceuticals Inc.

Amicus Therapeutics, Inc.

Agios Pharmaceuticals, Inc.

Alector, Inc.

Apellis Pharmaceuticals Inc.

Blueprint Medicines Corporation

CRISPR Therapeutics AG

Deciphera Pharmaceuticals, Inc.

Exelixis, Inc.

FibroGen, Inc.

Halozyme Therapeutics, Inc.

Harmony Biosciences Holdings, Inc.

Insmed, Inc.

Intra-Cellular Therapies, Inc.

Mirati Therapeutics

Sorrento Therapeutics

Ultragenyx Pharmaceutical Inc.

Changes as compared to the peer group approved for 2022 included removal of Acceleron Pharmaceuticals, Inc., Biohaven Pharmaceuticals, Inc., Epizyme, Inc. and Global Blood Therapeutics, Inc., each of which was acquired, and bluebird bio and Nektar Therapeutics, each of which fell outside of our market capitalization range criteria. Six additional companies meeting our criteria, Amicus Therapeutics, Inc., Apellis Pharmaceuticals, Inc., CRISPR Therapeutics AG, Halozyme Therapeutics, Inc., Mirati Therapeutics, Inc., and Sorrento Therapeutics, Inc., were added to our 2023 Peer Group, for a total of seventeen companies, which the Compensation Committee believed provides a meaningful sample for quality benchmarking.

At the time the 2023 Peer Group was approved, the 30-day average market capitalization of each organization was approximately $3.09 billion, median revenue was $230 million and median research and development expense was $324 million. We believe that the compensation practices of our 2023 Peer Group provided us with appropriate compensation reference points for evaluating the compensation of our named executive officers during 2023. The Compensation Committee also considers other reference points and criteria, including market factors and competition for executive talent, when establishing targeted compensation levels, such as the executive’s experience level, contributions in helping to achieve our goals, individual performance against the executive’s individual goals where applicable, scope of responsibility, skill sets, and leadership potential, as well as our critical needs and succession planning.

Our Compensation Committee reviews the companies in our peer group annually and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives and to ensure the companies in the peer group remain appropriate. For purposes of executive compensation for 2024, our Compensation Committee, with the advice of Alpine, recommended no change to our peer group criteria and examined our 2023 Peer Group in light of our stage of growth as a commercial company, the stage of development of our clinical programs and changes in our market capitalization, among other considerations. With reference to these and other key business metrics, companies whose market capitalization no longer met our criteria and/or whose stage of development was no longer comparable to our stage of development were removed and new companies were added to our peer group that better aligned with our stage of development and market capitalization. Exelixis, Inc. and FibroGen, Inc. were removed from our peer group due to their market capitalization not meeting our criteria, and Sorrento Therapeutics, Inc. was removed due to filing for bankruptcy. To replace the companies that were removed, six biopharmaceutical companies that met our peer group criteria—Amylyx Pharmaceuticals, Inc., Axsome Therapeutics, Inc., Cerevel Therapeutics, Inc., Rhythm Pharmaceuticals, Inc., and Supernus Pharmaceuticals, Inc.—were added to our revised peer group. In September 2023, our Compensation Committee approved the revised peer group, which we refer to as our 2024 Peer Group, consisting of the following companies:

ACADIA Pharmaceuticals Inc.

Agios Pharmaceuticals, Inc.

Alector, Inc.

Amicus Therapeutics, Inc.

Amylyx Pharmaceuticals

Apellis Pharmaceuticals, Inc.

Axsome Therapeutics, Inc.

Blueprint Medicines Corporation

Cerevel Therapeutics, Inc.

CRISPR Therapeutics, Inc.

Deciphera Pharmaceuticals, Inc.

Halozyme Therapeutics, Inc.

Harmony Biosciences Holdings, Inc.

Insmed, Inc.

Intra-Cellular Therapies, Inc.

Mirati Therapeutics, Inc.

Rhythm Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc.

Ultragenyx Pharmaceutical Inc.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies are paid, and negotiations during the hiring process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as our financial position, or if there is a change in the scope of the officer’s responsibilities.

At the beginning of 2023, our Compensation Committee approved increases in base salary for each of our named executive officers, based upon the named executive officer’s individual performance and the comparison of his or her base salary to the base salaries of executive officers in comparable positions in our 2023 Peer Group. Each salary adjustment was retroactive to January 1, 2023. The table below sets forth the adjustments made in 2023 to the 2022 base salary, in dollars and as a percentage:

Name	2022 Base Salary ($)	2023 Base Salary($)	Increase (%)

Barry E. Greene	760,725	798,761	5.0%
Kimi Iguchi	458,556	486,069	6.0%
Christopher Benecchi(1)	444,642	501,125	12.7%
Anne Marie Cook	475,151	496,533	4.5%
Laura Gault, M.D., Ph.D.(2)	525,000	529,013	0.8%
Albert Robichaud, Ph.D.(3)	500,223	522,733	4.5%

(1)

Effective June 16, 2022, Mr. Benecchi was promoted to Chief Business Officer, and in connection with this promotion, our Compensation Committee, following a review of 2022 Peer Group data, approved an increase to Mr. Benecchi’s annualized 2022 base salary from $444,642 to $475,000. Mr. Benecchi’s 2023 base salary increase is equal to 5.5% of his 2022 salary reflective of his promotion.

(2)

Dr. Gault was appointed as our Chief Medical Officer in October 2022. Based on Dr. Gault’s experience and an assessment of base salaries of chief medical officers at our 2022 Peer Group and similar companies, her annualized base salary for 2022 was set at $525,000. Dr. Gault’s 2023 base salary increase was prorated for the time she worked in 2022; on an annualized basis, the increase is equal to 4.5%.

(3)	Dr. Robichaud resigned as Chief Scientific Officer effective September 15, 2023.

Short-Term Incentives – Performance-Based Annual Bonus Incentive Plan

The Compensation Committee reviews the competitiveness of our Annual Bonus Incentive Plan targets annually. No changes were made to incentive targets for executive officers in 2023.

Short-Term Incentives – Performance-Based Annual Bonus Incentive Plan Corporate Goals Assessment

In making its determination regarding bonuses based on performance in 2023 under our annual cash incentive program, our Compensation Committee considered our performance against our 2023 corporate goals and other considerations reflecting the Company’s significant accomplishments in 2023. The 2023 corporate goals and the weight attributable to each goal were approved by our Board of Directors in the first quarter of 2023. In December 2023, the Board of Directors evaluated our 2023 performance against our corporate goals and considered Mr. Greene’s recommendation regarding the level of achievement against each goal. The Board of Directors assessed the Company’s total corporate goal achievement percentage at 82.5% for all employees, including the named executive officers, which balanced the Company’s significant accomplishments in 2023, including receiving FDA approval for, and making commercially available, ZURZUVAE for the treatment of women with PPD, with the Company’s receipt of a Complete Response Letter for zuranolone for the treatment of major depressive disorder, or MDD, in August 2023. A summary of the corporate goals, relative weightings, level of achievement is set forth in the table below:

2023 Corporate Goals	Weight	Performance	Select Results

Regulatory & Supply Chain Launch Readiness	25%	Partially Achieved	• Zuranolone NDA accepted for filing in Q1 2023 and granted priority review.

•  Achieve FDA acceptance of the zuranolone new drug application, or NDA, in MDD and PPD.

•  Support FDA review to achieve first cycle approval for MDD and PPD and maintain FDA inspection readiness.

•  Achieve zuranolone supply chain launch readiness.

•  The FDA approved zuranolone for the treatment of women with PPD in the U.S.

•  Achieved inspection readiness.

•  Achieved supply chain readiness, including multi-year inventory of capsules and active pharmaceutical ingredient.

•  The FDA issued a Complete Response Letter, or CRL, for zuranolone in the treatment of adults with MDD.

Commercialization	20%	Achieved	• Achieved ZURZUVAE commercial availability in December 2023.

•  Achieve launch readiness by the end of 2023 based on NDA review status.

•  Through appropriate forums, including scientific exchange, publications, and permitted interactions with payers and other stakeholders, increase knowledge of zuranolone.

•  Leverage ZULRESSO to build PPD in market capabilities.

•  Engaged in discussions with national, regional and government payors to advocate for broad and equitable access to ZURZUVAE for women with PPD with minimal restrictions.

•  Utilized broad omnichannel approach, comprised of dynamic digital tools, to provide education about PPD to healthcare providers, patients, and patient advocates.

Financial Health and Value Creation	20%	Partially Achieved	• We ended 2023 with cash, cash equivalents and marketable securities of approximately $753 million. • Experienced decrease in stock price following receipt of CRL.
• Maintain strong balance sheet to support launch and commercialization efforts and the growth of our portfolio.

2023 Corporate Goals	Weight	Performance	Select Results

Portfolio	20%	Exceeded	• Advanced dalzanemdor (SAGE-718) in multiple ongoing Phase 2 studies.
• Build and maintain an innovative and diversified early and mid-stage research and development pipeline.

•  Completed screening in the Phase 2b KINETIC 2 placebo-controlled study of SAGE-324 in essential tremor.

•  Opened an investigational new drug application, or IND, for SAGE-421.

•  Opened a clinical trial application, or CTA, for SAGE-319.

•  Initiated study of brexanolone for the treatment of tinnitus in mid-2023.

•  Initiated study of zuranolone for the treatment of adolescent major depressive disorder in early 2023.

People	15%	Exceeded	• Advanced culture of integrity across our
• Achieve growth and effective integration of workforce to support our long-term strategic objectives and continue to reflectour culture of integrity, inclusivity,			commercial launch-readiness activities, including ongoing compliance training for our launch teams and updates to related policies.
patient safety, quality and compliance in the design and execution of our activities.			• Successfully executed on commercial build in preparation for the launch of ZURZUVAE. • Achieved awards recognizing our people and culture in multiple magazines and publications.
Final Corporate Performance Level		82.5%

Calculation of Annual Cash Incentives

Our Compensation Committee establishes the annual performance-based cash bonus opportunity for each member of our leadership team other than our Chief Executive Officer, representing a percentage of each individual’s base salary. In January 2024, the Compensation Committee assessed the individual performance of each of our named executive officers other than Mr. Greene and Dr. Robichaud. Mr. Greene’s bonus as Chief Executive Officer was determined solely on the basis of the corporate performance level, and therefore received a bonus equal to 82.5% of his target bonus for 2023. Dr. Robichaud resigned in September 2023, and under the terms of his separation agreement, described further below, he received a pro-rated bonus equal to 60% of his bonus target for 2023. The bonuses paid to our named executive officers excluding Mr. Greene and Dr. Robichaud were a function of both the corporate performance level and individual performance relative to our corporate goals.

When assessing the individual performance of the named executive officers other than Mr. Greene and Dr. Robichaud, the Compensation Committee considered the following contributions to our corporate goals:

Ms. Iguchi. Under Ms. Iguchi’s leadership in 2023, we delivered a robust long-range plan and analysis that provided visibility on key financial metrics, risks and opportunities, and enabled enhanced forecasting and contingency planning. These enhancements supported our management and program teams in key strategic decisions, including in connection with our financing and commercialization strategies and efficient management of operating expenses. Throughout 2023, Ms. Iguchi also drove timely forward-looking analyses and insights, generated multiple business cases for various programs, and facilitated agile investment planning, allowing rapid adjustments to support our strategic reorganization and the extension of our cash runway. Throughout 2023, Ms. Iguchi strategically executed investor outreach and targeting. In addition, Ms. Iguchi oversaw the process to select a new location for our corporate headquarters, ultimately executing a lease that we expect will result in a significant reduction of our Cambridge real estate footprint and related lease and operating expenses.

Mr. Benecchi. Under Mr. Benecchi’s leadership in 2023, we developed and implemented zuranolone launch readiness planning and made ZURZUVAE commercially available to treat women with PPD in December 2023. In preparation for commercial availability and launch of ZURZUVAE, Mr. Benecchi led development of our go-to-market strategies and operating plans and built relationships with national, regional and government payors, including to advocate for broad and equitable access to ZURZUVAE for women with PPD with minimal restrictions. In addition, Mr. Benecchi provided key inputs for strategic decisions relating to our investment plans, marketing, market access, distribution, branding, and forecasting, including to assist with development of our short- and long-term business planning efforts.

Dr. Gault. Under Dr. Gault’s leadership in 2023, our team achieved significant regulatory milestones, including those associated with the filing of the NDA for zuranolone and resulting in the FDA’s approval of ZURZUVAE for the treatment of women with PPD and the overall label obtained for ZURZUVAE. Dr. Gault made key contributions in 2023 to bolster clinical trial enrollment and establish oversight and data quality initiatives, which helped lead to the early completion of enrollment for several of our clinical trials. Throughout 2023, Dr. Gault developed relationships with key internal and external stakeholders to advance our mission. In addition, Dr. Gault played an instrumental role in our ongoing efforts to integrate our health economics and outcomes research plans into our overall program strategy.

Ms. Cook. Under Ms. Cook’s leadership in 2023, our legal, compliance and intellectual property teams provided pragmatic guidance and solutions on a range of key strategic and business execution matters, including our efforts to gain regulatory approval of zuranolone in the U.S.; our permitted pre-launch and commercial launch activities following the FDA’s approval of ZURZUVAE for the treatment of women with PPD; and other key activities. Throughout 2023, Ms. Cook provided key input and guidance on efforts to support our strong culture of integrity and compliance and with respect to our ongoing collaborations, commercialization efforts, contracting strategy, onboarding and training of personnel, and research and development.

The table below shows, for each named executive officer, such executive’s target cash incentive award under the 2023 annual cash incentive program as a percentage of the named executive officer’s annual base salary in 2023, the target cash incentive award opportunity in dollars for 2023, our Company performance factor based on the Board of Directors’ assessment of our corporate performance, each individual’s performance factor based on an assessment of individual performance, and the actual cash incentive award payments to our named executive officers for 2023 performance, which were paid in February 2024. To calculate each award payment, we multiplied the applicable named executive officer’s target cash incentive award opportunity by both the corporate and individual performance-level multipliers.

2023 Performance-Based Annual Cash Incentive Awards

Name(1)	2023 Target Cash Incentive Award (% of 2023 Base Salary)	2023 Target Cash Incentive Award Opportunity ($)	2023 Company Performance Factor (%)	2023 Individual Performance Factor (%)	2023 Cash Incentive Award Payment ($)
Barry E. Greene	65%	519,194	82.5%	N/A (2)	428,336
Kimi Iguchi	40%	194,427	82.5%	100%	160,403
Christopher Benecchi	40%	200,450	82.5%	100%	165,371
Anne Marie Cook	40%	198,613	82.5%	100%	163,856
Laura Gault, M.D., Ph.D.	40%	211,605	82.5%	100%	174,574

(1)

Dr. Robichaud resigned from the Company in September 2023 and, therefore, he has been excluded from this table. Under the terms of Dr. Robichaud’s separation agreement, described further below, Dr. Robichaud received a pro-rated bonus equal to 60% of his bonus target for 2023.

(2)	Mr. Greene’s performance-based annual cash incentive award is based solely on the Company’s performance factor and has no individual performance factor component.

Long-Term Incentives – Equity Incentive Compensation

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive, and we compete for talent with many companies that have greater financial resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer. We typically grant equity awards to each of our executive officers upon commencement of employment; annually in conjunction with our review of individual performance; in connection with a promotion; or as a special incentive.

In determining the annual equity awards to grant to any of our executive officers, which includes our named executive officers, the Compensation Committee typically considers a number of factors, including: our performance against corporate goals during the preceding year, the executive officer’s individual performance during the preceding year, the executive officer’s ability to drive future value creation, the overall retention value of past equity awards, and competitive levels of executive compensation for similarly situated executive officers based on analysis of data from our applicable peer group. In addition, our Compensation Committee reviews all components of the executive officer’s compensation to ensure that his or her total compensation is aligned with our overall philosophy and objectives.

Equity awards for our employees, including our executive officers, take the form of stock options with time-based vesting, RSUs with time-based vesting, and PSUs. As a company that relies heavily on the use of stock options to align the interests of employees, including our executive officers, with the interests of stockholders, we do not believe that the Black-Scholes accounting value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”, or FASB Topic 718) should be the primary determinant of award size. We believe stock price volatility is inherent in the drug development industry, and we do not believe that employees should be rewarded with more shares due to decreases in our stock price or penalized with fewer shares due to increases in our stock price. Therefore, we focus on percentage ownership and managing dilution, which we believe are important to our stockholders and provide greater continuity from year to year for our employees. We then validate our assessment with a review of the applicable Black-Scholes accounting values to ensure the market competitiveness of our incentive programs is evaluated holistically.

To this end, we use a unit-based approach to determine equity awards for all employees, including our executive officers, and consider the percent ownership of the Company being awarded as the primary measure for targeting competitive awards. We align the overall pool of equity to be awarded to our executive officers with the median competitive range and allow for some flexibility within that range, dependent on business needs, with sensitivity towards short-, medium-and long-term dilution. Black-Scholes accounting value (calculated in accordance with FASB Topic 718) and current realizable value of historical awards are factors also considered to help ensure appropriate stewardship of the equity plan and reasonable delivery to equity recipients. To establish specific market competitive equity guidelines for our executive officers, we apply the percent ownership of the Company being awarded, using stock options as our benchmark for measurement.

For our executive officers, including our named executive officers, in 2022 we split the total number of shares subject to equity awards 55%/45% between stock options with time-based vesting and PSUs. The shares subject to PSUs only vest upon the achievement of pre-defined strategic milestone goals and are subject to the risk of forfeiture if the applicable goals are not achieved. In 2023, we increased our emphasis on PSUs by adding a TSR-based vesting component and splitting the total number of shares subject to equity awards 47%/53% between stock options with time-based vesting and PSUs for our CEO, and 45%/55% for our other named executive officers. This change was driven by our pay-for-performance philosophy and feedback we received from our stockholders.

A portion of the PSUs granted to our named executive officers in 2023 vest upon the achievement of strategic regulatory and commercial milestones approved by our Board of Directors. We believe these milestones, summarized as follows, are aligned with potential value creation for our stockholders over a span of one to five years:

2023 PSU Milestones(1)	% Weighting to Vest(2)

Achievement of a specified number of cumulative patients treated with zuranolone (in approved indications)	35%
Submission to the FDA of our next original NDA (other than SAGE-718), or a supplemental NDA for a new indication of an approved product	35%
Achievement of first patient in a Phase 2 clinical trial evaluating a product candidate other than SAGE-217, SAGE-718, or SAGE-324	30%

(1)	Used for all non-TSR PSUs granted to our executive officers in 2023. The deadline for achievement of these milestones is February 1, 2033.
(2)	The PSUs associated with each milestone will vest at the time the milestone is achieved.

In addition, commencing in 2023, a portion of the PSUs granted to our named executive officers vest only upon the achievement of certain TSR milestones. Granted in March 2023, the TSR Awards are eligible for vesting based on achievement of specific levels of relative stock price performance as measured against the NBI at the end of the three-year performance period between January 1, 2023 and December 31, 2025, as set forth below:

Threshold(1)	Percentile Ranking vs. NBI(2)	Vesting as a % of PSUs Granted
No TSR Awards will vest if, at the end of the TSR Performance Period, our 30-day average stock price is below $100 per share	90th Percentile	200%
	75th Percentile	100%
	60th Percentile	50%
	Less than 60th Percentile	0%

(1)

To determine actual performance, a 30-day calendar averaging period for beginning and ending stock price will be used (i.e., average stock price for January 2023 compared to average stock price for December 2025).

(2)	The NBI is calculated using a closed index, where peers that constitute the index remain fixed during the TSR Performance Period.

The following summarizes milestone activity under historical PSU awards during 2023:

•

A performance milestone from the 2021 annual PSU awards tied to FDA acceptance of our next NDA was achieved when the FDA accepted the NDA for zuranolone in February 2023, and the corresponding awards vested.

•

A performance milestone from the 2020 annual PSU awards tied to our second commercial launch (first dollar of revenue) by the end of 2024 was achieved when the first dollar of revenue from ZURZUVAE was recognized in November 2023, as a result of the first sale of ZURZUVAE to a distributor, and the corresponding awards vested.

•

A performance milestone from the 2020 annual PSU awards tied to the first patient in a Phase 3 clinical trial of a product candidate other than SAGE-217 (zuranolone) by the end of 2023 was not achieved, and the corresponding awards expired without vesting.

All stock options granted to our executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not earn any compensation from his or her options until they are vested and unless our share price increases above the share price on the date of grant. Stock options granted to our executive officers have time-based vesting, typically vesting as to 25% of the shares on the first anniversary of their hire date or date of grant and then in equal monthly installments thereafter until the fourth anniversary of such date subject to the executive officer’s continued employment through each such date, which we believe provides an incentive to our executives to add value to the Company over the long-term and to remain with Sage. Vesting of option and PSU grants to employees typically ceases upon termination of employment, and option exercise rights typically cease three months following termination of employment, except in the case of death or disability or where the Compensation Committee or the Board of Directors has exercised its authority to extend the relevant option exercise time period. Prior to the exercise of an option and the vesting and settlement of PSUs, the grantee does not have any rights as a stockholder with respect to the applicable shares underlying the equity awards, including voting rights and the right to receive dividends or dividend equivalents.

All equity awards to our named executive officers are approved by our Compensation Committee, other than equity awards to our Chief Executive Officer, which are approved by the Board of Directors upon a recommendation by the Compensation Committee.

Annual equity awards to our named executive officers other than our Chief Executive Officer are typically granted at one of the first few regularly scheduled meetings of the Compensation Committee of the calendar year. Equity awards vary in size among our executive officers. Because Dr. Gault was hired in October 2022, she received a pro-rated portion of her annual grant in 2023.

A summary of the 2023 annual equity awards granted to each of our named executive officers is shown in the table below:

Name	Stock Options (#)	Performance Restricted Stock Units (PSUs) (#)	Stock Options ($)(1)	Performance Restricted Stock Units (PSUs) ($)(1)	Stock Options (%)(2)	Performance Restricted Stock Units (PSUs) (%)(2)

Barry Greene	66,500	74,250	1,990,425	3,004,440	0.11	0.12
Kimi Iguchi	16,720	21,140	501,374	823,119	0.03	0.04
Christopher Benecchi	20,900	24,550	626,149	977,524	0.03	0.04
Anne Marie Cook	19,000	23,000	569,627	907,340	0.03	0.04
Laura Gault, M.D., Ph.D.	2,660	9,670	79,629	303,758	0.00	0.02
Albert Robichaud, Ph.D.	16,720	21,140	501,413	823,119	0.03	0.04

(1)

The amounts reported in the “Stock Options” and “Performance Restricted Stock Units (PSUs)” columns above do not reflect the amount of compensation actually received by the named executive officers from the stock options and PSUs during the fiscal year. The amounts reported in these columns represent the grant date fair value of the stock options and PSUs granted to the named executive officers during 2023, calculated in accordance with the provisions of FASB Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 14, 2024 for a discussion of assumptions made by us in determining the grant date fair value of our stock option and PSU awards. In accordance with SEC rules, these amounts are calculated based on the probable outcome of the performance conditions as of the grant date. We assume for purposes of these calculations that the performance conditions for all PSU awards, including the TSR Awards, will be met at target.

(2)

The number reported in this column is the percentage the relevant grant is of the quantity of our total shares outstanding on the grant date. The grant was made on February 13, 2023, when we had 59,733,934 shares outstanding.

Executive Officer Stock Ownership Guidelines

Because of the importance of linking the interests of management and stockholders, in 2015, our Compensation Committee established stock ownership guidelines for our executive officers. These guidelines specify the number of shares that our executive officers must accumulate and hold within five years from the later of the effective date of implementation of the guidelines or the date the individual was hired or promoted to an executive officer position. Under the guidelines, ownership targets are set at a value greater than or equal to four times base salary in the case of our Chief Executive Officer, and greater than or equal to two times base salary in the case of our other executive officers. The following forms of equity are counted as owned for purposes of the stock ownership guidelines: shares owned outright; unvested restricted stock units (whether or not performance-based); and vested but unexercised “in-the-money” stock options. We conducted our most recent periodic assessment on the basis of ownership as of June 15, 2023, and all executive officers who were required to be in compliance with our ownership guidelines by that date were in compliance. The Compensation Committee oversees compliance with the stock ownership guidelines and periodically reviews and amends the stock ownership guidelines as the Compensation Committee deems advisable.

Stock Option Granting Practices

Delegation to Our Chief Executive Officer

Currently, all of our employees, including our named executive officers, are eligible to participate in the 2014 Plan. Currently, all new employees are granted stock options when they start employment under the 2014 Plan, and all continuing employees are eligible for equity awards on an annual basis under the 2014 Plan based on performance and upon promotions to positions of greater responsibility. Our Compensation Committee has delegated to our Chief Executive Officer the authority to make equity awards under our 2014 Plan within approved guidelines to new hires, to non-employee consultants, and in connection with annual grants and promotions, other than grants to leadership team members who directly report to the Chief Executive Officer, which include all executive officers. The number of stock options or other equity awards our Chief Executive Officer may grant under the 2014 Plan to any individual must be within the range set by our Compensation Committee for these awards.

With respect to stock option awards to new hires made under the 2014 Plan, the award is typically granted to the new hire on the first business day of the calendar month following the date of his or her first date of employment.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Compliance with IRS Code Section 162(m)

We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. The Compensation Committee has and will continue to review on a periodic basis the potential effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our company and our stockholders.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our directors, officers and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Certain of our executive officers have adopted, and directors and other executive officers may in the future adopt, Rule 10b5-1 trading plans. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time during the term of the trading plan, including possibly before, simultaneously with, or immediately after significant events involving the Company, and at other times, including during a closed trading window, when a director, officer, or employee may otherwise be prohibited from trading. The first transaction under a 10b5-1 plan adopted on or after February 27, 2023, for directors and members of our leadership team may occur no earlier than the later of: (i) 90 days following the plan adoption or modification or (ii) two business days following the disclosure in a periodic report of our financial results for the fiscal quarter in which the plan was adopted or modified (up to a maximum of 120 days following plan adoption or modification). The first transaction under a 10b5-1 plan adopted on or after February 27, 2023, for other persons (excluding directors and members of our leadership team) may occur no earlier than 60 days following the plan adoption or modification. The directors, officers and employees who are parties to such sales plans may amend or terminate the plans in certain circumstances.

Compensation Risk Assessment

Our Compensation Committee periodically reviews and considers whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. We believe that our executive compensation program does not encourage excessive or unnecessary risk-taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. We also have a Values Code in place designed to prevent conduct by our executive officers and other employees that is inconsistent with applicable laws and regulations. Our Values Code serves as the foundation of our corporate governance principles. Disciplinary measures for violations of our Values Code may include a reduction or elimination of bonuses, termination of employment or restitution. We have established several controls to address and mitigate compensation-related risk, such as maintaining an anti-hedging and anti-pledging policy, stock ownership guidelines for our executives and non-employee directors, and a clawback policy to recover cash and equity incentive awards in connection with certain events, as described below. In addition, the stock option agreements that govern stock options granted to our executive officers and other employees provide that the options will terminate in the event of termination of the individual’s employment “for cause.” As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Clawback Policy

Our Board of Directors adopted an updated clawback policy, effective as of October 2, 2023, in accordance with Rule 10D-1 of the Exchange Act, and Nasdaq listing standards that is applicable to all of our current or former executive officers, or the Covered Persons. The clawback policy is administered by our Compensation Committee. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, it is our policy to recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by Covered Persons. The recovery of such compensation applies regardless of whether an executive engaged in misconduct or otherwise caused or contributed to the requirement for the accounting restatement.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 14, 2024.

By the Compensation Committee of the Board of Directors of Sage Therapeutics, Inc.,

Michael F. Cola, Chair

Elizabeth Barrett

James M. Frates

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2023, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2011 Plan, the 2014 Plan, the 2014 ESPP, and our 2016 Inducement Plan. Since the closing of our initial public offering, no additional equity awards have been made under our 2011 Plan. Our 2014 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of stock available for issuance on the first day of each year. The annual increase in the number of shares is a maximum of four percent of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors or Compensation Committee. On April 16, 2024, our Board of Directors approved an amendment to the 2016 Inducement Plan to reduce the number of shares available for grant thereunder, such that no future awards may be granted under the 2016 Inducement Plan following the date of such amendment, but awards previously granted under the 2016 Inducement Plan will remain outstanding.

Equity Compensation Plan Information as of December 31, 2023

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	10,788,759(1)	72.38(2)(3)	4,945,537(4)
Equity compensation plans not approved by security holders (5)	417,676(6)	143.20	2,462,326
Total	11,206,435	76.02	7,407,863

(1)

Consists of an aggregate of 7,700,365 shares of our common stock issuable upon the exercise of outstanding options granted under the 2011 Plan and the 2014 Plan, and 3,088,394 shares of our common stock subject to outstanding PSUs and RSUs granted under the 2014 Plan that will entitle the holder to one share of our common stock for each unit that vests. Does not reflect the Option Exchange Program completed in February 2024.

(2)

Does not include purchase rights accruing under the 2014 ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)

The calculation does not take into account the 3,088,394 shares of our common stock subject to outstanding PSUs and RSUs. Such shares will be issued at the time that the PSUs and RSUs vest, without any cash consideration payable by the grantee for those shares.

(4)

As of December 31, 2023, there were 4,309,457 shares available for grant under the 2014 Plan and 636,080 shares available for purchase under the 2014 Employee Stock Purchase Plan, of which 61,402 shares were issued on January 5, 2024, pursuant to an offering period that ended on December 31, 2023.

(5)	Consists of the 2016 Inducement Plan.
(6)	Consists of an aggregate of 417,676 shares of our common stock issuable upon the exercise of outstanding options granted under the 2016 Inducement Plan.

Executive Compensation

2023 Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021 for our chief executive officer, our chief financial officer, our next three highest-paid executive officers in 2023, and our former chief scientific officer, in accordance with applicable SEC rules. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Barry E. Greene	2023	798,761	—	3,004,440	(5)	1,990,425	428,336	15,529	6,237,491
Chief Executive Officer and President	2022	760,725	—	2,455,002		1,958,007	519,195	12,235	5,705,164
	2021	735,000	—	—		57,615,277(6)	501,638	12,235	58,864,150

Kimi Iguchi	2023	486,069	—	823,119	(5)	501,374	160,403	13,136	1,984,101
Chief Financial Officer and Treasurer	2022	458,556	21,667	533,696		425,901	173,334	11,813	1,624,967
	2021	443,049	—	781,565		1,021,180	167,473	10,651	2,423,918

Christopher Benecchi (7)	2023	501,125	—	977,524(5)		626,149	165,371	10,748	2,280,917
Chief Business Officer	2022	461,086	26,184	643,312		518,633	209,475	7,014	1,865,704
	2021	133,334	200,000(8)	1,019,025		1,324,058	55,699	314	2,732,430

Anne Marie Cook	2023	496,533	—	907,340(5)		569,627	163,856	13,267	2,150,623
Senior Vice President, General Counsel	2022	475,151	24,946	533,696		425,901	199,563	11,940	1,671,197
	2021	459,083	—	781,565		1,021,026	192,815	11,817	2,466,306

Laura Gault, M.D., Ph.D.	2023	529,013	175,000(10)	303,758(5)		79,629	174,574	12,351	1,274,325
Chief Medical Officer	2022	89,489(9)	204,682	1,990,405		1,643,308	37,455	2,456	3,967,795

Albert Robichaud, Ph.D. (11)	2023	381,259	—	1,787,201(5)(12)		800,913(13)	—	944,122(14)	3,913,495
Former Chief Scientific Officer	2022	500,223	26,262	466,984		372,563	210,093	11,928	1,588,053
	2021	457,660	—	925,538		1,208,940	192,218	11,806	2,796,162

(1)

In December 2022, following a review of applicable peer group data on incentive cash award levels for our executive officer positions, our Compensation Committee approved an additional bonus pool equal to 5% of the 2022 base salaries for our executive officers, except for Mr. Greene, to be available to help better align incentive cash award levels for 2022 performance with the market practices of our 2022 Peer Group and 2023 Peer Group. In February 2023, the Compensation Committee allocated the market adjustment pool among our executive officers, except for Mr. Greene. We refer to this adjustment as the Market Competitive Adjustment. The Market Competitive Adjustment was paid in addition to such executive officer’s target cash incentive award under our Annual Bonus Incentive Plan, as part of the annual bonus payments to our executive officers for 2022 performance. The 2022 amounts for Ms. Iguchi, Mr. Benecchi, Ms. Cook, and Dr. Robichaud represent each officer’s respective payment pursuant to the Market Competitive Adjustment. The 2022 amount for Dr. Gault includes (i) her payment pursuant to the Market Competitive Adjustment and (ii) a $200,000 signing bonus paid to Dr. Gault in accordance with her employment agreement. Cash bonus payments made for performance in the prior year are set forth in the column labeled “Non-equity incentive plan compensation.”

(2)

The amounts reported in the “Stock Awards” and “Option Awards” columns above do not reflect the amount of compensation actually received by the named executive officers from the stock options and PSUs during the fiscal year. The amounts reported in these columns represent the grant date fair value of the stock options and PSUs granted to the named executive officers during 2021, 2022, and 2023, calculated in accordance with the provisions of FASB Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 14, 2024, for a discussion of assumptions made by us in determining the grant date fair value of our stock option and PSU awards. In accordance with SEC rules, amounts attributable to performance-based awards are calculated based on the probable outcome of the performance conditions as of the grant date. We have determined for purposes of these calculations that the probable outcome is that the performance conditions for all PSU awards, including TSR Awards, will be met at target.

(3)

The 2023 amounts represent cash bonus payments made in 2024 for performance in 2023; 2022 amounts represent cash bonus payments made in 2023 for performance in 2022; and 2021 amounts represent cash bonus payments made in 2022 for performance in 2021, in each case pursuant to a non-equity incentive plan.

(4)	The amounts reported represent imputed income for company-paid life insurance and 401(k) matching contributions made by us.
(5)

As described in footnote 2 above, the amount reported is based on the target number of shares of our common stock issuable under the TSR Awards (i.e., 100%). If the maximum number of shares issuable under such awards are earned (i.e., 200%), the amount reported would increase as follows: for Mr. Greene, an increase of $548,000; and for each of Ms. Iguchi, Mr. Benecchi, Ms. Cook, Dr. Gault, and Dr. Robichaud, an increase of $205,500. The value shown in the table associated with the TSR Awards based on the target number of shares is as follows: for Mr. Greene, $548,000; and for each of Ms. Iguchi, Mr. Benecchi, Ms. Cook, Dr. Gault, and Dr. Robichaud, $205,500. The remaining amount represents the value of the PSU Awards granted to such named executive officer.

(6)

The amount reported reflects the grant date fair value, calculated in accordance with FASB Topic 718, of the new hire equity grant to Mr. Greene effected on January 4, 2021, and not the amount of cash compensation actually received by Mr. Greene from this stock option grant. The ultimate value of this equity award will depend on the level of achievement of various corporate performance-based vesting conditions and increases in our stock price, since 62.5% of the stock options were granted with vesting based on the achievement of strategic milestones and 37.5% of the stock options were granted with time-based vesting over four years, and in each case the exercise price is $85.82, which was the closing price of our common stock on Nasdaq on the date of grant.

(7)

Mr. Benecchi joined as our Chief Commercial Officer in September 2021. His 2021 salary and non-equity incentive plan compensation were prorated based on the number of calendar days Mr. Benecchi served as an employee in 2021. Effective June 16, 2022, Mr. Benecchi was promoted to Chief Business Officer, and in connection with this promotion, our Compensation Committee approved an increase to Mr. Benecchi’s annualized base salary from $444,642 to $475,000.

(8)	Represents a signing bonus paid to Mr. Benecchi in accordance with his employment agreement.
(9)

Dr. Gault joined as our Chief Medical Officer in October 2022. Her 2022 salary and non-equity incentive plan compensation were prorated based on the number of calendar days Dr. Gault served as an employee in 2022.

(10)	Represents a signing bonus paid to Dr. Gault in accordance with her employment agreement.
(11)

Dr. Robichaud resigned from the Company effective September 15, 2023. The amount reported as salary for Dr. Robichaud in 2023 represents the total salary earned by Dr. Robichaud during 2023 prior to his resignation. Under the terms of Dr. Robichaud’s separation agreement, Dr. Robichaud was paid the following severance pay and benefits: (i) sixty-three (63) weeks of pay at his annual base salary rate in effect immediately prior to the separation date, less applicable taxes and withholdings; (ii) a pro-rated bonus equal to 60% of his bonus target for 2023; (iii) the cost of COBRA premiums, less his regular contribution towards premiums prior to the separation date; and (iv) ten (10) weeks of pay owed Dr. Robichaud for a forfeited sabbatical, at Dr. Robichaud’s annual base salary rate in effect immediately prior to his separation date, less applicable taxes and withholdings. We also agreed to extend the post-termination exercise period for options held by Dr. Robichaud until the earlier of (i) the original expiration date for such options as provided in the applicable equity incentive plan(s) and the applicable award agreement(s), or (ii) the later of (A) September 15, 2025, and (B) the date that is three months after the cessation of his provision of any services to us, as an employee or as a consultant. In addition, we agreed to modify Dr. Robichaud’s options and PSUs such that the awards will continue to vest and become exercisable for so long as Dr. Robichaud continues to provide services to us, as an employee or as a consultant.

(12)

The amount reported includes $823,119 for stock awards granted during the year ended December 31, 2023 and $964,082 related to the incremental fair value due to the modification of stock awards in connection with Dr. Robichaud’s separation agreement as described in footnote 11 above.

(13)

The amount reported includes $501,413 for option awards granted during the year ended December 31, 2023 and $299,500 related to the incremental fair value due to the modification of option awards in connection with Dr. Robichaud’s separation agreement as described in footnote 11 above.

(14)

In addition to imputed income for Company-paid life insurance and 401(k) matching contributions of $11,020, the amount reported in the “All Other Compensation” column includes severance of $893,414 earned during the year ended December 31, 2023 in connection with Dr. Robichaud’s separation agreement as described in footnote 10 above, comprised of $633,311 of base salary, $125,456 of pro-rated bonus, $34,125 of COBRA premiums, and a $100,522 payout for Dr. Robichaud’s forfeited sabbatical. In addition, the amount reported in the “All Other Compensation” column includes $39,688 in consulting fees accrued as of December 31, 2023 pursuant to a consulting agreement we executed with Dr. Robichaud that became effective upon his separation date.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2023 to our named executive officers.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Barry E. Greene	—	519,195	1,038,390	—	—	—	—	—
Chief Executive Officer and President	2/13/23	—	—	54,250 (4)	54,250	—		2,456,440
	2/13/23	—	—	—	—	66,500 (5)	45.28	1,990,425
	3/23/23	—	—	20,000 (6)	40,000 (6)	—	—	548,000

Kimi Iguchi	—	194,428	388,856	—	—	—	—	—
Chief Financial Officer and Treasurer	2/13/23	—	—	—	—	16,720 (5)	45.28	501,374
	2/13/23	—	—	13,640 (4)	13,640	—	—	617,619
	3/23/23	—	—	7,500 (6)	15,000 (6)	—	—	205,500

Christopher Benecchi	—	200,450	400,900	—	—	—	—	—
Chief Business Officer	2/13/23	—	—	—	—	20,900 (5)	45.28	626,149
	2/13/23	—	—	17,050 (4)	17,050	—	—	772,024
	3/23/23	—	—	7,500 (6)	15,000 (6)	—	—	205,500

Anne Marie Cook	—	198,613	397,226	—	—	—	—	—
Senior Vice President, General Counsel	2/13/23	—	—	—	—	19,000 (5)	45.28	569,627
	2/13/23	—	—	15,500 (4)	15,500	—	—	701,840
	3/23/23	—	—	7,500 (6)	15,000 (6)	—	—	205,500

Laura Gault, M.D., Ph.D.	—	211,605(7)	423,210(7)	—	—	—	—	—
Chief Medical Officer	2/13/23	—	—	—	—	2,660 (5)	45.28	79,629
	2/13/23	—	—	2,170 (4)	2,170	—	—	98,258
	3/23/23	—	—	7,500 (6)	15,000 (6)	—	—	205,500
Albert Robichaud, Ph.D.(8)	—	209,093	418,186	—	—	—	—	—
Former Chief Scientific Officer	2/13/23	—	—	—	—	16,720 (5)	45.28	517,166 (9)
	2/13/23	—	—	13,640 (4)	13,640	—	—	904,332 (10)
	3/23/23	—	—	7,500 (6)	15,000 (6)	—	—	363,150 (11)
	1/23/15	—	—	—	—	32,668	38.25	55,502 (12)
	2/8/16	—	—	—	—	21,924	28.63	92,324 (12)
	2/6/17	—	—	—	—	33,200	47.70	62,299 (12)
	4/2/18	—	—	—	—	15,750	145.77	1,238 (12)
	2/13/19	—	—	—	—	19,000	157.63	1,116 (12)
	2/12/20	—	—	—	—	20,000	68.87	17,261 (12)
	3/25/20	—	—	6,000	6,000	—	—	126,120 (12)
	4/28/20	—	—	—	—	9,450	39.87	25,019 (12)
	2/10/21	—	—	—	—	22,500	82.27	8,073 (12)
	2/10/21	—	—	7,875	7,875	—	—	165,532 (12)
	2/11/22	—	—	—	—	13,300	43.04	20,915 (12)
	2/11/22	—	—	10,850	10,850	—	—	228,067 (12)

(1)

“Target” column represents the target amount of each executive’s cash payments under our 2023 annual incentive program as established by the Compensation Committee (and with respect to our Chief Executive Officer, by our Board of Directors) and described in “Compensation Discussion and Analysis” above and as calculated by multiplying such executive’s target cash incentive award percentage by his or her annual base salary, assuming 100% achievement of corporate and individual goals. There was no minimum amount payable for a specified level of performance under our 2023 annual incentive program; however, we have instituted a maximum payout cap of 200% of the bonus target for purposes of Annual Bonus Incentive Plan payouts. Actual payments made for 2023 are provided in the “Non-equity incentive plan compensation” column of the “Summary Compensation Table” above.

(2)	The exercise price of these stock options was equal to the closing price of our common stock on Nasdaq on the grant date.
(3)

The amounts reported in this column do not represent cash compensation actually received by our named executive officers during the fiscal year. The actual amount of compensation, if any, that our named executive officers are able to “realize” from these awards may vary significantly from the amounts shown, depending on the performance of our business and our stock price. Amounts represent the grant date fair value of the named executive officer’s stock options and PSUs granted in 2023 or the incremental fair value related to a modification of the award, as applicable, in each case calculated in accordance with FASB Topic 718, and using the Black-Scholes valuation model in connection with stock option awards. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions.

(4)

Represents PSUs granted in 2023 subject to performance-based vesting criteria established by the Compensation Committee and described in the footnotes to the “Outstanding Equity Awards at December 31, 2023” table below.

(5)

Represents options granted in 2023 subject to time-based vesting of which 25% vested on the first anniversary of the grant date, and the remainder vesting in equal monthly installments over the 36 months following the first anniversary of the grant date.

(6)	Represents the TSR Awards granted in 2023 and described in the footnotes to the “Outstanding Equity Awards at December 31, 2023” table below.
(7)

Dr. Gault was hired as our Chief Medical Officer in October 2022. The estimated future payment under non-equity incentive plan awards amount was prorated based on the number of calendar days since Dr. Gault joined the Company.

(8)

Dr. Robichaud resigned from the Company effective September 15, 2023. Under the terms of Dr. Robichaud’s separation agreement, as described further in footnote 10 to the 2023 Summary Compensation Table above, we agreed to extend the post-termination exercise period for options held by Dr. Robichaud until the earlier of (i) the original expiration date for such options as provided in the applicable equity incentive plan(s) and the applicable award agreement(s), or (ii) the later of (A) September 15, 2025, and (B) the date that is three months after the cessation of his provision of any services to us, as an employee or as a consultant. In addition, we agreed to modify Dr. Robichaud’s options and PSUs such that the awards will continue to vest and become exercisable for so long as Dr. Robichaud continues to provide services to us, as an employee or as a consultant. These changes were considered a modification to Dr. Robichaud’s options and PSUs and under the applicable accounting guidance, compensation cost to be recognized for equity awards that vest only as a result of a modification is based on the modification date value instead of the grant date fair value.

(9)	Amount represents (i) the grant date fair value of $501,413 and (ii) the incremental fair value of $15,753 of such option awards as a result of the modification described in footnote 8 above.
(10)	Amount represents (i) the grant date fair value of $617,619 and (ii) the incremental fair value of $286,713 of such PSUs as a result of the modification described in footnote 8 above.
(11)	Amount represents (i) the grant date fair value of $205,500 and (ii) the incremental fair value of $157,650 of such TSR awards as a result of the modification described in footnote 8 above.
(12)	Amounts represent the incremental fair value at modification date of such option grants and PSU awards as a result of the modification described in footnote 8 above.

Equity Compensation

Outstanding Equity Awards at December 31, 2023

The following table sets forth information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2023.

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
Barry E. Greene	20,000	—	—	59.53	10/1/2030	—	—
Chief Executive Officer and President	292,500	92,500(2)	—	85.82	1/4/2031	—	—
	195,000	—	455,000(3)	85.82	1/4/2031	—	—
	32,047	37,873(4)	—	43.04	2/11/2032	—	—
	—	—	—	—	—	57,040(5)	1,236,057
	—	66,500(6)	—	45.28	2/13/2033	—	—
	—	—	—	—	—	54,250(7)	1,175,598
	—	—	—	—	—	20,000(8)	433,400
Kimi Iguchi	1,642	—	—	1.36	1/22/2024	—	—
Chief Financial Officer and Treasurer	20,000	—	—	38.25	1/23/2025	—	—
	31,200	—	—	38.25	1/23/2025	—	—
	15,000	—	—	28.63	2/8/2026	—	—
	22,500	—	—	47.70	2/6/2027	—	—
	14,850	—	—	47.70	2/6/2027	—	—
	15,750	—	—	145.77	4/2/2028	—	—
	19,000	—	—	157.63	2/13/2029	—	—
	16,771	729(9)	—	68.87	2/12/2030	—	—
	9,450	—	—	39.87	4/28/2030	—	—
	13,458	5,542(10)	—	82.27	2/10/2031	—	—
	—	—	—	—	—	6,650(11)	144,106
	6,967	8,233(4)	—	43.04	2/11/2032	—	—
	—	—	—	—	—	12,400(5)	268,708
	—	16,720(6)	—	45.28	2/13/2033	—	—
	—	—	—	—	—	13,640(7)	295,579
	—	—	—	—	—	7,500(8)	162,525
Christopher Benecchi	25,312	19,688(12)	—	45.29	10/1/2031	—	—
Chief Business Officer	—	—	—	—	—	15,750(13)	341,303
	5,225	6,175(4)	—	43.04	2/11/2032	—	—
	—	—	—	—	—	9,300(5)	201,531
	3,562	5,938(14)	—	31.36	6/16/2032	—	—
	—	—	—	—	—	7,750(15)	167,943
	—	20,900(6)	—	45.28	2/13/2033	—	—
	—	—	—	—	—	17,050(7)	369,474
	—	—	—	—	—	7,500(8)	162,525
Anne Marie Cook	109,300	—	—	56.27	9/16/2025	—	—
Senior Vice President, General Counsel	5,000	—	—	28.63	2/8/2026	—	—
	10,000	—	—	28.63	2/8/2026	—	—
	28,000	—	—	47.70	2/6/2027	—	—
	18,480	—	—	47.70	2/6/2027	—	—
	15,750	—	—	145.77	4/2/2028	—	—
	19,000	—	—	157.63	2/13/2029	—	—
	19,167	833(9)	—	68.87	2/12/2030	—	—
	9,450	—	—	39.87	4/28/2030	—	—
	13,458	5,542(10)	—	82.27	2/10/2031	—	—
	—	—	—	—	—	6,650(11)	144,106
	6,967	8,233(4)	—	43.04	2/11/2032	—	—
	—	—	—	—	—	12,400(5)	268,708
	—	19,000(6)	—	45.28	2/13/2033	—	—
	—	—	—	—	—	15,500(7)	335,885
	—	—	—	—	—	7,500(8)	162,525

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
Laura Gault, M.D., Ph.D.	18,786	45,624(16)	—	37.88	11/1/2032	—	—
Chief Medical Officer	—	—	—	—	—	52,545(17)	1,138,650
	—	2,660(6)	—	45.28	2/13/2033	—	—
	—	—	—	—	—	2,170(7)	47,024
	—	—	—	—	—	7,500(8)	162,525
Albert Robichaud, Ph.D.(18)	9,268	—	—	38.25	1/23/2025	—	—
Former Chief Scientific Officer	23,400	—	—	38.25	1/23/2025	—	—
	21,924	—	—	28.63	2/8/2026	—	—
	20,000	—	—	47.70	2/6/2027	—	—
	13,200	—	—	47.70	2/6/2027	—	—
	15,750	—	—	145.77	4/2/2028	—	—
	19,000	—	—	157.63	2/13/2029	—	—
	19,167	833 (9)	—	68.87	2/12/2030	—	—
	9,450	—	—	39.87	4/28/2030	—	—
	15,938	6,562(10)	—	82.27	2/10/2031	—	—
	—	—	—	—	—	7,875(11)	170,651
	6,096	7,204(4)	—	43.04	2/11/2032	—	—
	—	—	—	—	—	10,850(5)	235,120
	—	16,720(6)	—	45.28	2/13/2033	—	—
	—	—	—	—	—	13,640(7)	295,579
	—	—	—	—	—	7,500(8)	162,525

(1)

The market value of the PSU awards in this column is based on the closing stock price of $21.67 per share for our common stock as reported on Nasdaq on December 29, 2023, the last trading day in the fiscal year ended December 31, 2023.

(2)

Represents an option to purchase shares of our common stock granted on January 4, 2021. The shares underlying these options vest as follows: 25% vested on December 15, 2021, with the remainder of the shares vesting in equal monthly installments over the following three years.

(3)

Represents an option to purchase shares of our common stock granted on January 4, 2021. 43% and 57% of the shares underlying these options vest upon the achievement of regulatory and commercial milestones, respectively, which milestones have not yet been achieved.

(4)

Represents an option to purchase shares of our common stock granted on February 11, 2022. The shares underlying these options vest as follows: 25% vested on February 11, 2023, with the remainder of the shares vesting in equal monthly installments over the following three years.

(5)

Represents PSUs granted on February 11, 2022. 35%, 35% and 30% of the shares underlying these PSUs vest upon the achievement of commercial, regulatory, and clinical milestones, respectively, which milestones have not yet been achieved.

(6)

Represents an option to purchase shares of our common stock granted on February 13, 2023. The shares underlying these options vest as follows: 25% vested on February 13, 2024, with the remainder of the shares vesting in equal monthly installments over the following three years.

(7)

Represents PSUs granted on February 13, 2023. 35%, 35% and 30% of the shares underlying these PSUs vest upon the achievement of commercial, regulatory, and clinical milestones, respectively, which milestones have not yet been achieved.

(8)

Represents the TSR Awards granted on March 23, 2023. The shares underlying these TSR Awards vest upon the achievement of certain TSR milestones as measured at the end of the TSR Performance Period on December 31, 2025, which have not yet been achieved.

(9)

Represents an option to purchase shares of our common stock granted on February 12, 2020. The shares underlying these options vest as follows: 25% vested on February 12, 2021, with the remainder of the shares vesting in equal monthly installments over the following three years.

(10)

Represents an option to purchase shares of our common stock granted on February 10, 2021. The shares underlying these options vest as follows: 25% vested on February 10, 2022, with the remainder of the shares vesting in equal monthly installments over the following three years.

(11)

Represents PSUs granted on February 10, 2021. 30% of the shares underlying these PSUs vested upon the achievement of a regulatory milestone on February 3, 2023. The remaining 70% of the shares underlying these PSUs vest upon the achievement of commercial milestones, which milestones have not yet been achieved.

(12)

Represents an option to purchase shares of our common stock granted on October 1, 2021. The shares underlying these options vest as follows: 25% vested on October 1, 2022, with the remainder of the shares vesting in equal monthly installments over the following three years.

(13)

Represents PSUs granted on October 1, 2021. 30% of the shares underlying these PSUs vested upon the achievement of a regulatory milestone on February 3, 2023. The remaining 70% of the shares underlying these PSUs vest upon the achievement of commercial milestones, which milestones have not yet been achieved.

(14)

Represents an option to purchase shares of our common stock granted on June 16, 2022. The shares underlying these options vest as follows: 25% will vest on June 16, 2023, with the remainder of the shares vesting in equal monthly installments over the following three years.

(15)

Represents PSUs granted on June 16, 2022. 35%, 35% and 30% of the shares underlying these PSUs vest upon the achievement of commercial, regulatory, and clinical milestones, respectively, which milestones have not yet been achieved.

(16)

Represents an option to purchase shares of our common stock granted on November 1, 2022. The shares underlying these options vest as follows: 25% will vest on November 1, 2023, with the remainder of the shares vesting in equal monthly installments over the following three years.

(17)

Represents PSUs granted on November 1, 2022. 35%, 35% and 30% of the shares underlying these PSUs vest upon the achievement of commercial, regulatory, and clinical milestones, respectively, which milestones have not yet been achieved.

(18)

Dr. Robichaud resigned from the Company effective September 15, 2023. In connection with his resignation, we entered into a separation agreement with Dr. Robichaud pursuant to which we agreed to extend the post-termination exercise period for options held by Dr. Robichaud until the earlier of (i) the original expiration date for such options as provided in the applicable equity incentive plan(s) and the applicable award agreement(s), or (ii) the later of (A) September 15, 2025, and (B) the date that is three months after the cessation of his provision of any services to us, as an employee or as a consultant. In addition, we agreed to modify Dr. Robichaud’s options and PSUs such that the awards will continue to vest and become exercisable for so long as Dr. Robichaud continues to provide services to us, as an employee or as a consultant. As of December 31, 2023, Dr. Robichaud remained in service to Sage as a scientific consultant and member of our medicinal chemistry and pre-clinical scientific advisory boards, and all of his equity awards remained outstanding and continued to vest accordingly.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of stock options and the vesting of PSUs by each of our named executive officers during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Barry E. Greene	—	—	—	—
Kimi Iguchi	7,400	295,995	6,350	193,301
Christopher Benecchi	—	—	6,750	298,080
Anne Marie Cook	—	—	6,850	202,936
Laura Gault, M.D., Ph.D.	—	—	—	—
Albert Robichaud, Ph.D.	—	—	7,375	226,120

(1)

Value realized on exercise of stock option awards does not represent proceeds from any sale of any shares of common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the stock option and the closing price of our common stock on Nasdaq at each time of exercise.

(2)

Value realized on vesting of PSUs does not represent proceeds from the sale of vested common stock, but it is determined by multiplying the number of shares that vested and the closing price of our common stock on Nasdaq on the vesting date.

EMPLOYMENT AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

We have entered into an employment agreement or letter agreement with each of our named executive officers in connection with their employment with us. Except as noted below, these employment agreements and letter agreements provide for “at will” employment.

Barry E. Greene. We entered into a letter agreement with Mr. Greene in December 2020, when he assumed the role of Chief Executive Officer. Mr. Greene’s base salary is subject to adjustment at the discretion of the Board of Directors and was $798,761 for 2023. Mr. Greene is also eligible to receive an annual cash incentive award targeted at 65% of his annual base salary, which is based 100% on the achievement of our corporate goals. Mr. Greene is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Kimi Iguchi. We entered into a letter agreement with Ms. Iguchi in February 2013, and she assumed the role of Chief Financial Officer in March 2013. Ms. Iguchi’s base salary is subject to adjustment at the discretion of the Compensation Committee and was $486,069 for 2023. Ms. Iguchi is also eligible to receive an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Ms. Iguchi is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Christopher Benecchi. We entered into a letter agreement with Mr. Benecchi in August 2021, and he assumed the role of Chief Commercial Officer on September 13, 2021. Effective June 16, 2022, Mr. Benecchi was promoted to Chief Business Officer. Mr. Benecchi’s base salary is subject to adjustment at the discretion of the Compensation Committee and was $501,125 for 2023. Mr. Benecchi is also eligible to receive an annual cash incentive award targeted at 40% of his annual base salary, payable at the discretion of the Compensation Committee. Mr. Benecchi is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Anne Marie Cook. We entered into a letter agreement with Ms. Cook in August 2015, and she assumed the role of Senior Vice President and General Counsel in September 2015. Ms. Cook’s base salary is subject to adjustment at the discretion of the Compensation Committee and was $496,533 for 2023. Ms. Cook is also eligible to receive an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Ms. Cook is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Laura Gault, M.D., Ph.D. We entered into a letter agreement with Dr. Gault, and she assumed the role of Chief Medical Officer in October 2022. Dr. Gault’s base salary is subject to adjustment at the discretion of the Compensation Committee and was $529,013 for 2023. Dr. Gault also received sign-on bonuses of $200,000 in November 2022 and $175,000 in November 2023, which are subject to 100% repayment if Dr. Gault voluntarily terminates her employment with us within the first 12 months of receiving each of the sign-on bonuses or 50% repayment if Dr. Gault voluntarily terminates her employment with us within 13-24 months of receiving each of the sign-on bonuses. Dr. Gault is also eligible to receive an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Dr. Gault is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Albert Robichaud, Ph.D. We entered into a letter agreement with Dr. Robichaud in September 2011, and he assumed the role of Chief Scientific Officer in November 2011. Dr. Robichaud resigned as Chief Scientific Officer in September 2023. While serving as Chief Scientific Officer, Dr. Robichaud’s base salary was subject to adjustment at the discretion of the Compensation Committee and was $522,733 for 2023 until his resignation. During the term of his employment, Dr. Robichaud was eligible for an annual cash incentive award targeted at 40% of his annual base salary, payable at the discretion of the Compensation Committee. Dr. Robichaud was also eligible to participate in our employee benefit plans, subject to the terms of those plans.

Pension Benefits

None of our named executive officers participated in or had account balances in qualified or nonqualified defined benefit plans sponsored by us as of December 31, 2023.

Nonqualified Deferred Compensation

None of our named executive officers participated in or had account balances in nonqualified defined contribution or nonqualified deferred compensation plans maintained by us as of December 31, 2023.

Payments Provided upon Termination without Cause and Change in Control

We have entered into severance and change in control agreements, or severance agreements, with each of our named executive officers. Pursuant to their severance agreements, each of our named executive officers is eligible to receive certain payments and benefits from us in the event that such officer’s employment is terminated by us without “cause” (as defined below and in the applicable severance agreement), or in the event that such officer terminates his or her employment with “good reason” (as defined in the applicable severance agreement).

In the event that one of our named executive officers terminates his or her employment with “good reason” or is terminated without “cause,” other than in the event of a change of control, he or she is eligible to receive 12 months of base salary continuation and 12 months of COBRA continuation medical benefits subsidized by us, provided that the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates. Our standard form of separation agreement and release includes, among other provisions, non-solicitation, non-competition, non-disclosure, and non-disparagement obligations.

Pursuant to their severance agreements, in the event that any of the named executive officers terminates his or her employment with “good reason” or is terminated without “cause” within the 12-month period following a “change in control” (as defined in the applicable severance agreement), such officer will be eligible to receive a lump-sum cash payment equal to (i) 12 months (in the case of Mr. Greene) and 9 months (for all others) of the executive’s base salary, (ii) a pro rata portion of that individual’s target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and (iii) 12 times the monthly employer health insurance contribution, provided that in each case, the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates. In addition, all stock options and other stock-based awards with time-based vesting held by such officer shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination.

Definitions

For purposes of the severance agreement with each of our named executive officers, “cause” means:

•	indictment for any felony, any crime involving us, or any crime involving fraud, moral turpitude or dishonesty;

•	any unauthorized use or disclosure of our proprietary information;

•	any intentional misconduct or gross negligence on the officer’s part which has a materially adverse effect on our business or reputation; or

•	the officer’s repeated and willful failure to perform the duties, functions and responsibilities of the officer’s position after a written warning from us.

For purposes of the severance agreement with each of our named executive officers, “good reason” means:

•	a material diminution in the officer’s responsibilities, authority or duties;

•

a material diminution in the officer’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all of our senior management employees;

•

a material change, defined as 50 miles or more, in the geographic location at which such officer is required to provide services to the Company, not including business travel and short-term assignments; or

•	a material breach of the severance agreement by the Company.

For purposes of the severance agreement with each of our named executive officers, a “change in control” shall be deemed to have occurred upon the occurrence of any one of the following events:

•	the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity;

•	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

•	the sale of all of our stock to an unrelated person, entity or group thereof acting in concert; or

•

any other transaction in which the owners of our outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction, other than as a result of the acquisition of securities directly from the Company.

Dr. Robichaud resigned from Sage effective September 15, 2023. In connection with his resignation, we entered into a separation agreement with him, pursuant to which Dr. Robichaud is entitled to the following severance pay and benefits: (i) sixty-three (63) weeks of pay at his annual base salary rate in effect immediately prior to the separation date, less applicable taxes and withholdings; (ii) a pro-rated bonus equal to 60% of his bonus target for 2023; (iii) the cost of COBRA premiums, less his regular contribution towards premiums prior to the separation date; and (iv) ten (10) weeks of pay owed Dr. Robichaud for a forfeited sabbatical, at Dr. Robichaud’s annual base salary rate in effect immediately prior to his separation date, less applicable taxes and withholdings. We also agreed to extend the post-termination exercise period for options held by Dr. Robichaud until the earlier of (i) the original expiration date for such options as provided in the applicable equity incentive plan(s) and the applicable award agreement(s), or (ii) the later of (A) September 15, 2025, and (B) the date that is three months after the cessation of his provision of any services to us, as an employee or as a consultant. In addition, we agreed to modify Dr. Robichaud’s options and PSUs such that the awards will continue to vest and become exercisable for so long as Dr. Robichaud continues to provide services to us, as an employee or as a consultant. Dr. Robichaud’s separation agreement also provides for a release of claims by Dr. Robichaud and confidentiality, non-disclosure and non-disparagement obligations following his separation date. As of April 24, 2024, Dr. Robichaud has remained in service to Sage as a scientific consultant and member of our medicinal chemistry and pre-clinical scientific advisory boards, subject to a consulting agreement executed with him that became effective upon his separation date.

Estimated Payments and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and executive’s employment termination occurred on December 31, 2023. The closing price of our stock on Nasdaq as of December 29, 2023, the last trading day in the fiscal year ended December 31, 2023, was $21.67, which was used as the value of our stock in the change in control calculation. The value of the option vesting acceleration was calculated by multiplying the number of unvested stock options subject to vesting acceleration as of December 31, 2023 by the difference between the closing price of our stock as of December 29, 2023 and the exercise price for such unvested stock options.

Barry E. Greene

The following table describes the potential payments and benefits upon employment termination for Barry E. Greene, our Chief Executive Officer, as if his employment terminated as of December 31, 2023.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company not for Cause ($)	Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	798,761(1)	798,761(1)	798,761(2)
Cash incentive bonus	—	—	—	519,195(3)
Stock options unvested and accelerated	—	—	—	—
Benefits and Perquisites:
Health care continuation	—	28,167(4)	28,167(4)	28,167(4)
Total	—	826,928	826,928	1,346,123

(1)	12 months of 2023 base salary continuation.
(2)	12 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2023, assuming bonus compensation is unpaid.
(4)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Kimi Iguchi

The following table describes the potential payments and benefits upon employment termination for Kimi Iguchi, our Chief Financial Officer and Treasurer, as if her employment terminated as of December 31, 2023.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company not for Cause ($)	Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	486,069(1)	486,069(1)	364,552(2)
Cash incentive bonus	—	—	—	194,428(3)
Stock options unvested and accelerated	—	—	—	—
Benefits and Perquisites:
Health care continuation	—	19,767(4)	19,767(4)	19,767(4)
Total	—	505,836	505,836	578,747

(1)	12 months of 2023 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2023, assuming bonus compensation is unpaid.
(4)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Christopher Benecchi

The following table describes the potential payments and benefits upon employment termination for Christopher Benecchi, our Chief Business Officer, as if his employment terminated as of December 31, 2023.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company not for Cause ($)	Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	501,125(1)	501,125(1)	375,844(2)
Cash incentive bonus	—	—	—	200,450(3)
Stock options unvested and accelerated	—	—	—	—
Benefits and Perquisites:
Health care continuation	—	28,167(4)	28,167(4)	28,167(4)
Total	—	529,292	529,292	604,461

(1)	12 months of 2023 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2023, assuming bonus compensation is unpaid.
(4)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Anne Marie Cook

The following table describes the potential payments and benefits upon employment termination for Anne Marie Cook, our Senior Vice President, General Counsel, as if her employment terminated as of December 31, 2023.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company not for Cause ($)	Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	496,533(1)	496,533(1)	372,400(2)
Cash incentive bonus	—	—	—	198,613(3)
Stock options unvested and accelerated	—	—	—	—
Benefits and Perquisites:
Health care continuation	—	9,983(4)	9,983(4)	9,983(4)
Total	—	506,516	506,516	580,996

(1)	12 months of 2023 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2023, assuming bonus compensation is unpaid.
(4)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Laura Gault, M.D., Ph.D.

The following table describes the potential payments and benefits upon employment termination for Laura Gault, M.D., Ph.D., our Chief Medical Officer, as if her employment terminated as of December 31, 2023.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company not for Cause ($)	Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	529,013(1)	529,013(1)	396,760(2)
Cash incentive bonus	—	—	—	211,605(3)
Stock options unvested and accelerated	—	—	—	—
Benefits and Perquisites:	—
Health care continuation	—	27,939(4)	27,939(4)	27,939(4)
Total		556,952	556,952	636,304

(1)	12 months of 2023 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2023, assuming bonus compensation is unpaid.
(4)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Albert Robichaud, Ph.D.

The following table describes the actual payments and benefits upon employment termination for Albert Robichaud, Ph.D., our former Chief Scientific Officer, in connection with his resignation on September 15, 2023.

Executive Benefits and Payment upon Termination (1)	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company not for Cause ($)	Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	633,311(1)	—	—
Cash incentive bonus	—	125,456 (1)	—	—
Stock options unvested and accelerated	—	—	—	—
Benefits and Perquisites:
Forfeited Sabbatical	—	100,526 (1)	—	—
Health care continuation	—	34,125(1)	—	—
Total	—	893,418	—	—

(1)

As described above under the heading “Payments Provided upon Termination without Cause and Change in Control”, Dr. Robichaud resigned from Sage effective on September 15, 2023. In connection with his resignation, we entered into a separation agreement with Dr. Robichaud, pursuant to which Dr. Robichaud is entitled to the following severance pay and benefits: (i) sixty-three (63) weeks of pay at his annual base salary rate in effect immediately prior to the separation date, less applicable taxes and withholdings, which is equal to cash payments of $633,311; (ii) a pro-rated bonus equal to 60% of his bonus target for 2023, which is equal to a cash payment of $125,456; (iii) the cost of COBRA premiums, less his regular contribution towards premiums prior to the separation date, which is equal to cash payments of $34,125; and (iv) ten (10) weeks of pay owed Dr. Robichaud for a forfeited sabbatical, at Dr. Robichaud’s annual base salary rate in effect immediately prior to his separation date, less applicable taxes and withholdings, which was equal to a cash payment of $100,526. We also agreed to extend the post-termination exercise period for options held by Dr. Robichaud until the earlier of (i) the original expiration date for such options as provided in the applicable equity incentive plan(s) and the applicable award agreement(s), or (ii) the later of (A) September 15, 2025, and (B) the date that is three months after the cessation of his provision of any services to us, as an employee or as a consultant. In addition, we agreed to modify Dr. Robichaud’s options and PSUs such that the awards will continue to vest and become exercisable for so long as Dr. Robichaud continues to provide services to us, as an employee or as a consultant.

Director Compensation

Building a biopharmaceutical company and helping it achieve commercial success require highly qualified directors with exceptional experience who can help guide us through our growth and challenges. To attract, motivate, and retain, on a long-term basis, uniquely talented directors with leadership and expertise building companies in this industry, and to align their interests with those of Sage’s stockholders, we use an incentive-based approach to director compensation that consists largely of stock options.

Our Compensation Committee undergoes a rigorous process in annually reassessing director compensation, guided by clear principles, a deliberate structural approach, and detailed review of market benchmarking by Alpine, our independent compensation consultant. Our Compensation Committee is responsible for making recommendations to our Board of Directors on appropriate compensation levels and arrangements for our non-employee directors, ensuring they are consistent with our compensation policy and remain competitive with our peer group. The Compensation Committee reviews our non-employee director compensation on an annual basis and in making recommendations to our Board of Directors, the Compensation Committee reviews the advice of Alpine.

In line with our objectives, our non-employee director long-term incentive program is delivered in the form of stock options, which only allow the recipient to realize value when value is created for stockholders (i.e., if the stock price exceeds the exercise price). Given the nature of this vehicle and our historical volatility, we do not believe that accounting value, which is the grant date fair value of an option award calculated in accordance with FASB Topic 718 using the Black-Scholes methodology, should be the sole or primary measure in determining the size of equity awards. To that end, the Compensation Committee uses percent ownership of the Company represented by the shares underlying the equity grant being awarded, with sensitivity towards short-, medium-and long-term dilution, as the primary measure in determining the appropriate levels of equity grants to non-employee directors. Accounting value and current value of historical awards are additional measures considered to ensure appropriate stewardship of the equity plan and reasonable delivery of value to equity recipients. We believe using percent-of-company as the primary measure in benchmarking is appropriate and reasonable for a company at our stage of development and given the volatility of the Company’s stock price. The Compensation Committee also considers the risks inherent in being a biotechnology company in the early stages of commercialization while also focusing on advancing development of our clinical portfolio and our earlier stage programs and continuing to innovate with our robust research engine to create future stockholder value. We believe this holistic approach enables more complete and balanced decision-making.

Based on these considerations, our Board of Directors has adopted a non-employee director compensation policy that provides directors annual cash fees for board and committee service as well as an initial stock option grant when joining the Board of Directors, followed by annual stock option grants, as described below. To date, we have not granted restricted stock or restricted stock units under our non-employee director compensation program. The non-executive chair of our Board of Directors and the chairs of each of our committees are entitled to greater cash compensation for his or her services than other members of our Board of Directors, which we believe is commensurate with the additional time commitment and additional responsibility required by the position held and is consistent with the compensation practices of our peer group companies.

The following table sets forth a summary of the cash compensation we paid to our non-employee directors during 2023 and the FASB Topic 718 grant date fair value using the Black-Scholes valuation model for stock options granted to our non-employee directors in that period. We reimburse non-employee directors for reasonable travel expenses. Mr. Greene, our Chief Executive Officer, receives no compensation for his service as a director. The compensation earned by Mr. Greene during 2023 is presented in the “Summary Compensation Table” above. No value is realized from the stock option grants to directors unless the Company’s stock price appreciates, notwithstanding the equity grant values disclosed in the table below, which were calculated in accordance with FASB Topic 718 using the Black-Scholes valuation model. Given that few of the directors’ grants are “in the money”, the risks associated with our stage of development, and the volatility of our stock price, as described above, we believe the grant date fair value of the option awards is not a meaningful metric as to actual realizable value.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Steven Paul, M.D. (3)	62,500	357,550	-	420,050
Kevin P. Starr (4)	86,153	357,550	-	443,703
James M. Frates	77,500	357,550	-	435,050
Michael F. Cola	82,500	357,550	-	440,050
Geno Germano	60,000	357,550	-	417,550
Elizabeth Barrett	67,500	357,550	-	425,050
George Golumbeski, Ph.D. (3)	55,000	357,550	-	412,550
Jessica Federer (5)	39,583	922,644	-	962,227
Jeffrey M. Jonas, M.D. (6)	65,000	357,550	73,992	496,542

(1)

The aggregate number of shares subject to stock option awards outstanding as of December 31, 2023 for the non-employee members of the Board of Directors was: Dr. Paul: 105,824, Mr. Starr: 101,791, Mr. Frates: 95,100, Mr. Cola: 122,624, Mr. Germano: 95,708, Ms. Barrett: 72,910, Dr. Golumbeski: 75,501, Ms. Federer: 29,894 and Dr. Jonas: 666,884. In addition, Dr. Jonas held an aggregate of 24,300 shares subject to PSU awards outstanding as of December 31, 2023. All grants made to Dr. Jonas, except the 10,000 annual grant made in 2023, were granted in connection with his service to Sage as an employee, which ended on November 8, 2022. On November 9, 2022, Dr. Jonas became a non-employee member of the Board of Directors.

(2)

Amounts for stock option awards represent the aggregate grant date fair value of stock option awards granted to our directors in 2023 computed in accordance with FASB Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC. The amount represents the grant date fair value calculated in accordance with FASB Topic 718 using the Black-Scholes valuation methodology for stock option grants made during 2023. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.
(3)

Dr. Paul and Dr. Golumbeski elected to receive a grant of stock options in lieu of the cash retainer as payment for services rendered during 2023 and the grant date fair value of the grants were $60,015 and $52,823, respectively. The amount indicated in the “Fees Earned or Paid in Cash” column represents the forgone cash retainer for Dr. Paul and Dr. Golumbeski for 2023 board services.

(4)	Mr. Starr resigned from the Board of Directors in January 2024.
(5)	Ms. Federer joined the Board of Directors in March 2023 and the Option Awards total includes the initial grant of 19,894 shares with a grant date fair value of $565,094.
(6)	Other compensation for Dr. Jonas includes (i) $28,168 in company-paid COBRA benefits; and (ii) $45,824 in cash compensation earned while serving as a consultant to the Company during 2023.

The table below shows the cash retainers that our directors are eligible to receive under the non-employee director compensation policy in effect during 2023.

Annual Retainer(1)
Board of Directors:
All non-employee members	$50,000
Additional retainer for Non-Executive Chair of the Board	$35,000(1)
Audit Committee:
Chair	$20,000
Non-Chair members	$10,000
Compensation Committee:
Chair	$15,000
Non-Chair members	$7,500
Nominating and Corporate Governance Committee:
Chair	$10,000
Non-Chair members	$5,000
Science and Technology Committee:
Chair	$15,000
Non-Chair members	$7,500

(1)	Effective March 23, 2023, the non-employee director compensation policy was amended to reduce the additional cash retainer for the Non-Executive Chair of the Board from $40,000 to $35,000.

Under our current non-employee director compensation policy, the cash retainers paid to non-employee directors will not exceed the 75th percentile paid by our peer group for the prior year. In addition, our annual stock option grants to incumbent directors will not exceed the lesser of (i) a percent of the Company equal to the 65th percentile of the annual equity grants, calculated as a percent of the Company, of our peer group as then-approved by the Compensation Committee and (ii) a Black-Scholes value (calculated in accordance with FASB Topic 718) equal to the highest reported value of the annual equity compensation awarded to non-employee directors by any member of our peer group in the prior year. The stock option grants to any newly-appointed directors will not exceed two times the annual equity grant most recently made to our incumbent non-employee directors. If the stockholders approve the 2024 Plan at the Annual Meeting, the maximum aggregate amount of cash earned or paid and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any calendar year may not exceed (i) $750,000, in the case of an incumbent director or (ii) $1,500,000, in the case of any non-employee director in such non-employee director’s initial year of election or appointment. Following approval of the 2024 Plan, we plan to amend our non-employee director compensation policy to replace the current non-employee director compensation limitations with these new limitations.

In 2023, the Board approved an annual equity grant for non-employee directors in the form of a stock option for the purchase of 10,000 shares of our common stock, to be granted on the date of our 2023 annual meeting of stockholders and to vest in full upon the earlier of the first anniversary of the date of grant or the day prior to our next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors. The Board also approved in 2023 an equity grant in the form of a stock option for the purchase of 20,000 shares for any new non-employee directors appointed following the next annual grant made at the 2022 annual meeting of stockholders. Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the non-employee director’s continued service on the Board of Directors.

In March 2024, the Board approved an annual equity grant for non-employee directors in the form of a stock option for the purchase of 12,500 shares of our common stock, to be granted on the date of our Annual Meeting in 2024 and to vest in full upon the earlier of the first anniversary of the date of grant or the day prior to our next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors. The Board also approved an equity grant in the form of a stock option for the purchase of 22,250 shares for any new non-employee directors appointed following the next annual grant made at the Annual Meeting. Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the non-employee director’s continued service on the Board of Directors.

All options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant.

All of our directors are subject to stock ownership guidelines. Our employee directors are subject to guidelines established for our executives, while our non-employee directors are subject to guidelines established in 2020. These non-employee director stock ownership guidelines specify the number of shares that our directors must accumulate and hold within five years from the effective date of implementation of the guidelines, or, for future new directors, within five years from the date the director was appointed to the Board of Directors. Under the guidelines, ownership targets are set at a value greater than or equal to three times the annual retainer for service as a director. Shares owned outright and vested but unexercised “in-the-money” stock options will count towards meeting the requirement. The Compensation Committee reviews compliance periodically, valuing stock at the fair market value around the date of review, with the last review conducted on June 15, 2023.

To further align director compensation to stockholder value creation, the non-employee director compensation policy allows non-employee directors to elect to receive a stock option award in lieu of their cash retainers as payment for their services on our Board of Directors and any committees. Non-employee directors who wish to participate must elect to receive the stock option award before January 1 of the year in which the cash compensation would otherwise be received, which we refer to as the Payment Year. Options are granted on the second business day of the Payment Year, and full vesting occurs on the last business day of the Payment Year. The number of shares underlying each option will be determined on the first business day of the Payment Year, and will equal the amount of cash retainers the director would receive in the Payment Year, divided by the product of (x) the closing trading price of our common stock on such first business day of the Payment Year and (y) 70%, which approximates a Black-Scholes valuation. Dr. Golumbeski and Dr. Paul each made this election in December 2022 for their Board service in 2023, and Dr. Golumbeski, Dr. Paul, Mr. Frates and Ms. Federer made this election in December 2023 for their Board service in 2024.

CEO PAY RATIO

During fiscal year 2023, the annual total compensation for Mr. Greene, our Chief Executive Officer, was $6,237,491. The annual total compensation for our median employee in 2023 was $337,122, inclusive of cash compensation and the grant date fair values of equity awards calculated in accordance with FASB Topic 718 and using the Black-Scholes valuation model, resulting in a pay ratio of approximately 19:1. This pay ratio reflects an annual equity grant consistent with our past practices for our Chief Executive Officer and is the same as the pay ratio disclosed in our proxy statement filed in 2023 for the fiscal year ended 2022 (19:1).

We identified the median employee by (i) aggregating for each of our applicable employees on December 31, 2023 (the median employee determination date) (A) the annual base salary for permanent salaried employees, or the hourly rate multiplied by expected annual work schedule, for hourly employees, (B) the target incentive compensation for 2023, and (C) the estimated grant date fair value for all equity awards granted during 2023 and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees as of the median employee determination date, excluding Mr. Greene. Components of compensation paid in currencies other than U.S. dollars were converted into U.S. dollars using the annual average exchange rate as of the median employee determination date; no other adjustments were made. After identifying the median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PAY VERSUS PERFORMANCE
The following tables and related disclosures provide information about (i) the total compensation of our principal executive officers, or our PEOs, and our other named executive officers, or our Other NEOs, as presented in the Summary Compensation Tables for the applicable years, or the SCT Amounts; (ii) the compensation actually paid to our PEOs and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance
rules, or the CAP Amounts; (iii) certain financial performance measures; and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and does not necessarily reflect value actually realized by our executive officers or how our Compensation Committee evaluates compensation decisions in light of company or individual performance. SEC rules require certain adjustments be made to the SCT Amounts to determine compensation actually paid as reported in the Pay Versus Performance Table below. In general, compensation actually paid is calculated by adjusting the SCT Amounts to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). The Company does not have a defined benefit plan so no adjustment for pension benefits is included in the table. Similarly, no adjustment is made for dividends as the Company does not pay dividends. For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 48.

							Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for First PEO (5)($)	Summary Compensation Table Total for Second PEO (5)($)	Compensation Actually Paid to First PEO (6)($)	Compensation Actually Paid to Second PEO (6)($)	Average Summary Compensation Table Total for Non-PEO NEOs(5)($)	Average Compensation Actually Paid to Non-PEO NEOs(6)($)	Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)	Net income (loss) ($ millions)(9)	Company Selected Measure(10)

2023(1)	6,237,491	—	3,080,628	—	2,312,755	200,268	$30	$115	(541.5)	N/A

2022(2)	5,705,164	—	3,563,623	—	2,282,416	2,071,551	$53	$111	(532.8)	N/A

2021(3)	58,864,150	—	8,431,100	—	3,024,803	534,653	$59	$125	(457.9)	N/A

2020(4)	826,052	4,670,003	1,265,945	4,698,361	2,718,961	3,077,346	$120	$126	606.1	N/A

(1)	For 2023, our PEO was Barry E. Greene and our Other NEOs were Kimi Iguchi, Christopher Benecchi, Anne Marie Cook, Laura Gault, M.D., Ph.D., and Albert Robichaud, Ph.D.
(2)	For 2022, our PEO was Barry E. Greene and our Other NEOs were Kimi Iguchi, Christopher Benecchi, Anne Marie Cook and Laura Gault, M.D., Ph.D.
(3)	For 2021, our PEO was Barry E. Greene and our Other NEOs w e re Kimi Iguchi, Christopher Benecchi, Jeffrey M. Jonas, M.D. and Albert Robichaud, Ph.D.
(4)
For 2020, Barry E. Greene was our PEO from December 15, 2020 through December 31, 2020 and is referred to as the First PEO. Jeffrey M. Jonas, M.D. was our PEO from January 1, 2020 through December 14, 2020 and is referred to as the Second PEO. Our Other NEOs were Kimi Iguchi, Michael Cloonan, Anne Marie Cook and Albert Robichaud, Ph.D.

(5)	For the years 2023, 2022, 2021 and 2020, these SCT Amounts are total compensation, as shown in the Summary Compensation Table from the relevant year.
(6)
The SCT Amounts reported for our PEO or PEOs, as applicable, and the average of our Other NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation
S-K
to calculate compensation actually paid:

First PEO – Barry E. Greene
Year	2020	2021	2022	2023

SCT Amount	$826,052	$58,864,150	$5,705,164	$6,237,491

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(771,858)	(57,615,277)	(4,413,009)	(4,994,865)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	1,157,954	6,065,298	3,806,807	1,060,858

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	-	(473,055)	(1,068,567)	(3,187,101)

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	53,797	1,728,189	-	-

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	-	(138,205)	(466,772)	3,964,245

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	-	-	-	-

CAP Amount	$1,265,945	$8,431,100	$3,563,623	$3,080,628
Second PEO – Jeffrey M. Jonas, M.D.
Year	2020	2021	2022	2023

SCT Amount	$4,670,003	$ -	$ -	$ -

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(3,473,072)	-	-	-

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	3,922,803	-	-	-

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	218,141	-	-	-

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	-	-	-	-

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(639,514)	-	-	-

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	-	-	-	-

CAP Amount	$4,698,361	$ -	$ -	$ -
Average – Non-PEO NEOs
Year	2020	2021	2022	2023

SCT Amount	$2,718,961	$3,024,803	$2,282,416	$2,312,755

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(2,021,218)	(2,376,000)	(1,678,713)	(1,475,326)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	2,625,972	700,815	1,620,274	266,964

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	114,460	(936,801)	(81,245)	(1,067,772)

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	-	-	-	-

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(360,829)	121,836	(71,181)	163,647

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	-	-	-	-

CAP Amount	$3,077,346	$534,653	$2,071,551	$200,268

(7)
Sage TSR for the common stock of the Company assumes the investment of $100 in our common stock on the last trading day before the earliest fiscal year in the above table through and including the end of the fiscal year for which TSR is shown.

(8)	The Peer Group TSR is the total stockholder return for the Nasdaq Biotechnology Index.
(9)
The net income shown for the fiscal year 2020 includes an
up-front
amount and payment for shares of our common stock received from Biogen in connection with the effectiveness of the Biogen Collaboration and License Agreement (as defined in the section entitled “Certain Relationships and Related Party Transactions” below).

(10)
The following table lists the four categories of
non-financial
performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our PEO and Other NEOs for 2023 (our most recently completed fiscal year) to company performance. While we utilize these and other performance-based measures to align our executive officer compensation with our performance and potential value creation for our stockholders, including in connection with their annual bonus opportunity and in setting perf0rmance-based milestones for PSUs, as more fully described in Compensation Discussion and Analysis in this Proxy Statement, we do not currently use financial performance measures in setting compensation for our executive officers, and accordingly, a company-selected measure based on financial performance is not included in the pay versus performance table above.

Strategic Regulatory Milestones

Pre-Launch and Launch Readiness Goals

Research and Development Pipeline Goals

Hiring and Workforce Development Goals
The following chart depicts the relationship of CAP Amounts for our PEOs and Other NEOs as compared to th
e
cumulative TSR of our common stock and the Peer Group TSR, as well as the relationship between our TSR and the Peer Group TSR, over the past four years.

For each of the fiscal years shown, we believe the CAP Amounts for our PEOs and Other NEOs reflect our pay-for-performance
approach applied by our Compensation Committee. However, the CAP Amounts are not correlated to net income in conformity with generally accepted accounting principles, as that is not one of the performance measures we use to link compensation actually paid to our executives to company performance.
The following chart depicts the relationship of CAP Amounts for our PEOs and Other NEOs as compared to net income over the past four years. The net income shown for the fiscal year 2020 includes an up-front
amount and payment for shares of our common stock received from Biogen in connection with the effectiveness of the Biogen Collaboration and License Agreement (as defined in the section entitled “Certain Relationships and Related Party Transactions” below).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2024, for each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 60,182,031 shares of our common stock outstanding as of March 31, 2024. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire, through option exercise or otherwise, within 60 days of March 31, 2024. These shares shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned

Name and Address for Beneficial Owner†	Number	Percent
5% Stockholders
Biogen MA Inc. (1)	6,241,473	10.4%
Wellington Management Company LLP (2)	5,941,713	9.9%
Entities Affiliated with Fidelity Investments (3)	5,482,477	9.1%
The Vanguard Group, Inc. (4)	5,319,360	8.8%
RTW Investments, LP (5)	5,197,019	8.6%
BlackRock, Inc. (6)	4,663,900	7.7%
State Street Corporation (7)	3,918,222	6.5%
BB Biotech AG (8)	3,505,000	5.8%
Named Executive Officers and Directors
Barry E. Greene (9)	655,176	1.1%
Named Executive Officers
Kimi Iguchi (10)	264,892	*
Christopher Benecchi (11)	53,425	*
Anne Marie Cook (12)	278,836	*
Laura Gault, M.D., Ph.D. (13)	25,212	*
Albert Robichaud, Ph.D. (14)	331,853	*
Other Directors
Steven Paul, M.D. (15)	610,396	1.0%
James M. Frates (16)	87,945	*
Michael F. Cola (17)	112,624	*
Geno Germano (18)	85,708	*
Elizabeth Barrett (19)	65,910	*
George Golumbeski, Ph.D. (20)	73,501	*
Jessica J. Federer (21)	7,737	*
Jeffrey M. Jonas, M.D. (22)	771,905	1.3%
All directors and executive officers as a group (14 persons) (23)	3,425,120	5.5%

†	Unless otherwise indicated, the address for each beneficial owner is c/o Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.
*	Indicates beneficial ownership of less than one percent.

(1)

The address for Biogen Inc. and Biogen MA Inc. is 225 Binney Street, Cambridge, MA 02142. Based solely on a Schedule 13G filed by Biogen Inc. and Biogen MA Inc. on January 11, 2021, consists of 6,241,473 shares held by Biogen MA Inc. Biogen MA Inc. and Biogen Inc. share voting and dispositive power with respect to all of the shares of our common stock reported as beneficially owned by them.

(2)

The address for Wellington Management Company LLP, or Wellington, is 280 Congress St., Boston MA 02210. Based solely on a Schedule 13G filed on February 8, 2024, Wellington may be deemed to beneficially own the indicated shares and has shared dispositive power over 5,941,713 shares and shared voting power over 5,818,962 shares. The shares are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(3)

The address for FMR LLC is 245 Summer Street, Boston, MA 02210. A wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, FMR LLC is the beneficial owner of shares of our common stock as a result of acting as investment adviser to various investment companies, or Fidelity Funds, registered under Section 8 of the Investment Company Act of 1940. Based solely on a Schedule 13G filed by FMR LLC on February 9, 2024, consists of 5,482,477 shares of our common stock held by entities affiliated with FMR LLC. FMR LLC has sole power to vote or to direct the vote of 5,480,900 shares. FMR LLC has sole power to dispose or to direct the disposition of 5,482,477 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds advised by Fidelity Management & Research Company, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)

The address for The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. Based solely on a Schedule 13G filed on February 13, 2024, consists of 5,319,360 shares of our common stock beneficially owned by Vanguard and its subsidiaries. Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada, Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited are subsidiaries of Vanguard and have shared power to vote or direct the vote of 95,527 shares of our common stock, sole power to dispose of or to direct the disposition of 5,168,590 shares of our common stock, and shared power to dispose or to direct the disposition of 150,770 shares of our common stock.

(5)

The address for RTW Investments, LP is 40 10th Avenue, Floor 7, New York, New York 10014. Based solely on a Schedule 13G filed on February 14, 2024, RTW Investments, LP and Roderick Wong have shared dispositive power with respect to 5,197,019 shares of our common stock with shared voting power with respect to 5,197,019 shares of our common stock. Roderick Wong, M.D., the Managing Partner of RTW Investments, LP, has the power to direct the vote and disposition of the shares held by RTW Investments, LP. Dr. Wong disclaims beneficial ownership of the shares held by RTW Investments, LP, except to the extent of his pecuniary interest therein.

(6)

The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. Based solely on a Schedule 13G filed on January 26, 2024, BlackRock, Inc. has sole dispositive power over 4,663,900 shares of our common stock and sole voting power over 4,574,559 shares of our common stock.

(7)

The address for State Street Corporation is 1 Congress Street, Suite 1, Boston, Massachusetts 02114. Based solely on a Schedule 13G filed on January 24, 2024, State Street Corporation has shared dispositive power with respect to 3,918,222 shares of our common stock and shared voting power with respect to 3,768,539 shares of our common stock.

(8)

The address for BB Biotech AG is Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland. The address for Biotech Target N.V. is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curaçao. Based solely on a Schedule 13G filed by BB Biotech AG, or BB Biotech, on behalf of its wholly-owned subsidiary, Biotech Target N.V., or Biotech Target, on February 13, 2024, BB Biotech and Biotech Target have shared voting power and shared dispositive power over 3,505,000 shares of our common stock.

(9)	Consists of 46,940 shares of our common stock owned directly, and 608,236 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(10)	Consists of 70,429 shares of our common stock owned directly, and 194,463 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(11)	Consists of 5,930 shares of our common stock owned directly, and 47,495 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(12)	Consists of 13,931 shares of our common stock owned directly, and 264,905 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(13)	Consists of 227 shares of our common stock owned directly, and 24,985 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(14)	Consists of 148,874 shares of our common stock owned directly, and 182,979 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(15)

Consists of: 261,844 shares of our common stock held by the Steven Paul Revocable Trust, a family trust of which Dr. Paul is a trustee; 7,363 shares of our common stock held by the Steven M. Paul GRAT IX trust, a grantor retained annuity trust established for the benefit of Dr. Paul and his adult children; 3,670 shares of our common stock held by the Steven M. Paul GRAT X trust, a grantor retained annuity trust established for the benefit of Dr. Paul and his adult children; 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Morgan McGill, of which the trustee is an independent institution and for which Dr. Paul acts as investment adviser; 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Jordan Fisch, of which the trustee is an independent institution and for which Dr. Paul acts as investment adviser; 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Aaron Paul, of which the trustee is an independent institution and for which Dr. Paul acts as investment adviser; 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Austin Paul, of which the trustee is an independent institution and for which Dr. Paul acts as investment adviser; 119,295 shares held by the Steven M. Paul Family 2019 Delaware Irrevocable Trust FBO Jann Paul, of which the trustee is an independent institution and for which Dr. Paul acts as investment adviser; and 95,824 shares of our common stock subject to options exercisable within 60 days of March 31, 2024. Dr. Paul disclaims beneficial ownership of the shares held in trust.

(16)

Consists of 1,035 shares of our common stock held by the James M. Frates GRAT U/A Dtd 03/17/2017 trust; 905 shares held by the John A. Frates 2013 Irrevocable Trust, dated December 19, 2013; 905 shares held by the Peter E. Frates 2013 Irrevocable Trust, dated December 19, 2013; and 85,100 shares of our common stock subject to options exercisable within 60 days of March 31, 2024. Mr. Frates disclaims beneficial ownership of the shares held in each of the trusts, except to the extent of his pecuniary interest therein, if any.

(17)	Consists of 112,624 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(18)	Consists of 85,708 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(19)	Consists of 3,000 shares of our common stock owned directly, and 62,910 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(20)	Consists of 8,000 shares of our common stock owned directly, and 65,501 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(21)	Consists of 7,737 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(22)	Consists of 128,046 shares of our common stock owned directly, and 643,859 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.
(23)

See footnotes 9 through 22 above. Consists of 942,794 shares of our common stock owned directly, and 2,482,326 shares of our common stock subject to options exercisable within 60 days of March 31, 2024.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current positions at Sage and their ages as of April 16, 2024.

Name	Age	Position
Barry E. Greene	60	Chief Executive Officer and Director
Kimi Iguchi	61	Chief Financial Officer
Christopher Benecchi	52	Chief Business Officer
Anne Marie Cook	62	Senior Vice President, General Counsel, Secretary
Laura Gault, M.D., Ph.D.	55	Chief Medical Officer

Biographical information for each of our executive officers, as of April 16, 2024, other than Mr. Greene is set forth below. Biographical information for Mr. Greene can be found above under the heading “Biographical Information Concerning Our Board of Directors.”

Kimi Iguchi. Ms. Iguchi has served as our Chief Financial Officer since March 2013. From 2011 to 2013, Ms. Iguchi provided financial consulting services to various companies. From 2008 to 2011, Ms. Iguchi served as the Chief Operating Officer, North America for Santhera Pharmaceuticals Holding AG. From 2004 to 2007, Ms. Iguchi held the role of Vice President of Finance at Cyberkinetics Neurotechnology Systems, Inc. From 1998 to 2004, Ms. Iguchi was the Senior Director of Financial Reporting and Analysis at Millennium Pharmaceuticals, Inc., and from 1996 to 1998 was the Senior Manager, External Reporting at Biogen, Inc. From 1987 to 1995, Ms. Iguchi worked as a business assurance manager at PricewaterhouseCoopers LLP. Ms. Iguchi received her B.A. in chemistry from Drew University and an M.B.A. from Northeastern University.

Christopher Benecchi. Mr. Benecchi has served as our Chief Business Officer since June 2022, and previously served as our Chief Commercial Officer from September 2021 to June 2022. Prior to joining us, he served as Vice President, Global Head of Commercial Excellence at Alexion Pharmaceuticals, Inc. from August 2019 to September 2021. Previously, Mr. Benecchi served in multiple commercial roles of increasing responsibility at UCB, Inc. from August 2011 to August 2019, including most recently as Global Launch Head, Commercial and Medical Affairs, Immunology from January 2018 to August 2019; Global Commercial Strategy Lead, Immunology from June 2016 to December 2017; and Global Marketing Head from September 2014 to May 2016. He began his career in sales at Johnson & Johnson and subsequently held sales leadership and senior marketing roles at Takeda Pharmaceutical Company and Acorda Therapeutics, Inc. Mr. Benecchi received his B.A. from Colby College and his M.B.A. from Duke University.

Anne Marie Cook. Ms. Cook has served as our Senior Vice President, General Counsel since September 2015 and corporate Secretary since December 2015. Prior to joining us, she served from December 2011 to September 2015 as Senior Vice President, General Counsel of Aegerion Pharmaceuticals, Inc. From December 2008 to December 2011, Ms. Cook was a partner at the law firm Choate Hall & Stewart LLP. From April 2007 to December 2008, Ms. Cook was a Principal at the law firm Miller Canfield P.L.C. From September 2005 until April 2007, Ms. Cook served as General Counsel and Senior Vice President, Business and Corporate Development, and Secretary of ViaCell, Inc. Prior to joining ViaCell, Ms. Cook spent thirteen years at Biogen Idec Inc., most recently as Vice President, Chief Corporate Counsel. Ms. Cook holds a B.S. degree from Tufts University and a J.D. degree from the University of Notre Dame Law School.

Laura Gault, M.D., Ph.D. Dr. Gault has served as our Chief Medical Officer since October 2022. Prior to joining us, she served as Vice President, Neurology Clinical Development at Alexion Pharmaceuticals, Inc. from March 2019 to October 2022. Previously, Dr. Gault served as Vice President, Neurology Clinical Development at Vertex Pharmaceuticals from August 2017 to March 2019 and served in a variety of roles of increasing responsibility at AbbVie Inc. from September 2007 to August 2017. Dr. Gault earned a M.D. and a Ph.D. in Neuroscience from Case Western Reserve University and a B.S. in Behavioral Neuroscience from the University of Pittsburgh. Dr. Gault completed an internship in Pediatrics, followed by residency in Adult Psychiatry and fellowship in Child and Adolescent Psychiatry at Yale University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions or series of similar transactions since January 1, 2023, other than compensation arrangements, entered into to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons or any affiliated entity, had or will have a direct or indirect material interest.

Collaboration Agreement with Biogen

In December 2020, we entered into a collaboration and license agreement, or the Biogen Collaboration and License Agreement, with Biogen for the development, manufacture and commercialization of products containing zuranolone and SAGE-324 in the U.S. and granting Biogen rights to develop and commercialize those products in the rest of the world other than Japan, Taiwan and South Korea in the case of zuranolone. In connection with our entry into the Biogen Collaboration and License Agreement, we also entered a stock purchase agreement with BIMA, pursuant to which we issued and sold $650.0 million of our common stock to BIMA. As a result, Biogen is the beneficial owner of more than 5% of our voting securities. During the fiscal year ended December 31, 2023, we recognized (i) approximately $59.7 million in net reimbursement, (ii) $75 million in milestone revenue, and (iii) $0.8 million in collaboration revenue, in each case from Biogen and related to our and Biogen’s performance under the Biogen Collaboration and License Agreement.

Indemnification of Officers and Directors

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, which may be broader in scope than the specific indemnification provisions contained in the DGCL.

Related Person Transactions Policy and Procedures

We adopted a written Related Person Transactions Policy effective in July 2014 that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, each of Michael F. Cola, James M. Frates and Elizabeth Barrett served on our Compensation Committee, which is chaired by Michael F. Cola. None of the members of our Compensation Committee has at any time during the last three years been an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Audit Committee Report

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of our internal controls over financial reporting; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2023 with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301 and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

By the Audit Committee of the Board of Directors of Sage Therapeutics, Inc.,

James M. Frates, Chair

Elizabeth Barrett

Jessica J. Federer

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report to Stockholders for the year ended December 31, 2023, as applicable, is being delivered to multiple stockholders sharing an address, unless they have given contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you call us at (617) 299-8380 or write to us at 215 First Street, Cambridge, Massachusetts 02142, Attention: Investor Relations. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Appendix A

SAGE THERAPEUTICS, INC.

2024 EQUITY INCENTIVE PLAN

1.	Purpose

The purpose of this 2024 Equity Incentive Plan (the “Plan”) of Sage Therapeutics, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7) Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Any type of Award may be granted as a Performance Award under Section 9. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any applicable Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the Delegated Persons referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or such Delegated Persons.

(c) Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to the Company’s employees and officers, as well as to consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act), and to exercise such other powers under the Plan as the

Board may determine, provided that the Board shall fix: (i) the maximum number of shares that may be issued pursuant to such resolution (which number shall include, for the avoidance of doubt, the maximum number of shares issuable upon exercise or settlement of Awards), (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum consideration (if any) for which such Awards may be issued, and the minimum consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted, subject to the limitations set forth in this Plan, and administered by the Board or a Committee, provided that, in the event awards are granted and administered by a Committee, all of the members of such Committee shall be independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to a number of shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:

(A) 5,500,000 shares of Common Stock; and

(B) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock subject to awards granted under the Company’s 2014 Stock Option and Incentive Plan that are outstanding as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”) and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code).

Awards with respect to no more than 16,323,734 shares of Common Stock may be granted under the Plan in the form of Incentive Stock Options (as defined in Section 5(b)); provided, however, that nothing in this sentence shall be deemed to increase the total number of authorized shares under the Plan as set forth in the preceding paragraphs. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) to the extent that an Award may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C) if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an Award that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D) shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(E) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Non-Employee Director Compensation Policy. The maximum aggregate amount of cash and value of Awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director for services as a director shall not exceed $750,000 in the case of an incumbent director; and such maximum aggregate amount shall not exceed $1,500,000 in any calendar year for any individual non-employee director for services as a director in such non-employee director’s initial year of election or appointment; provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance, any amounts paid or Awards made pursuant to a bona fide consulting agreement for services other than as a director, any amounts paid to a non-employee director as reimbursement of an expense and any financial statement expense associated with the modification of an outstanding award (whether or not granted under the Plan) shall not count against the foregoing limit. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. The Board may from time to time adopt policies, practices or guidelines to implement the terms of this Plan as it relates to non-employee director compensation, subject in all cases to the policies, limits and terms and conditions set forth in this Plan.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Sage Therapeutics, Inc., any of Sage Therapeutics, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3) if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.	Restricted Stock; RSUs

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or on a deferred basis (“RSUs”).

(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).

(d) Additional Provisions Relating to RSUs.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of

Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based and Cash-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). At the discretion of the Board or a Committee, such Other Stock-Based Awards may be used as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of, or in satisfaction of, compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Other-Stock Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9.	Performance Awards.

(a) Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b) Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (i) achievement of domestic or international regulatory milestones, including the submission of filings required to advance products, services or technologies in clinical development or the achievement of approvals by regulatory authorities relating to the commercialization of products, services or technologies; (ii) specified levels of product sales, patients on therapy, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment; (iii) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (iv) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions or results for products, services or technologies under research and development; (v) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (vi) the consummation of debt or equity financing transactions, or acquisitions of business, technologies or assets; (vii) new product or service releases; (viii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; (ix) improvement of financial ratings; (x) achievement of balance sheet or income statement objectives; (xi) total stockholder return; (xii) other comparable measures of financial and operational performance; and/ or (xiii) any other measure selected by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; (v) fluctuation in foreign currency exchange rates; (vi) charges for restructuring and rationalization programs; (vii) non-cash, mark-to-market adjustments on derivative instruments; (viii) amortization of purchased intangibles; (ix) the net impact of tax rate changes; (x) non-cash asset impairment charges; and (xi) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals, including in recognition of any changes in the Company’s capitalization, unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c) Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures.

(d) Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections 5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(1), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(3) and 8(c), as applicable.

10.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of shares available under the Plan, (ii) the number of shares issuable pursuant to Incentive Stock Options under Section 4(a), (iii) the share counting rules, (iv) the number, class, exercise, measurement or purchase price and any other per-share related provisions of shares subject of each outstanding Award, and (v) any performance goals applicable to an Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement, another agreement between the Company and the Participant or another Company plan):

(i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(ii) upon written notice to a Participant, provide that unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or that unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice;

(iii) provide that Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(iv) make or provide for a payment, in such form (which may include, without limitation, cash, cash equivalents and/or securities of the acquiring or succeeding corporation (or an affiliate thereof)) as may be determined by the Board, to Participants with respect to an Award held by a Participant equal in value to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the amount of cash and/or value, as determined by the Board in its discretion, of any non-cash consideration per share of Common Stock to be received by holders of Common Stock as a result of the Reorganization Event (the “Acquisition Price”) over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided that any escrow, holdback, earn-out or similar provisions in the definitive agreement governing the Reorganization Event may, as determined by the Board, apply to such payment to the same extent and in the same manner as such provisions apply to holders of Common Stock, and provided further that if the Acquisition Price does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor;

(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

(vi) any combination of the foregoing.

In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 10(b)(2)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the

Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D) The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Section 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Limitations on Vesting. Subject to Section 11(h), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c) Clawback. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future, including without limitation Sage Therapeutics’

Compensation Recovery Policy adopted in accordance with stock exchange listing requirements (or any successor policy). The Participant agrees that in the event it is determined in accordance with any such policy that any Award granted under the Plan (including any dividends, Unvested Dividends or Dividend Equivalents paid with respect thereto), any shares of Common Stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such Award or the sale of such shares of Common Stock must be forfeited or reimbursed to the Company, the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

(d) Effective Date and Term of Plan. The Plan shall become effective on the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(e) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(f) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g) Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

SAGE THERAPEUTICS, INC. 215 FIRST STREET SCAN TO ? VIEW MATERIALS & VOTE CAMBRIDGE, MA 02142 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SAGE2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which stockholders may attend the meeting. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received no later than June 9, 2024. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V47758-P07489 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SAGE THERAPEUTICS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. the following: . To elect two directors, Elizabeth Barrett and Geno Germano, ! ! ! each to serve as a Class I director until the 2027 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, or removal. Nominees: Elizabeth Barrett Geno Germano The Board of Directors recommends you vote FOR proposals 2, 3 and 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. To hold a non-binding advisory vote to approve the compensation paid to our named executive officers. To approve the Sage Therapeutics, Inc. 2024 Equity Incentive Plan. NOTE: To transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof. For Against Abstain ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SAGE THERAPEUTICS, INC. Annual Meeting of Stockholders June 10, 2024 8:30 a.m. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Barry Greene, Kimi Iguchi and Anne Marie Cook, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SAGE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Eastern Time on June 10, 2024, virtually at www.virtualshareholdermeeting.com/SAGE2024, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting. Continued and to be signed on reverse side V47759-P07489